SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7372
(Primary Standard Industrial Classification Code Number)

71-1033391
(I.R.S. Employer
Identification No.)

3805 Edwards Road, Suite 605, Cincinnati, Ohio 45209
(513) 824-8297

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

Mark Seremet, President and Chief Executive Officer
ZOO ENTERTAINMENT, INC.
3805 Edwards Road, Suite 605, Cincinnati, Ohio 45209
(513) 824-8297

 (Name, Address and Telephone Number
of Agent for Service)

With copies to :
MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
Chrysler Center, 666 Third Avenue, New York, New York 10017
Attention: Kenneth Koch, Esq.
(Name, address including zip code, and telephone number, including area code, of agent for service)

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	941,520,381	$0.75	$706,140,286	$50,348*

* Previously paid.

(1) Of these shares, (i) 321,684,000 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon the conversion of 321,684 shares of our Series A Convertible Preferred Stock, (ii) 617,981,731 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon exercise of outstanding common stock purchase warrants and (iii) 1,854,650 represent currently issued shares of our common stock to be offered for resale by selling stockholders. In accordance with Rule 416, we are also registering hereunder an indeterminate number of shares that may be issued and resold in connection with stock splits, stock dividends, reorganizations or similar events.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1993, as amended, and based on the average of the high and low prices of the Registrant's common stock reported on the OTC Electronic Bulletin Board on  February 1, 2010 .

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2010

PROSPECTUS

ZOO ENTERTAINMENT, INC.
941,520,381 Shares of Common Stock

This Prospectus relates to the resale of up to 941,520,381 shares of our common stock to be offered by the selling stockholders identified herein. Of these shares, (i) 321,684,000 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon the conversion of 321,684 hares of our Series A Convertible Preferred Stock, which were issued to our lead investors in connection with the financings that closed on each of November 20, 2009 and December 16, 2009 (collectively, the “Financing”), (ii)  617,981,731 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon the exercise of outstanding common stock purchase warrants issued to our lead investors in the Financing, and to Solutions 2 Go, Inc. in consideration of making certain payments to us in advance of purchasing certain products from us and (iii) 1,854,650 represent shares of our common stock to be offered for resale by selling stockholders, which were issued in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

For a list of the selling stockholders, please refer to the section entitled “Selling Stockholders” of this Prospectus. The shares may be offered from time to time by the selling stockholders. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ or underwriters’ fees or commissions will be borne by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we may receive the sale price of any common stock we sell to selling stockholders upon exercise of the warrants.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but it is anticipated that such shares will be sold from time to time primarily in transactions, which may include block transactions, on any stock exchange, market or trading facility on which our common stock is then traded at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom sale of their shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See the “Plan of Distribution” section of this Prospectus.

Our common stock trades under the symbol “ZOOE.OB” on the OTC Electronic Bulletin Board. We formerly traded under the symbol “DFTW” prior to January 30, 2009. The closing price of our common stock on the OTC Electronic Bulletin Board on  February 1, 2010  was $0.75.

Our principal executive offices are located at 3805 Edwards Road, Suite 605, Cincinnati, Ohio 45209, and our telephone number at such address is (513) 824-8297.

YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, PLEASE READ THE “RISK FACTORS” SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS FEBRUARY [●], 2010.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Forward-Looking Statements	17
Use of Proceeds	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	19
Business	36
Legal Proceedings	43
Property	43
Management	43
Executive Compensation	48
Director Compensation	49
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	52
Selling Stockholders	55
Plan of Distribution	58
Certain Relationships and Related Transactions	59
Description of Securities	63
Market Price of Common Stock and Other Stockholder Matters	68
Interests of Named Experts and Counsel	70
Legal Matters	71
Where You Can Find Additional Information	71
Financial Statements	F-1 - F-50

i

PROSPECTUS SUMMARY

The following is only a summary. You should read this entire Prospectus, especially the section entitled “Risk Factors” starting on page 4, and our current public information, including the financial statements and the other documents to which we may refer you as described under the caption “Where You Can Find Additional Information” on the inside back cover of this Prospectus, before deciding whether to purchase the common stock offered in this Prospectus.  Unless the context otherwise indicates, the use of the terms “we,” “our” or “us” refers to the business and operations of Zoo Entertainment, Inc. through its operating subsidiaries, Zoo Games, Inc. and Zoo Publishing, Inc.

The Company

Zoo Entertainment, Inc. (“Zoo” or the “Company”) was originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc.  On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations.

On September 12, 2008, our wholly-owned subsidiary, DFTW Merger Sub, Inc., merged with and into Zoo Games, Inc. (“Zoo Games”), with Zoo Games being the surviving corporation, through an exchange of common stock of Zoo Games for common stock of the Company.  Effective as of the closing of the merger, Zoo Games became our wholly-owned subsidiary.  As a result thereof, the historical and current business operations of Zoo Games now comprise our principal business operations.

On December 3, 2008, the Company changed its name to “Zoo Entertainment, Inc.”

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation. On August 14, 2008, it changed its name to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and acquiring companies with compelling intellectual property, distribution capabilities, and management with demonstrated records of success.

In June 2007, Zoo Games acquired the assets of Supervillain Studios, Inc. which were held by a wholly-owned subsidiary of Zoo Games, Supervillain Studios, LLC (“Supervillain”).  The acquisition provided Zoo Games with access to proprietary high end casual gaming content, established video game designers, technical experts and producers capable of providing Zoo Games with high quality, original casual games. On July 22, 2008, Zoo Games released Order Up!, its first offering from Supervillain.   In our effort to refocus our cash on our core business, we sold Supervillain back to its original owners on September 16, 2008.

In December 2007, Zoo Games acquired the capital stock of Destination Software, Inc. (now known as Zoo Publishing, Inc., “Zoo Publishing”). The acquisition of Zoo Publishing provided Zoo Games with a core business, North American distribution, and further enhanced its experienced management team. Zoo Publishing distributes software titles throughout North America and generated over $30 million in annual revenue in 2007. Zoo Publishing expects to exploit its development expertise, in combination with its sales, marketing and licensing expertise, to target the rapidly expanding market for casual games, particularly on Nintendo’s platforms, where Zoo Publishing has experienced considerable success. By nurturing and growing this business unit, Zoo Games believes it will be able to rapidly build a much larger distribution network, enabling it to place a significant number of software titles with major retailers.

In April 2008, Zoo Games acquired the capital stock of Zoo Digital Publishing Limited (“Zoo Digital”), a business operated in the United Kingdom. This acquisition provided Zoo Games with a profitable core business in the United Kingdom, European distribution, and further enhanced its experienced management team. Zoo Digital distributes software titles throughout Europe and generated over $6.8 million in annual revenue in 2007.  In our effort to refocus our cash on our core business operations, Zoo Publishing, we sold Zoo Digital back to its original owners on November 28, 2008.

In June 2009, we formed a new company in the United Kingdom that is a wholly-owned subsidiary of Zoo Games called Zoo Entertainment Europe Ltd. (“Zoo Europe”), to focus on the sales and distribution of our products in Europe. Zoo Europe incurred initial start-up costs and minimal revenues beginning in the quarter ended September 30, 2009.  The activity of Zoo Europe was immaterial through the period ended September 30, 2009, and we record all operating activities as one segment.  In our effort to refocus our cash on our core business operations, we decided to discontinue operations of Zoo Europe effective December 2009.

Our Zoo Games’ principal executive offices are located at 3805 Edwards Road, Suite 605 Cincinnati, OH 45209 and our telephone number is (513) 824-8297. Our web site address is www.zoogamesinc.com.

We are a developer, publisher and distributor of video game software for use on major platforms including Nintendo’s Wii, DS, GBA, Sony’s PSP,PlayStation 2 and iPhone. We are also a distributor of video game software for use on Microsoft’s Xbox 360.  In addition, we intend to publish packaged entertainment software titles for use on a variety of other gaming platforms including Sony’s PlayStation 3. We will also seek to create and sell downloadable games for Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on personal computers (PCs).

Our current video game titles are targeted at various demographics but primarily at the lower-priced “value” market. In some instances, these titles are based on licenses of well-known properties and, in other cases based on original properties. We collaborate and enter into agreements with content providers and video game development studios for the creation of our video games.

We also operate a site called 2beegames.com which can be found at www.2beegames.com.  We hold contests for Independent Developers whereby they can enter their games to win monetary prizes and potential publishing arrangements with us.  This site allows us to attract fresh intellectual property, lower production costs, decrease time to market, and improve margins.

The Offering

Securities Offered
941,520,381 shares of our common stock to be offered by the selling stockholders, of which  (i) 321,684,000 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon the conversion of 321,684 shares of our Series A Convertible Preferred Stock, which were issued to our lead investors in connection with the financings that closed on each of November 20, 2009 and December 16, 2009 (collectively, the “Financing”), (ii)  617,981,731 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon exercise of outstanding common stock purchase warrants issued to the lead investors in the Financing, and to Solutions 2 Go, Inc. in consideration of Solutions 2 Go, Inc. making certain payments to us in advance of purchasing certain products from us and (iii) 1,854,650 represent shares of our common stock issued to selling stockholders in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

Use of Proceeds
We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this Prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is approximately $8,400,000. However, in the event of any subdivision, combination, consolidation, reclassification or other change of our common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC, will be proportionately decreased or increased, as applicable, but the exercise price of such warrants will remain at $0.01 per share, and in such event the total amount of proceeds we would receive would be less than $8,400,000. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	ZOOE.OB

RISK FACTORS

Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a material negative impact on our business, operating results and financial condition. If any of these risks materialize, the trading price of our common stock could decline.

Unless the context otherwise indicates, the use of the terms “we,” “our” or “us” refers to the business and operations of Zoo Entertainment, Inc. through its operating subsidiaries, Zoo Games and Zoo Publishing.

Risks Related to Our Business

We have experienced operating losses since our inception, and may incur future losses.

We have incurred start-up costs, restructuring costs, impairment of goodwill and other intangible assets, and losses from discontinued operations during the past two and a half years. Through September 30, 2009, we have cumulative losses of approximately $56.0 million. If we do become profitable, we may not be able to sustain our profitability. Continued losses or an inability to sustain profitability may have an adverse effect on our future operating prospects.

We are unable to predict whether we will be successful in our efforts to achieve or maintain profitability. If we are not successful, we may not be able to continue as a going concern. The report of our independent auditors on our financial statements for the fiscal year ended December 31, 2008 included an explanatory paragraph raising doubt about Zoo’s ability to continue as a going concern.

Our business activities may require additional financing that might not be obtainable on acceptable terms, if at all, which could have a material adverse effect on our financial condition, liquidity and our ability to operate going forward.

Although there can be no assurance, our management believes that based on our current plan there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, to finance our immediate operational requirements. We may need to raise additional capital or incur debt to strengthen our cash position, facilitate expansion, pursue strategic investments or to take advantage of business opportunities as they arise.

Failure to obtain financing or obtaining financing on unfavorable terms could result in a decrease in our stock price and could have a material adverse effect on our financial condition, and could require us to significantly reduce operations.

If our products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and to develop a continuous stream of new games.

Our success depends on generating revenues from existing and  new products. The market for video game products is subject to continually changing consumer preferences and the frequent introduction of new products. As a result, video game products typically have short market lives spanning only three to twelve months. Our products may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable. If our products fail to gain market acceptance, we may not have sufficient revenues to develop a continuous stream of new games, which we believe is essential to covering costs and achieving future profitability.

Product development schedules are long and frequently unpredictable, and we may experience delays in introducing products, which may adversely affect our revenues.

The development cycle for certain of our products can exceed one year. In addition, the creative process inherent in video game development makes the length of the development cycle difficult to predict, especially in connection with products for a new hardware platform involving new technologies. As a result, we may experience delays in product introductions. If an unanticipated delay affects the release of a video game we may not achieve anticipated revenues for that game, for example, if the game is delayed until after an important selling season or after market interest in the subject matter of the game has begun to decline. A delay in introducing a video game could also require us to spend more development resources to complete the game, which would increase costs and lower margins, and could affect the development schedule for future products.

The global economic downturn could result in a reduced demand for our products and increased volatility in our stock price.

Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and retailers may defer or choose not to make purchases in response to tighter credit and negative financial news, which could negatively affect demand for our products. Additionally, due to the weak economic conditions and tightened credit environment, some of our retailers and distributors may not have the same purchasing power, leading to lower purchases of our games for placement into distribution channels. Consequently, demand for our products could be materially different from expectations, which could negatively affect our profitability and cause our stock price to decline.

Our market is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies, our revenues will be negatively affected.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we will likely be required to make a substantial investment one to two years prior to the introduction of the product. If we invest in the development of video games incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, our potential revenues would also be adversely affected, and it may take significant time and resources to shift product development resources to that technology or platform. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies would harm our competitive position, reduce our market share and significantly increase the time we take to bring popular products to market.

Customer accommodations could materially and adversely affect our business, results of operations, financial condition, and liquidity.

When demand for our product offerings falls below expectations, we may negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to our sales channels. These accommodations include negotiation of price discounts and credits against future orders commonly referred to as price protection. At the time of product shipment, we establish reserves for price protection and other similar allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon our historical rates, expected sales, retailer inventories of products and other factors. We cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations we will provide, nor can we predict the amount or nature of accommodations that we will provide in the future. If actual accommodations exceed our reserves, our earnings would be reduced, possibly materially. Any such reduction may have an adverse effect on our business, financial condition or results of operations. The granting of price protection and other allowances reduces our ability to collect receivables and impacts our availability for advances from our factoring arrangement. The continued granting of substantial price protection and other allowances may require additional funding sources to fund operations, but there can be no assurance that such funds will be available to us on acceptable terms, if at all.

Significant competition in our industry could adversely affect our business.

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

If we are unable to compete successfully, we could lose sales, market share, opportunities to license marketable intellectual property and access to next-generation platform technology. We also could experience difficulty hiring and retaining qualified software developers and other employees. Any of these consequences would significantly harm our business, results of operations and financial condition.

If game platform manufacturers refuse to license their platforms to us or do not manufacture our games on a timely basis or at all, our revenues would be adversely affected.

We intend to sell our products for use on proprietary game platforms manufactured by other companies, including Microsoft, Nintendo and Sony. These companies can significantly affect our business because:

•	we may only publish their games for play on their game platforms if we receive a platform license from them, which is renewable at their discretion;

•	we must obtain their prior review and approval to publish games on their platforms;

•
if the popularity of a game platform declines or, if the manufacturer stops manufacturing a platform, does not meet the demand for a platform or delays the introduction of a platform in a region important to us, the games that we have published and that we are developing for that platform would likely produce lower sales than we anticipate;

•	these manufacturers control the manufacture of, or approval to manufacture, and manufacturing costs of our game discs and cartridges;

•
these manufacturers have the exclusive right to (1) protect the intellectual property rights to their respective hardware platforms and technology and (2) discourage others from producing unauthorized software for their platforms that compete with our games; and

•	the manufacturing times, particularly in the fourth quarter, can be quite long. We may be unable to manufacture our products in a timely manner, if at all, to meet holiday or other demands.

We currently have licenses from Sony to develop products for PlayStation, PlayStation 2 and PSP, and from Nintendo to develop products for the GBA, the DS and Wii. These licenses are non-exclusive, and as a result, many of our competitors also have licenses to develop and distribute video game software for these systems. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to publish games for such platforms or we may be required to do so on less attractive terms. In addition, the interactive entertainment software products that we intend to develop for platforms offered by Nintendo or Sony generally are manufactured exclusively by that platform manufacturer or its approved replicator. These manufacturers generally have approval and other rights that will provide them with substantial influence over our costs and the release schedule of such products. Each of these manufacturers is also a publisher of games for its own hardware platform. A manufacturer may give priority to its own products or those of our competitors, especially if their products compete with our products. Any unanticipated delays in the release of our products or increase in our development, manufacturing, marketing or distribution costs as a result of actions by these manufacturers would significantly harm our business, results of operations and financial condition.

Failure to renew our existing brand and content licenses on favorable terms or at all and to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our products and services based on third-party content.

Some of our revenues are derived from our products and services based on or incorporating brands or other intellectual property licensed from third parties. Any of our licensors could decide not to renew our existing license or not to license additional intellectual property and instead license to our competitors or develop and publish its own products or other applications, competing with us in the marketplace. Several of these licensors already provide intellectual property for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us. In the past, competitors have successfully outbid us for licenses that we previously held.

We have both exclusive and non-exclusive license arrangements and both licenses that are global and licenses that are limited to specific geographies. Our licenses generally have terms that range from two to five years. We may be unable to renew these licenses or to renew them on terms favorable to us, and we may be unable to secure alternatives in a timely manner. Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our current products or services, which would materially harm our business, operating results and financial condition. Some of our existing licenses impose, and licenses that we obtain in the future might impose, development, distribution and marketing obligations on us. If we breach our obligations, our licensors might have the right to terminate the license which would harm our business, operating results and financial condition.

Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our end users when making choices about which brands or other content to license. If the entertainment preferences of end users shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, operating results and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. If any of our licensors files for bankruptcy, our licenses might be impaired or voided, which could materially harm our business, operating results and financial condition.

Rating systems for interactive entertainment software, potential legislation and vendor or consumer opposition could inhibit sales of our products.

Trade organizations within the video game industry require digital entertainment software publishers to provide consumers with information relating to graphic violence, profanity or sexually explicit material contained in software titles, and impose penalties for noncompliance. Certain countries have also established similar rating systems as prerequisites for sales of digital entertainment software in their countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in these countries. We believe that we comply with such rating systems and properly display the ratings and content descriptions received for our titles. Several proposals have been made for legislation to regulate the digital entertainment software, broadcasting and recording industries, including a proposal to adopt a common rating system for digital entertainment software, television and music containing violence or sexually explicit material, and the Federal Trade Commission has issued reports with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of digital entertainment software containing graphic violence or sexually explicit material by pressing for legislation in these areas, including legislation prohibiting the sale of certain ‘‘M’’ rated video games to minors, and by engaging in public demonstrations and media campaigns. Retailers may decline to sell digital entertainment software containing graphic violence or sexually explicit material, which may limit the potential market for our ‘‘M’’ rated products, and adversely affect our operating results. If any groups, whether governmental entities, hardware manufacturers or advocacy groups, were to target our ‘‘M’’ rated titles, we might be required to significantly change or discontinue a particular title, which could adversely affect our business.

We could also experience delays in obtaining ratings which would adversely impact our ability to manufacture products.

We are dependent on third parties to manufacture our products, and any delay or interruption in production would negatively affect both our ability to make timely product introductions and our results of operations.

All of our products are manufactured by third parties who set the manufacturing prices for those products. Therefore, we depend on these manufacturers, including platform manufacturers, to fill our orders on a timely basis and to manufacture our products at an acceptable cost. If we experience manufacturing delays or interruptions, it would harm our business and results of operations.

We may be unable to develop and publish new products if we are unable to secure or maintain relationships with third party video game software developers.

We utilize the services of independent software developers to develop our video games. Consequently, our success in the video game market depends on our continued ability to obtain or renew product development agreements with quality independent video game software developers. However, we cannot assure you that we will be able to obtain or renew these product development agreements on favorable terms, or at all, nor can we assure you that we will be able to obtain the rights to sequels of successful products which were originally developed for us by independent video game software developers.

Many of our competitors have greater financial resources and access to capital than we do, which puts us at a competitive disadvantage when bidding to attract independent video game software developers. We may be unable to secure or maintain relationships with quality independent video game software developers if our competitors can offer them better shelf access, better marketing support, more development funding, higher royalty rates, more creative control or other advantages. Usually, our agreements with independent software developers are easily terminable if either party declares bankruptcy, becomes insolvent, ceases operations or materially breaches its agreement.

We have less control over a game developed by a third party because we cannot control the developer’s personnel, schedule or resources. In addition, any of our third-party developers could experience a business failure, be acquired by one of our competitors or experience some other disruption. Any of these factors could cause a game not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens with a game under development, we could lose anticipated revenues from the game or our entire investment in the game.

Our failure to manage our growth and expansion effectively could adversely affect our business.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect to increase the scope of our operations domestically and internationally. This growth will continue to place a significant strain on management systems and resources. If we are unable to effectively manage our growth or scale our development, our business could be adversely affected.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution or other harmful consequences.

We have made acquisitions and, although we have no present intention to do so, we may pursue further acquisitions, any of which could be material to our business, operating results and financial condition. Certain of our acquired companies were subsequently disposed during the past two and a half years.  These acquisitions resulted in operating losses and losses from dispositions.  Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. We may also raise additional capital for the acquisition of, or investment in, companies, technologies, products or assets that complement our business. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our financial condition and operating results. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company;

•	adverse effects on reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	dilution to stockholders if we issue securities in any acquisition.

Any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from acquisitions. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to attract and retain our key employees. We may experience increased costs to continue to attract and retain senior management and highly qualified software developers.

Our success depends to a significant extent upon the performance of senior management and on our ability to attract, motivate and retain highly qualified software developers. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for these developers is intense, and we may not be successful in attracting and retaining them on terms acceptable to us or at all. An increase in the costs necessary to attract and retain skilled developers, and any delays resulting from the inability to attract necessary developers or departures, may adversely affect our revenues, margins and results of operations.

The loss of the services of any of our executive officers or other key employees could harm our business. All of our executive officers and key employees are under short term employment agreements which means, that their future employment with the company is uncertain. All of our executive officers and key employees are bound by a contractual non-competition agreement; however, it is uncertain whether such agreements are enforceable and, if so, to what extent, which could make us vulnerable to recruitment efforts by our competitors.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We face intense competition for qualified individuals from numerous technology, marketing and mobile entertainment companies. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so.  Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. If we are unable to attract and retain the qualified personnel we need to succeed, our business, operating results and financial condition would be harmed.

The loss of any of our key customers could adversely affect our sales.

Our sales to Cokem, Jack of All Games (via Atari) and Gamestop accounted for approximately 27%, 18% and 14%, respectively, of our gross sales for the nine months ended September 30, 2009. Our sales to Jack of All Games and Cokem accounted for approximately 30% and 14%, respectively, of our gross sales for the year ended December 31, 2008.  Although we seek to broaden our customer base, we anticipate that a small number of customers will continue to account for a large concentration of our sales given the consolidation of the retail industry. We do not have written agreements in place with several of our major customers. Consequently, our relationship with these retailers could change at any time. Our business, results of operations and financial condition could be adversely affected if:

•	we lose any of our significant customers;

•	any of these customers purchase fewer of our offerings;

•	any of these customers encounter financial difficulties, resulting in the inability to pay vendors, store closures or liquidation;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	we incur difficulties with distributors;

•	we incur difficulties collecting our accounts receivable;

•	we continue to rely on limited business relationships.

Our failure to manage or address any of these could adversely affect our business.

If our products contain errors, our reputation, results of operations and financial condition may be adversely affected.

As video games incorporate new technologies, adapt to new hardware platforms and become more complex, the risk of undetected errors in products when first introduced increases. If, despite our testing procedures, errors are found in new products after shipments have been made, we could experience a loss of revenues, delay in timely market acceptance of its products and damage to our reputation, any of which may negatively affect our business, results of operations and financial condition.

If we are unsuccessful in protecting our intellectual property, our revenues may be adversely affected.

The intellectual property embodied in our video games is susceptible to infringement, particularly through unauthorized copying of the games, or piracy. The increasing availability of high bandwidth Internet service has made, and will likely continue to make, piracy of video games more common. Infringement of our intellectual property may adversely affect our revenues through lost sales or licensing fees, particularly where consumers obtain pirated video game copies rather than copies sold by us, or damage to our reputation where consumers are wrongly led by infringers to believe that low-quality infringing material originated from us. Preventing and curbing infringement through enforcement of the our intellectual property rights may be difficult, costly and time consuming, and thereby ultimately not cost-effective, especially where the infringement takes place in foreign countries where the laws are less favorable to rights holders or not sufficiently developed to afford the level of protection we desire.

If we infringe on the intellectual property of others, our costs may rise and our results of operations may be adversely affected.

Although we take precautions to avoid infringing the intellectual property of others, it is possible that we or our third-party developers have done so or may do so in the future. The number and complexity of elements in our products that result from the advances in the capabilities of video game platforms increases the probability that infringement may occur. Claims of infringement, regardless of merit, could be time consuming, costly and difficult to defend. Moreover, as a result of disputes over intellectual property, we may be required to discontinue the distribution of one or more of its products, or obtain a license for the use of or redesign those products, any of which could result in substantial costs and material delays and materially adversely affect our results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by malicious software and other losses.

In the ordinary course of our business, most of our agreements with carriers and other distributors include indemnification provisions. In these provisions, we agree to indemnify them for losses suffered or incurred in connection with our products and services, including as a result of intellectual property infringement and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. Large future indemnity payments could harm our business, operating results and financial condition.

We may be unable to develop and introduce in a timely way new products or services, which could harm our brand.

The planned timing and introduction of new products and services are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new products and services, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. Our attractiveness to branded content licensors might also be reduced. In addition, new products and services may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a product or service is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.

Our business is subject to risks generally associated with the entertainment industry, and we may fail to properly assess consumer tastes and preferences, causing product sales to fall short of expectations.

Our business is subject to all of the risks generally associated with the entertainment industry and, accordingly, our future operating results will depend on numerous factors beyond our control, including the popularity, price and timing of new hardware platforms being released; economic, political and military conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot be predicted. A decline in the popularity of certain game genres or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of platform licensors and produce finished products is unpredictable. During this period, consumer appeal for a particular title may decrease, causing product sales to fall short of expectations.

We have developed and may expand international operations, which may subject us to economic, political, regulatory and other risks.

We continue to seek the most cost-effective method to distribute our products internationally.  There are many risks involved with international operations, including:

•	difficulty in maintaining or finding a suitable distribution partner;

•	social, economic and political instability;

•	compliance with multiple and conflicting foreign and domestic laws and regulations;

•	changes in foreign and domestic legal and regulatory requirements or policies resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

•	currency fluctuations;

•	difficulties in staffing and managing international operations;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	potentially adverse tax treatment;

•	higher costs associated with doing business internationally;

•	challenges caused by distance, language and cultural differences;

•	difficulties with distributors;

•	protectionist laws and business practices that favor local businesses in some countries;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States;

•	price controls;

•	the servicing of regions by many different carriers;

•	imposition of public sector controls;

•	restrictions on the export or import of technology;

•	greater fluctuations in sales to end users and through carriers in developing countries, including longer payment cycles and greater difficulties collecting our accounts receivable; and

•	relying on limited business relationships.

Our failure to manage or address any of these could adversely affect our business. In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. As a result, our ongoing international expansion efforts may be more costly than we expect. Further, expansion into developing countries subjects us to the effects of regional instability, civil unrest and hostilities, and could adversely affect us by disrupting communications and making travel more difficult. These risks could harm our international expansion efforts, which, in turn, could materially and adversely affect our business, operating results and financial condition.

Our business is ‘‘hit’’ driven. If we do not deliver ‘‘hit’’ titles, or if consumers prefer competing products, our sales could suffer.

While many new products are regularly introduced, only a relatively small number of ‘‘hit’’ titles account for a significant portion of net revenue. Competitors may develop titles that imitate or compete with our ‘‘hit’’ titles, and take sales away from us or reduce our ability to command premium prices for those titles. Hit products published by our competitors may take a larger share of consumer spending than we anticipate which could cause our product sales to fall below our expectations. If our competitors develop more successful products or offer competitive products at lower price, or if we do not continue to develop consistently high-quality and well received products, our revenue, margins, and profitability will decline.

Our business is subject to seasonal fluctuations.

We experience fluctuations in quarterly and annual operating results as a result of: the timing of the introduction of new titles; variations in sales of titles developed for particular platforms; market acceptance of our titles; development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles; projected and actual changes in platforms; the timing and success of title introductions by our competitors; product returns; changes in pricing policies by us and our competitors; the size and timing of acquisitions; the timing of orders from major customers; order cancellations; and delays in product shipment. Sales of our products are also seasonal, with peak shipments typically occurring in the fourth calendar quarter as a result of increased demand for titles during the holiday season. Quarterly and annual comparisons of operating results are not necessarily indicative of future operating results.

Risks Relating to Our Common Stock

The liquidity of our common stock will be affected by its limited trading market.

Bid and ask prices for shares of our common stock are quoted on the OTC Bulletin Board under the symbol “ZOOE.OB.” There is currently no broadly followed, established trading market for our common stock. While we are hopeful that we will command the interest of a greater number of investors, a broadly followed, established trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

The market price of our common stock is highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the current price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market; and

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock, if and when it develops, will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

“Penny stock” rules may restrict the market for our common stock.

Our common stock is subject to rules promulgated by the Securities and Exchange Commission relating to “penny stocks,” which apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for our common stock. These rules could also hamper our ability to raise funds in the primary market for our common stock.

If we continue to fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting for all our current operations and have our independent registered public accounting firm attest to our evaluation beginning with our Annual Report on Form 10-K for the year ending December 31, 2010. Our management has determined that we have a material weakness in our internal control over financial reporting related to not having a sufficient number of personnel with the appropriate level of experience and technical expertise to appropriately resolve non-routine and complex accounting matters or to evaluate the impact of new and existing accounting pronouncements on our consolidated financial statements while completing the financial statements close process. Until this deficiency in our internal control over financial reporting is remediated, there is a reasonable possibility that a material misstatement to our annual or interim consolidated financial statements could occur and not be prevented or detected by our internal controls in a timely manner. We are committed to appropriately addressing this matter and we have engaged additional qualified personnel to assist in these areas. We will continue to reassess our accounting and finance staffing levels to ensure that we have the appropriate accounting resources to handle the existing workload. We are in the process of preparing and implementing an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of implementing our internal controls and complying with Section 404 will be expensive and time - consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the Securities and Exchange Commission, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and harm our business.

We do not anticipate paying dividends.

We have never paid cash or other dividends on our common stock. Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by our Board of Directors.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that may not be in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 60% of our outstanding common stock. As a result, this group will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock is likely to have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, this group could cause us to enter into transactions or agreements that we would not otherwise consider.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual products and services represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	the number of new products and services released by us and our competitors;

•	the amount we reserve against returns and allowances;

•	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

•	the popularity of new products and services, and products and services released in prior periods;

•	the expiration of existing content licenses;

•	the timing of charges related to impairments of goodwill, intangible assets, royalties and minimum guarantees;

•	changes in pricing policies by us or our competitors;

•	changes in the mix of original and licensed content, which have varying gross margins; the seasonality of our industry;

•	fluctuations in the size and rate of growth of overall consumer demand for video game products, services and related content;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our success in entering new geographic markets;

•	foreign exchange fluctuations;

•	accounting rules governing recognition of revenue;

•	the timing of compensation expense associated with equity compensation grants; and

•	decisions by us to incur additional expenses, such as increases in marketing or research and development.

As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this Prospectus.

We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of common stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this Prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this Prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is approximately $8,400,000. However, in the event of any subdivision, combination, consolidation, reclassification or other change of our common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC, will be proportionately decreased or increased, as applicable, but the exercise price of such warrants will remain at $0.01 per share, and in such event the total amount of proceeds we would receive would be less than $8,400,000. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management discussion and analysis (“MD&A”) together with our audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere herein.

The following discussion should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in this report. This discussion contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this report, the words "anticipate," "believe," "estimate," "expect” and similar expressions as they relate to our management or us are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

We are a developer, publisher and distributor of video game software for use on major platforms including Nintendo’s Wii, DS, GBA, Sony’s PSP, PlayStation 2 and iPhone. We are also a distributor of video game software for use on Microsoft’s Xbox 360.  In addition, we intend to publish packaged entertainment software titles for use on a variety of other gaming platforms including Sony’s PlayStation 3. We will also seek to create and sell downloadable games for Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on personal computers (PCs).

Our current video game titles are targeted at various demographics but primarily at the lower-priced “value” market. In some instances, these titles are based on licenses of well-known properties and, in other cases based on original properties. We collaborate and enter into agreements with content providers and video game development studios for the creation of our video games.

We also operate a site called 2beegames.com which can be found at www.2beegames.com.  We hold contests for Independent Developers whereby they can enter their games to win monetary prizes and potential publishing arrangements with us.  This site allows us to attract fresh intellectual property, lower production costs, decrease time to market, and improve margins.

Zoo Entertainment, Inc. was originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc.  On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations.

On July 7, 2008, the Company entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 (the “Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”).

On September 12, 2008, the Company, Merger Sub, Zoo Games and the stockholder representative completed the Merger and each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games Common Stock”), on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share, based on an exchange ratio equal to 7.023274. In addition, each of the 334,983 options to purchase shares of Zoo Games Common Stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 243,040 options to purchase shares of the Company’s common stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of the Company’s common stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of the Company’s common stock at an exercise price of $1.52 per share. The 246,243 warrants to purchase shares of Zoo Games Common Stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 1,411,186 warrants to acquire shares of the Company’s common stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of the Company’s common stock at an exercise price of $2.13 per share. The merger consideration consisted (i) 26,098,303 shares of the Company’s common stock, (ii) the reservation of 2,352,677 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants.

Upon the closing of the Merger, as the sole remedy for the Zoo Games stockholders’ indemnity obligations, on behalf of the Zoo Games stockholders pursuant to the Merger Agreement, the Company deposited 2,609,861 shares of the Company’s common stock, otherwise payable to such stockholders, into escrow to be held by the escrow agent until December 31, 2009 in accordance with the terms and conditions of an escrow agreement.

Effective as of the closing of the Merger, Zoo Games became our wholly-owned subsidiary.  As a result thereof, the historical and current business operations of Zoo Games now comprise our principal business operations.

Zoo Games

Zoo Games was treated as the acquirer for accounting purposes in the reverse merger and the financial statements of the Company represent the historical activity of Zoo Games and consolidate the activity of Zoo beginning on September 12, 2008, the date of the reverse merger.

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation. On August 14, 2008, it changed its name to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and/or acquiring companies with compelling intellectual property, distribution capabilities, and/or management with demonstrated records of success.

In June 2007, Zoo Games acquired the assets of Supervillain Studios, Inc. which were held by the wholly-owned subsidiary of Zoo Games, Supervillain Studios, LLC.  The acquisition provided Zoo Games with access to proprietary high end casual gaming content, established video game designers, technical experts and producers capable of providing Zoo Games with high quality, original casual games. On July 22, 2008, Zoo Games released Order Up!, its first offering from Supervillain.   In our effort to refocus our cash on our core business, the Company sold the assets of Supervillain Studios LLC back to its original owners on September 16, 2008.

In December 2007, Zoo Games acquired the capital stock of Zoo Publishing.  The acquisition of Zoo Publishing provided Zoo Games with a profitable core business, North American distribution, and further enhanced its experienced management team. Zoo Publishing distributes software titles throughout North America and generated over $30 million in annual revenue in 2007. Zoo Publishing expects to exploit its development expertise, in combination with its sales, marketing and licensing expertise, to target the rapidly expanding market for casual games, particularly on Nintendo’s platforms, where Zoo Publishing has experienced considerable success. By nurturing and growing this business unit, Zoo Games believes it will be able to rapidly build a much larger distribution network, enabling it to place a significant number of software titles with major retailers.

In April 2008, Zoo Games acquired the capital stock of Zoo Digital, a business operated in the United Kingdom. This acquisition provided Zoo Games with a profitable core business in the United Kingdom, European distribution, and further enhanced its experienced management team. Zoo Digital distributes software titles throughout Europe and generated over $6.8 million in annual revenue in 2007.  In our effort to refocus our cash on our core business operations, the Company sold Zoo Digital back to its original owners on November 28, 2008.

In June 2009, we formed a new company in the United Kingdom that is a wholly-owned subsidiary of Zoo Games called Zoo Entertainment Europe Ltd. (“Zoo Europe”), to focus on the sales and distribution of our products in Europe. Zoo Europe incurred initial start-up costs and minimal revenues beginning in the quarter ended September 30, 2009.  The activity of Zoo Europe was immaterial through the period ended September 30, 2009, and we record all operating activities as one segment.  In our effort to refocus our cash on our core business operations, we decided to discontinue operations of Zoo Europe effective December 2009.

The financial statements of Zoo Entertainment include operations of each division from the date that they were acquired. The results for Supervillain, Repliqa and Zoo Digital are included in discontinued operations for the periods presented.

The financial statements of Zoo Games include operations of each division from the date that they were acquired.

Results of Operations

For the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008

The following table sets forth, for the period indicated the amount and percentage of net revenue for significant line items in our statement of operations:

	(Amounts in Thousands Except Per Share Data)
	For the Nine Months Ended September 30,
	2009		2008
Revenue	$30,136	100%	$22,364	100%
Cost of goods sold	25,887	86%	18,306	82%
Gross profit	4,249	14%	4.058	18%

Operating expenses:
General and administrative expenses	5,010	17%	7,436	33%
Selling and marketing expenses	2,073	7%	3,269	15%
Research and development expenses	370	1%	1,481	7%
Impairment of goodwill and other intangible assets	22,000	73%	—	—%
Depreciation and amortization	1,373	5%	1,325	6%
Total operating expenses	30,826	102%	13,511	60%

Loss from operations	(26,577)	(88)%	(9,453)	(42)%
Interest expense, net	(2,403)	(8)%	(2,533)	(11)%
Gain on legal settlement	4,328	14%	—	- %
Other income – insurance recovery	860	3%	—	- %
Loss from continuing operations before income tax benefit	(23,792)	(79)%	(11,986)	(54)%
Income tax benefit	-	- %	3,600	16%
Loss from continuing operations	(23,792)	(79)%	(8,386)	(37)%
Loss from discontinued operations net of tax benefit	(235)	(1)%	(4,279)	(19)%
Net loss	$(24,027)	(80)%	$(12,665)	(57)%
Loss per share from continuing operations	$(0.70)		$(0.40)

Net Revenues

Net revenues for the nine months ended September 30, 2009 were approximately $30.1 million, an increase of approximately 35% over the sales for the nine months ended September 30, 2008 of approximately $22.4 million, primarily all consisting of casual game sales in North America. The sales in the 2009 period are recorded net of the $2.7 million fee to Atari for the period; without this fee, the sales increase from 2008 to 2009 would be 47%.  The breakdown of gross sales by platform is:

	Nine Months Ended September 30,
	2009	2008
Nintendo Wii	65%	35%
Nintendo DS	31%	60%
Microsoft Xbox	2%	0%
SONY PS2	2%	1%
Nintendo GBA	0%	2%
SONY PSP	0%	2%

The biggest sellers during the 2009 period were (i) Deal or No Deal, (ii) M&M Kart Racing, and (iii) M&M Beach Party, all on the Nintendo Wii platform. The biggest sellers during the 2008 period were (i) the compilation of Battle Ship, Connect 4, Sorry & Trouble on the Nintendo DS platform, (ii) M&M Kart Racing on the Nintendo Wii platform and (iii) the compilation of Clue, Perfection & Aggravation on the Nintendo DS platform. The 2009 period consisted of approximately 3.4 million units sold at an average price of $9.54 as compared to approximately 2.1 million units sold for an average price of $10.19.

Gross Profit

Gross profit for the nine months ended September 30, 2009 was approximately $4.2 million, or 14% of net revenue, while the gross profit for the nine months ended September 30, 2008 was approximately $4.1 million, or 18% of net revenue. The costs included in the cost of goods sold consist of manufacturing and packaging costs, royalties due to licensors relating to the current period’s revenues and the amortization of product development costs relating to the current period’s revenues. The Atari sales agreement was in place during the entire 2009 period and Atari’s fees recorded as a reduction in revenue during this period were approximately $2.7 million as compared to $0 in the corresponding period in 2008.  As part of our business plan to focus on higher margin games and more cost effective product licenses, we opted to discontinue certain lower-margin products in the 2009 period through the accelerated sale of such products at lower than normal prices. This resulted in a significant amount of sales at very low margins, which along with royalty fees and amortization of product development costs resulted in a low overall gross margin for the 2009 period. The 2008 period included a close-out initiative for a license that terminated during that period resulting in similar low overall margins for the 2008 period.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30 2009 were approximately $5.0 million as compared to $7.4 million for the comparable period in 2008. A reduction in the corporate headcount in the New York office from 2008 to 2009 resulted in approximately $1.3 million of the decrease.  Additional costs incurred in the 2008 period resulted from the Company’s reverse merger with Driftwood and costs relating to going public were approximately $700,000 in accounting and legal fees and approximately $900,000 in other consulting costs.  These costs did not recur in the 2009 period. During the nine months ended September 30, 2009 the Company incurred approximately $405,000 in cost for its European sales office.

Selling and Marketing Expenses

Selling and marketing expenses for the nine months ended September 30, 2009 and 2008 were approximately $2.1 million and $3.3 million, respectively. These expenses all relate to the sales of casual games in North America and consist primarily of the salaries, commissions and related costs for Zoo Publishing. The expenses in the 2009 period reflect a reduction in salaries and related costs of $419,000 from the 2008 period due to the transition of that operation from New Jersey to Ohio in 2009 and resulting reduction in headcount and base salaries.  The balance of the variance resulted primarily from approximately $921,000 in advertising and marketing expenses incurred in the 2008 period for various products that did not recur in the 2009 period due to our shift in 2009 away from higher promoted items.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2009 were approximately $370,000 as compared to approximately $1.5 million for the nine months ended September 30, 2008. These expenses are a direct result of our decision to discontinue the development of certain games during these periods. The Company has modified its business model to focus on casual products which carry significantly lower development risks and costs.

Impairment of Goodwill and Other Intangible Assets

Impairment of goodwill and other intangible assets was $22.0 million in the September 2009 period, representing a reduction of $14.7 million of goodwill and $7.3 million of content in other intangible assets.  This was based on the November 2009 equity infusion of approximately $4.0 million for 50% ownership interest in the Company and conversion of the existing convertible debt, resulting in a pro-forma market capitalization of approximately $8.0 million as of September 30, 2009.  The Company will perform a formal impairment analysis during the fourth quarter of 2009 and adjust the impairment estimates accordingly, if necessary.

Depreciation and Amortization Expenses

Depreciation and amortization costs for the nine months ended September 30, 2009 were approximately $1.4 million as compared to approximately $1.3 million in the prior period. Both periods include approximately $1.2 million resulting from the amortization of intangibles acquired from the Zoo Publishing acquisition. The 2009 period includes $65,000 resulting from the amortization of intangibles acquired from the Empire IP acquisition.  The balance relates to depreciation of fixed assets during the period.

Interest Expense

Interest expense for the 2009 period was approximately $2.4 million as compared to approximately $2.5 million for the 2008 period. The 2009 period includes approximately $1.6 million of non-cash interest expense relating to the amortization on the Zoo Entertainment Notes, $418,000 of interest relating to the Zoo Entertainment Notes and approximately $358,000 of interest on the various promissory notes due to the sellers of Zoo Publishing of which $293,000 is non-cash interest imputed at the then market rate. The 2008 period includes $922,000 of non-cash interest expense relating to the accelerated amortization of the debt discount resulting from the early extinguishment of debt, approximately $1.1 million of interest on the various promissory notes due to the sellers of Zoo Publishing of which approximately $1.0 million is non-cash interest imputed at the then market rate and $536,000 of interest expense on other notes including the Zoo Entertainment Notes.

Gain on Legal Settlement

During the 2009 period, we settled a lawsuit brought by the former sellers of Zoo Publishing, resulting in a net gain on settlement of approximately $4.3 million. The settlement eliminated the Company’s obligations for certain outstanding notes, employee loans and other obligations for an aggregate amount of approximately $3.9 million. The settlement returned approximately 5.6 million shares to treasury valued at approximately $1.1 million. The Company’s remaining cash obligations and litigation expense amounted to approximately $710,000, resulting in a net gain on settlement of approximately $4.3 million.

Other Income – Insurance Recovery

During the 2009 period, our third party warehouse received $860,000 from their insurance company relating to losses incurred by us from a fire in October 2008.  Those proceeds were applied against other amounts due to the third party warehouse and are reported as Other Income in 2009.

Income Tax Benefit

We did not record any income tax benefit for the nine months ended September 30, 2009. As of December 31, 2008, we had already maximized the allowable amount of deferred taxes, so no additional tax benefits could be recorded for the 2009 period. During the nine months ended September 30, 2008, we recorded a tax benefit of approximately $3.6 million.

Loss from Discontinued Operations

During the nine months ended September 30, 2009, we wrote-off $235,000 relating to the balance due from the sale of Zoo Digital in 2008 because it was determined to be uncollectible during this period.   During the nine months ended September 30, 2008, we incurred an aggregate of approximately $4.3 million in losses, net of tax benefit, from four operating divisions which were subsequently discontinued, so the net losses relating to those operations are recorded separately as a loss from discontinued operations. The loss relating to Supervillain was approximately $3.2 million, the loss relating to Zoo Digital was approximately $1.2 million, the loss relating to Repliqa was $219,000 and the loss relating to the on-line concept was $147,000.  The tax benefit related to the discontinued operations was $465,000.

Loss per Share from Continuing Operations

The loss per share from continuing operations for the nine months ended September 30, 2009 was $0.70, based on a weighted average shares outstanding for the period of 34.1 million, versus a loss per share from continuing operations of $0.40, based on a weighted average shares outstanding of 21.1 million for nine months ended September 30, 2008.

For the year ended December 31, 2008 as compared to the period from March 23, 2007 to December 31, 2007

The following table sets forth, for the period indicated the amount and percentage of net revenue for significant line items in our statement of operations:

	(amounts in $000’s except per share data)
	For The Periods
	Year Ended December 31, 2008		March 23, 2007 (Inception) to December 31, 2007

Revenue	$36,313	100%	$565

Cost of goods sold	30,883	85%	485

Gross profit	5,430	15%	80

Operating expenses:

General and administrative expenses	10,484	29%	2,666
Selling and marketing expenses	4,548	12%	146
Research and development expenses	5,857	16%	3,360
Depreciation and amortization	1,760	5%	126

Total Operating expenses	22,649	62%	6,298

Loss from operations	(17,219)	(47)%	(6,218)

Interest (expense) income, net	(3,638)	(10)%	(896)
Other income – insurance recovery	1,200	3%	-

Loss from continuing operations before benefit for income taxes	(19,657)	(54)%	(7,114)

Income tax benefit	4,696	13%	58

Loss from continuing operations	(14,961)	(41)%	(7,056)

Loss from discontinued operations, net of tax benefit	(6,734)	(19)%	(3,189)

Net loss	$(21,695)	(60)%	$(10,245)

Loss per share from continuing operations	$(0.59)		$(1.07)

Net Revenues . Net revenues for the year ended December 31, 2008 were approximately $36.3 million, all consisting of casual game sales in North America.  The breakdown of gross sales by platform is:

Nintendo DS	50%
Nintendo Wii	45%
Nintendo GBA	2%
SONY PS2	2%
SONY PSP	1%

The biggest sellers during this period on the Nintendo DS platform were (i) the compilation of Battle Ship, Connect 4, Sorry & Trouble, (ii) Deal or No Deal, and (iii) the compilation of Clue, Perfection & Aggravation. The biggest sellers during this period on the Nintendo Wii platform were the M&M Kart Racing, Chicken Shoot and Showtime Championship Boxing.

The revenues during the period from March 23, 2007 to December 31, 2007 consist of casual game sales in North America for the thirteen day period beginning in December 19, 2007 when we acquired Zoo Publishing.

Gross Profit. Gross profit for the year ended December 31, 2008 was approximately $5.4 million, or 15% of net revenue. The costs included in the cost of goods sold consist of manufacturing and packaging costs, royalties due to licensors relating to the current period’s revenues and the amortization of product development costs relating to the current period’s revenues. The gross profit in 2008 was negatively impacted by the October 2008 fire and the subsequent agreement to sell our products through Atari for the remainder of the 2008 period.  Atari’s fees amounted to approximately $1.2 million and were recorded as a reduction in revenue.  The gross margin of the sales for the period from December 19, 2007 to December 31, 2007 was 14%.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2008 were approximately $10.5 million as compared to $2.7 million for the period from March 23, 2007 to December 31, 2007. The 2008 period includes $7.2 million for the operations of the corporate and publishing group, including salary and related costs, professional fees and rent expenses and $876,000 for Zoo Publishing expenses. The 2008 period also included approximately $2.0 million in consulting, audit and legal fees for services performed in connection with our reverse merger and included approximately $2.8 million in share based compensation. The 2007 period includes nine months of corporate and publishing expenses for Zoo Games, consisting primarily of salaries and related costs and professional fees.

Selling and Marketing Expenses. Selling and marketing expenses for the year ended December 31, 2008 were approximately $4.5 million as compared to $146,000 for the period ended December 31, 2007.  These expenses all relate to the sales of casual games in North America and are primarily the salaries, commissions and related costs for Zoo Publishing.

Research and Development Expenses. Research and development expenses for the year ended December 31, 2008 were approximately $5.9 million as compared to $3.4 million for the period ended December 31, 2007. The 2008 expenses consist of approximately $5.1million relating to various video game products that were discontinued during the period and approximately $720,000 for a video game still in development that we deemed unrecoverable.  The 2007 period includes approximately $1.8 million relating to a game that was discontinued and approximately $1.5 million relating to video game publishing rights that were terminated.

Depreciation and Amortization Expenses. Depreciation and amortization costs for the year ended December 31, 2008 were approximately $1.8 million as compared to $126,000 in the prior period. The 2008 period includes approximately $1.7 million resulting from the amortization of intangibles acquired from the Zoo Publishing acquisitions. The balance relates to depreciation of fixed assets during the period.   The 2007 period includes $69,000 resulting from the amortization of the Zoo Publishing intangibles.

Interest Expense.   Interest expense for the 2008 period was approximately $3.6 million as compared to $896,000 for the 2007 period. The 2008 period includes $1.3 million of non-cash interest expense relating to the amortization on the Zoo Entertainment Notes, $610,000 of non-cash interest expense relating to the accelerated amortization of the debt discount resulting from the early extinguishment of debt and approximately $1.2 million of interest on the various promissory notes due to the sellers of Zoo Publishing of which $1.0 million is non-cash interest imputed at the then market rate. Also included in 2008 is $536,000 of interest expense on other notes including the Zoo Entertainment Notes.  The 2007 period includes $843,000 charged to interest expense resulting from the beneficial conversion feature in our bridge notes issued during 2007 that were converted to equity in December 2007.

Other Income – Insurance Recovery.   In 2008, we received $1.2 million from our insurance company relating to business losses incurred from a fire at a third party warehouse that housed our inventory in October 2008.

Income Tax Benefit.  In 2008, we recorded an income tax benefit of approximately $4.7 million, while the income tax benefit recorded for the 2007 period was $58,000.  The 2008 tax benefit is based on losses incurred from continuing operations since we converted from a limited liability corporation (“LLC”) to a general corporation on May 16, 2008.  Any losses incurred prior to May 16, 2008 were passed along to the members of the LLC.

Loss from Discontinued Operations .  In November 2008, we sold Zoo Digital back to the original owners, incurring a pre-tax loss for the eight-month period that we owned Zoo Digital of approximately $4.5 million, consisting of an operating loss of approximately $1.2 million and a loss on the disposition of net assets of approximately $3.3 million.  The tax benefit recognized in 2008 related to the loss on Zoo Digital was $1.4 million.  In September 2008, the Company sold Supervillain back to the original owners, incurring a loss for the 2008 period of approximately $3.2 million, consisting of an operating loss for the period of approximately $2.6 million and a loss on the disposition of net assets of $528,000. In January 2008, management determined to discontinue Zoo Games’s involvement in the operations of Repliqa and recorded a loss from discontinued operations of $219,000. Also during 2008, we discontinued the operations of an on-line concept and incurred a loss from discontinued operations of $146,000. In the 2007 period, approximately $2.1 million of the loss relates to the Repliqa and on-line operations that were discontinued in 2008 and approximately $1.1 million of the loss relates to the Supervillain operations. The revenues from the discontinued operations were approximately $2.5 million in 2008 and $785,000 during the period from March 23, 2007 to December 31, 2007.  The 2008 period includes a tax benefit of approximately $1.1 million.

Loss per share from continuing operations.   The loss per share from continuing operations was $0.59 for 2008, based on a weighted average shares outstanding for the year of 25.4 million, vs. a loss per share from continuing operations of $1.07, based on a weighted average shares outstanding of 6.6 million for the period from March 23, 2007 to December 31, 2007.

Liquidity and Capital Resources

We incurred a loss from continuing operations of approximately $23.8 million, including an impairment charge related to goodwill and other intangible assets of $22.0 million, for the nine months ended September 30, 2009 and a net loss of approximately $8.4 million from continuing operations for the nine months ended September 30, 2008. Our principal source of cash during the 2009 period was from the use of our purchase order and receivable financing and cash generated from operations.

Net cash used in continuing operations for the nine months ended September 30, 2009 was approximately $4.7 million, while net cash used in continuing operations for the nine months ended September 30, 2008 was $17.2 million. The specifics of the Atari sales agreement, which was in effect during the 2009 period, where Atari prepays the Company for the cost of goods for most of our sales and pays the balance due within 15 days of shipping the product, resulted in significant improvements for our cash provided from operations in the 2009 period, as compared to the 2008 period.  The net increase in cash advances for the nine months ended September 30, 2009 was approximately $1.4 million while there was no cash generated from cash advances the nine months ended September 30, 2008. The nature of the customer advances from Atari also reduces our receivables, as compared to standard trade sales where we wouldn’t collect the receivable until up to 60 days after shipment of our goods.  The net increase in receivables for the nine months ended September 30, 2009 was approximately $1.4 million, while the net increase in receivables for the nine months ended September 30, 2008 was approximately $4.0 million.  Also in the 2008 period, the Company was spending more cash developing higher-cost video games that had a longer development cycle which put a strain on our working capital for that period; while in 2009 we focused mostly on developing lower-cost video games and our cash constraints also limited our spending on development of new video game in 2009.

Net cash used in investing activities for the nine months ended September 30, 2009 was $254,000, while net cash provided by investing activities for the nine months ended September 30, 2008 was approximately $1.6 million.  The cash used in the 2009 period consisted of $162,000 invested for intellectual property and $92,000 for the purchase of fixed assets.  During the 2008 period, the Company benefited from the receipt of approximately $1.7 million of cash from the merger with Driftwood and used $65,000 cash for the purchase of fixed assets.

Net cash provided by financing activities for the nine months ended September 30, 2009 was approximately $4.7 million, while net cash provided by financing activities for the nine months ended September 30, 2008 was approximately $20.4 million.  The 2009 period includes approximately $2.0 million, net, received from the purchase order financing facility and approximately $600,000, net, received from the receivable factoring facility, as well as $7,000 from the exercise of warrants.  In addition, we received a $2.0 million customer advance from Solutions 2 Go, Inc. in the 2009 period for exclusive Canadian distribution rights which is being treated as a loan due to the fixed maturity date and interest bearing features of the advance.  During the 2008 period, we received approximately $6.1 million from the sale of equity securities, approximately $8.8 million from the issuance of Driftwood convertible notes, approximately $3.6 million received from the purchase order financing facility and approximately $1.8 million received from the receivable factoring facility.

The $5.0 million sale of our Series A Convertible Preferred Stock and common stock purchase warrants that closed on November 20, 2009 and December 16, 2009, and the conversion of approximately $11.8 million underlying our convertible notes into equity, put us into a positive working capital position, on a pro-forma basis using the September 30, 2009 unaudited balance sheet, leaving us better positioned to meet our cash needs.

We incurred a loss from continuing operations of approximately $15.0 million for the year ended December 31, 2008 and a net loss of approximately $7.1 million from continuing operations for the period from March 23, 2007 to December 31, 2007. Our sources of cash for the 2008 period were approximately $8.8 million from the sales of our debt securities and approximately $6.1 million from the sales of our equity securities.  We repaid a net amount of approximately $2.0 million from our purchase order financing and factor arrangements in 2008. During the 2007 period our sole source of cash was approximately $15.2 million from the sales of our equity securities.  Net cash used in operating activities for 2008 was $14.3 million and for the period from March 23, 2007 to December 31, 2007 was $7.3 million.

 We raised an aggregate of $21.4 million, net, from various debt and equity financings from our inception to December 2008, as follows:

•	$5.0 million, net in the initial sale of our common equity in May and June 2007;

•	$2.8 million, net from October 2007 through December 2007 in the sale of a 12% debt security that was converted into the common equity we sold in December 2007;

•	$7.5 million, net in December 2007 from the sale of our common equity; and

•	$6.1 million, net during the first nine months of 2008 from the sale of our common equity.

On May 16, 2008, Mandalay Media, Inc. (“Mandalay”) provided a bridge loan to us of $2.0 million (the “Mandalay Note”) in connection with the potential acquisition by Mandalay of Zoo Games. The Mandalay Note bore interest at a rate of 10% per annum. The letter of intent between Mandalay and Zoo Games were terminated, and the Mandalay Note was paid in full on July 7, 2008.

On July 7, 2008, Zoo provided a bridge loan of up to $7.0 million to Zoo Games (the “Company Loan”). The Company Loan bore interest at a rate of 10% per annum (increasing upon default). Under the terms of the Company Loan, Zoo Games could borrow on a weekly basis, repay without penalty or premium and continue to borrow amounts until September 30, 2008, provided that any advance made by Zoo to Zoo Games is contingent upon a mutually approved budget for the use of such advance by Zoo Games, which approval will not be unreasonably withheld by Zoo. The Company Loan and all accrued interest were automatically extinguished upon the closing of the Merger. We used $2.029 million of the amounts borrowed to repay all amounts outstanding under the Mandalay Note on July 7, 2008. The additional advances were used for working capital purposes.

Zoo Entertainment Notes

On July 7, 2008, as amended on July 15, 2008 and July 31, 2008, we entered into a note purchase agreement under which the purchasers agreed to provide loans to us in the aggregate principal amount of $9.0 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase 8,181,818 shares of our common stock. The notes bear an interest rate of five percent (5%) for the one year term of the note commencing from issuance, unless extended. Upon the occurrence of an investor sale, as defined in the notes, the entire outstanding principal amount of the notes and any accrued interest thereon will be automatically converted into shares of our common stock determined by dividing the note balance by the lesser of (i) an amount equal to the price per share of investor stock paid by the purchasers of such shares in connection with the investor sale, or (ii) $2.00; provided, that in the event that the investor sale is for less than $1.00 per share, then the notes will only be automatically convertible with our consent. All of the warrants have a five year term and an exercise price of $0.01 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated as of July 7, 2008, as amended on August 12, 2008, we granted a security interest in all of our assets to each of the purchasers to secure our obligations under the notes.

On September 26, 2008, we entered into a note purchase agreement with four investors, pursuant to which the purchasers agreed to provide a loan to us in the aggregate principal amount of $1.4 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase 1,272,726 shares of our common stock. The notes bear an interest rate of five percent (5%) for the time period beginning on September 26, 2008 and ending on September 26, 2009, unless extended.  The term of the notes was subsequently amended to mature on November 2, 2009 and then to February 2, 2010.  Upon the occurrence of an investor sale, as defined in the notes, the entire outstanding principal amount of the notes and any accrued interest thereon will be automatically converted into shares of our common stock determined by dividing the note balance by the lesser of (i) an amount equal to the price per share of investor stock paid by the purchasers of such shares in connection with the investor sale, or (ii) $2.00; provided, that in the event that the investor sale is for less than $1.00 per share, then the notes will only be automatically convertible with our consent. The warrants have a five year term and an exercise price of $0.01 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated as of September 26, 2008, we granted a security interest in all of our assets to each of the purchasers to secure our obligations under the notes.

On June 26, 2009, the Company entered into Amendment No. 2 to Senior Secured Convertible Note (“Amendment No. 2”), with the requisite holders (the “Holders”) of the Company’s senior secured convertible notes issued in the aggregate principal amount of $11.15 million. Pursuant to Amendment No. 2, the parties agreed to extend the maturity date of the notes that were originally scheduled to mature during July 2009 to August 31, 2009, or, if the Company receives comments from the SEC with respect to the Information Statement Pursuant to Section 14(c) (the “Information Statement”) that the Company filed on July 7, 2009 in connection with an amendment to the Company’s Certificate of Incorporation authorizing a sufficient number of shares of the Company’s common stock to permit the conversion of the notes (“Certificate of Amendment”), September 15, 2009. The Company did not receive comments from the SEC with respect to the Information Statement and, as such, the maturity dates of such notes were extended to August 31, 2009. Amendment No. 2 also provided that the notes shall automatically convert into shares of the Company’s common stock upon the occurrence of certain events. In consideration of the Holders’ execution and delivery of Amendment No. 2, the Company entered into a letter agreement, dated as of June 26, 2009, pursuant to which the Company granted to the Holders registration rights covering the resale of the shares of common stock issuable upon conversion of the notes, which letter agreement was terminated on November 20, 2009. The Company entered into subsequent amendments with the Holders extending the maturity date to November 2, 2009 and then subsequently to February 2, 2010.   On November 20, 2009, the requisite Holders agreed that if the Company raises a minimum of $4.0 million of new capital, they will convert their debt into shares of Series B Convertible Preferred Stock that will ultimately convert into shares of common stock representing approximately 36.5% of the equity of the Company. As a result of the consummation of our sale of Series A Preferred Stock resulting in gross proceeds to the Company of approximately $4.2 million, on November 20, 2009, approximately $11,884,390 of principal plus accrued and unpaid interest underlying the notes converted into an aggregate of 1,188,439 shares of Series B Preferred Stock, which, when converted, will represent 1,188,439,000 shares of common stock.

Zoo Publishing Notes

In connection with Zoo Games’ acquisition of Zoo Publishing, there was an outstanding 3.9% promissory note for the benefit of the former shareholders of Zoo Publishing in the aggregate principal amount of $2,957,500. Of that amount, $1,137,500 of the principal plus accrued and unpaid interest was scheduled to be paid on or before September 18, 2009 and the remaining $1,820,000 plus accrued and unpaid interest was scheduled to be paid on or before December 18, 2010. Also in connection with the acquisition of Zoo Publishing, Zoo Games was required to pay an individual an aggregate of $608,400. Of that amount, $292,500 was due on December 18, 2010 and $315,900 was scheduled to be paid on July 31, 2011, in cash or our common stock based on the fair market value of our common stock as of July 31, 2011, at the election of Zoo Games. In connection with the Settlement Agreement dated June 18, 2009, all the Zoo Publishing Notes and the note to the individual were cancelled and no cash payments were required to be made for either the principal amounts of the notes or the interest accrued. The net amount of the obligations relieved for the Zoo Publishing Notes was approximately $3.0 million and is included in the Gain on Settlement on the Statement of Operations.

As part of the acquisition of Zoo Publishing, Zoo Games was required to pay $1,200,000 to an employee of Zoo Publishing. Of that amount, as of September 30, 2009, Zoo Games paid $487,000; $93,000 is past due and $620,000 will be paid on July 31, 2011, in cash or our common stock based on the fair market value of our common stock as of July 31, 2011, at the election of Zoo Games.

Zoo Publishing has additional debt outstanding which debt existed prior to Zoo Games’ acquisition of that subsidiary. As of September 30, 2009, Zoo Publishing owes approximately $300,000 as a result of the repurchase of certain stock from a former stockholder. The terms of this note are repayment in monthly increments of $10,000.

Zoo Publishing also takes advances from our factor, Working Capital Solutions, Inc., which utilizes existing accounts receivable in order to provide working capital to fund all aspects of our continuing business operations. Under the terms of our factoring and security agreement, our receivables are sold to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding, subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 25% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open. We began to use the factor again in September 2009 and as of September 30, 2009, we had factored $832,000 of invoices and received $624,000 advance against these receivables.

In addition to the receivable financing agreement with Working Capital Solutions, Inc., Zoo Publishing also utilizes purchase order financing with Transcap Trade Finance, LLC, to fund the manufacturing of video game products. Under the terms of our agreement, we assign purchase orders received to Transcap Trade Finance, LLC, which may accept or decline the assignment of specific purchase orders. The purchase order financing allows us to order manufactured video game product from the manufacturer. Upon receipt of a purchase order, Transcap Trade Finance, LLC opens a letter of credit to the video game product manufacturer. The letter of credit permits us to order the video game product to satisfy the purchase orders and projected purchase orders submitted by our accounts. The interest rate is prime plus 4.0% on outstanding advances.

On April 6, 2009, we entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an amended and restated master purchase order assignment agreement (the “Assignment Agreement”). The Assignment Agreement amended and restated in its entirety the master purchase order assignment agreement between Transcap Trade Finance, LLC and Zoo Publishing, dated as of August 20, 2001, as amended.

Pursuant to the Assignment Agreement, the Company will assign purchase orders received from customers to Wells Fargo, and request that Wells Fargo purchase the required materials to fulfill such purchase orders. Wells Fargo, which may accept or decline the assignment of specific purchase orders, will retain us to manufacture, process and ship ordered goods, and will pay us for our services upon Wells Fargo’s receipt of payment from the customers for such ordered goods. Upon payment in full of the purchase order invoice by the applicable customer to Wells Fargo, Wells Fargo will re-assign the applicable purchase order to us. We will pay to Wells Fargo a fee upon their funding of each purchase order and we commit to pay a total fee for twelve months in the aggregate amount of $337,500. If the fees earned during the twelve month period do not exceed $337,500, we are required to pay the difference between the $337,500 and the amounts already paid on the earlier of the twelve month anniversary of the date of the Assignment Agreement, or the date of termination of the Assignment Agreement. Wells Fargo is not obligated to provide purchase order financing under the Assignment Agreement if the aggregate outstanding funding exceeds $5,000,000. The Assignment Agreement is for an initial term of twelve months, and shall continue thereafter for successive twelve month renewal terms unless either party terminates the Assignment Agreement by written notice to the other no later than 30 days prior to the end of the initial term or any renewal term. If the term of the Assignment Agreement is renewed for one or more twelve month terms, for each such twelve month term, we will pay to Wells Fargo a commitment fee in the sum of $337,500, to be offset against actual fees paid by us upon their payment of each purchase order, to be paid on the earlier of the twelve month anniversary of such renewal date or the date of termination of the Assignment Agreement. The initial and renewal commitment fees are subject to waiver if certain product volume requirements are met.

In connection with the Assignment Agreement, on April 6, 2009 we also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo. The Security Agreement amends and restates in its entirety that certain security agreement and financing statement, by and between Transcap Trade Finance, LLC and Zoo Publishing, dated as of August 20, 2001. Pursuant to the Security Agreement, we granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement.

Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President and Chief Executive Officer of Zoo Games and a director of Zoo Entertainment, and David Rosenbaum, the President of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date. In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively.  We intend to issue such options or restricted shares of common stock, as applicable, as soon as possible following approval from our stockholders of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit such issuance and to permit the conversion of the shares of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock.

As a result of a fire in October 2008 that destroyed our inventory and impacted our cash flow from operations, we entered into an agreement with Atari, Inc. (“Atari”). This agreement became effective on October 24, 2008 and provided for Zoo Publishing to sell its products to Atari without recourse and Atari will resell the products to wholesalers and retailers that are acceptable to Atari in North America. This agreement provides for Atari to prepay to the Company for the cost of goods and pay the balance due within 15 days of shipping the product. Atari’s fees approximate 10% of our standard selling price. Atari takes a reserve from the initial payment for potential customer sales allowances, returns and price protection that is analyzed and reviewed within a sixty day period to be liquidated no later than July 31, 2010. The agreement initially expired on March 31, 2009, but was amended to extend the term for certain customers until March 31, 2010.

The $5.0 million sale of our Series A Convertible Preferred Stock and common stock purchase warrants that closed on November 20, 2009 and December 16, 2009, and the conversion of approximately $11.8 million underlying our convertible notes into equity, put us into a positive working capital position, on a pro-forma basis using the September 30, 2009 unaudited balance sheet. We believe the existing cash and cash generated from operations are sufficient to meet our immediate operating requirements, along with our current financial arrangements. We may need to raise additional capital to strengthen our cash position, facilitate expansion, pursue strategic investments or to take advantage of business opportunities as they arise.

The report of our independent auditors on our financial statements for the fiscal year ended December 31, 2008 includes an explanatory paragraph raising doubt about the Company’s ability to continue as a going concern.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("GAAP") requires management to make estimates and assumptions about future events and apply judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. We base our estimates and judgments on historical experience and current trends and other assumptions that management believes to be reasonable at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual amounts could differ significantly from these estimates.

We have identified the policies below as critical to our business operations and the understanding of our financial results and they require management's most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Revenue Recognition

We recognize revenue upon the transfer of title and risk of loss to our customers. We apply the provisions of Statement of Position 97-2, "Software Revenue Recognition" in conjunction with the applicable provisions of Staff Accounting Bulletin No. 104, "Revenue Recognition." Accordingly, we recognize revenue for software when (1) there is persuasive evidence that an arrangement with our customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable, (4) collection of the customer receivable is deemed probable and (5) we do not have any continuing obligations. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received from customers are reported on the balance sheet as deferred revenue until we meet our performance obligations, at which point we recognize the revenue.

Revenue is recognized after deducting estimated reserves for returns and price concessions. In specific circumstances when we do not have a reliable basis to estimate returns and price concessions or are unable to determine that collection of receivables is probable, we defer the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivables is probable.

Allowances for Returns and Price Concessions

We accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of our products, we grant price concessions to permit customers to take credits against amounts they owe us with respect to merchandise unsold by them. Our customers must satisfy certain conditions to entitle them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Our distribution arrangements with customers do not give them the right to return titles or to cancel firm orders. However, we sometimes accept returns from our distribution customers for stock balancing and make accommodations for customers, which include credits and returns, when demand for specific titles falls below expectations.

We make estimates of future product returns and price concessions related to current period product revenue. We estimate the amount of future returns and price concessions for published titles based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of the hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, these estimates are inherently subjective and actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Inventory

Inventory, which consists principally of finished goods, is stated at the lower of actual cost or market. We estimate the net realizable value of slow-moving inventory on a title-by-title basis and charge the excess of cost over net realizable value to cost of sales.

Product Development Costs

We utilize both internal development teams and third party product developers to develop the titles we publish.

We capitalize internal product development costs (including stock-based compensation, specifically identifiable employee payroll expense and incentive compensation costs related to the completion and release of titles), third party production and other content costs, subsequent to establishing technological feasibility of a video game title. Technological feasibility of a product includes the completion of both technical design documentation and game design documentation. Amortization of such capitalized costs is recorded on a title-by-title basis in cost of goods sold using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

We frequently enter into agreements with third party developers that normally require us to make advance payments for game development and production services. In exchange for our advance payments, we receive the exclusive publishing and distribution rights to the finished game title. Such agreements allow us to fully recover the advance payments to the developers at an agreed royalty rate earned on the subsequent retail sales of such games, net of any agreed costs. We capitalize all advance payments to developers as product development. On a product-by-product basis, we reduce product development costs and record a corresponding amount of research and development expense for any costs incurred by third party developers prior to establishing technological feasibility of a product. We typically enter into agreements with third party developers after completing the technical design documentation for our products and therefore record the design costs leading up to a signed developer contract as research and development expense. We also generally contract with third party developers that have proven technology and experience in the genre of the video game being developed, which often allows for the establishment of technological feasibility early in the development cycle. In instances where the documentation of the design and technology are not in place prior to an executed contract, we monitor the product development process and require our third party developers to adhere to the same technological feasibility standards that apply to our internally developed products.

We capitalize advance payments as product development costs subsequent to establishing technological feasibility of a video game title and amortize them, on a title-by-title basis, as royalties in cost of goods sold. Royalty amortization is recorded using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, we evaluate the recoverability of capitalized product development costs, advance development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product is discontinued prior to completion, any prepaid unrecoverable advances are charged to research and development expense. We use various measures to estimate future revenues for our video game titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

Prior to establishing technological feasibility, we expense research and development costs as incurred.

Licenses and Royalties

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property.  Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Amounts paid for licensing fees are capitalized on the balance sheet and are amortized as royalties in cost of goods sold on a title-by-title basis at a ratio of (1) current period revenues to the total revenues expected to be recorded over the remaining life of the title or (2) the contractual royalty rate based on actual net product sales as defined in the licensing agreement, whichever is greater. Similar to software development costs, we review our sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Asset Impairment

Business Combinations—Goodwill and Intangible Assets.     The purchase method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. Our consolidated financial statements and results of operations reflect an acquired business from the completion date of an acquisition. The costs to acquire a business, including transaction, integration and restructuring costs, are allocated to the fair value of net assets acquired upon acquisition. Any excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill.

Goodwill is the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Intangible assets consist of trademarks, customer relationships, content and product development. Certain intangible assets acquired in a business combination are recognized as assets apart from goodwill. Identified intangibles other than goodwill are generally amortized using the straight-line method over the period of expected benefit ranging from one to ten years, except for intellectual property, which are usage-based intangible assets that are amortized using the shorter of the useful life or expected revenue stream.

The Company performs a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. We will perform tests of impairment in the fourth quarter of each fiscal year or earlier if indicators of impairment exist. We determine the fair value of each reporting unit using a discounted cash flow analysis and compare such values to the respective reporting unit's carrying amount.

The Company incurred a triggering event on November 20, 2009 based on the equity infusion of approximately $4.0 million for 50% ownership interest in the Company and the conversion of the existing convertible debt, which resulted in the Company estimating its pro-forma market capitalization to be approximately $8.0 million as of September 30, 2009.  Accordingly, the Company recorded an estimated impairment charge in September 2009 of $22.0 million to be applied as a $14.7 million reduction of goodwill and a $7.3 million reduction of content in other intangibles.  The Company will perform a formal impairment analysis during the fourth quarter of 2009 and adjust the impairment estimates accordingly, if necessary.

Long-lived assets including identifiable intangibles.  We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We use internal discounted cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate.  See section above entitled “Asset Impairment”.

Stock-based Compensation

We account for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including, in the case of stock option awards, estimating expected stock volatility. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Income Taxes

Zoo Games was a limited liability company from inception until May 16, 2008 and followed all applicable United States tax regulations for a limited liability company. Effective May 16, 2008 when Zoo Games became incorporated, it became necessary for us to make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

In 2007, we adopted the provisions of FIN 48, which clarifies accounting for uncertain income tax positions. This interpretation requires us to recognize in the consolidated financial statements only those tax positions we determine to be more likely than not of being sustainable upon examination, based on the technical merits of the positions, under the presumption that the taxing authorities have full knowledge of all relevant facts. The determination of which tax positions are more likely than not sustainable requires us to use significant judgments and estimates, which may or may not be borne out by actual results.

Recently Issued Accounting Pronouncements

Effective January 1, 2009, the Company adopted ASC Topic 815 which clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The adoption of ASC Topic 815 did not have a significant impact on our results of operations or financial position.

Effective June 30, 2009, the Company adopted ASC Topic 855 which provides guidance on management's assessment of subsequent events and the requirement to disclose the date through which subsequent events have been evaluated. The Company has evaluated subsequent events through November 23, 2009 for this quarterly report on Form 10-Q for the quarter ended September 30, 2009. The adoption of ASC Topic 855 did not have any impact on the Company's consolidated financial position or results of operations.

In June 2009, the FASB issued ASC Topic 105 which establishes the FASB Accounting Standards Codification as the single source of authoritative GAAP for all non-governmental entities, with the exception of the SEC and its staff. ASC Topic 105 changes the referencing and organization of accounting guidance and is effective for interim and annual periods ending after September 15, 2009. Since it is not intended to change or alter existing GAAP, the Codification did not have any impact on the Company’s financial condition or results of operations.  Going forward, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. In the description of Accounting Standards Updates that follows, references in “italics” relate to Codification Topics and Subtopics, and their descriptive titles, as appropriate.

Accounting Standards Updates Not Yet Effective

In June 2009, an update was made to “Consolidation – Consolidation of Variable Interest Entities.” Among other things, the update replaces the calculation for determining which entities, if any, have a controlling financial interest in a variable interest entity (VIE) from a quantitative based risks and rewards calculation, to a qualitative approach that focuses on identifying which entities have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. The update also requires ongoing assessments as to whether an entity is the primary beneficiary of a VIE (previously, reconsideration was only required upon the occurrence of specific events), modifies the presentation of consolidated VIE assets and liabilities, and requires additional disclosures about a company’s involvement in VIEs. This update will be effective for the company beginning January 1, 2010. Management is currently evaluating the effect that adoption of this update will have, if any, on the company’s consolidated financial position and results of operations when it becomes effective in 2010.

Other Accounting Standards Updates not effective until after September 30, 2009, are not expected to have a significant effect on the company’s consolidated financial position or results of operations.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Fluctuations in Operating Results and Seasonality

We experience fluctuations in quarterly and annual operating results as a result of: the timing of the introduction of new titles; variations in sales of titles developed for particular platforms; market acceptance of our titles; development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles; projected and actual changes in platforms; the timing and success of title introductions by our competitors; product returns; changes in pricing policies by us and our competitors; the size and timing of acquisitions; the timing of orders from major customers; order cancellations; and delays in product shipment. Sales of our products are also seasonal, with peak shipments typically occurring in the fourth calendar quarter as a result of increased demand for titles during the holiday season. Quarterly and annual comparisons of operating results are not necessarily indicative of future operating results.

BUSINESS

In this section, references to “we,” “us,” “our,” “ours,” and “the Company” refer to Zoo Entertainment, Inc. (formerly known as Driftwood Ventures, Inc.) and its operating and wholly-owned subsidiary, Zoo Games, Inc. (formerly known as Green Screen Interactive Software, Inc.) and its operating and wholly owned subsidiaries, Zoo Publishing, Inc. (formerly known as Destination Software, Inc.).

Company History

Zoo Entertainment, Inc. (“Zoo” or the “Company”) was originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc.  On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations.

On September 12, 2008, our wholly-owned subsidiary, DFTW Merger Sub, Inc., merged with and into Zoo Games, Inc. (“Zoo Games”), with Zoo Games being the surviving corporation, through an exchange of common stock of Zoo Games for common stock of the Company.  Effective as of the closing of the merger, Zoo Games became our wholly-owned subsidiary.  As a result thereof, the historical and current business operations of Zoo Games now comprise the Company’s principal business operations.  Unless the context otherwise indicates, the use of the terms “we,” ‘our” or “us” refer to the business and operations of Zoo Entertainment, Inc. through its operating and wholly-owned subsidiaries, Zoo Games and Zoo Publishing, Inc.

On December 3, 2008, the Company changed its name to “Zoo Entertainment, Inc.”

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation. On August 14, 2008, it changed its name to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and acquiring companies with compelling intellectual property, distribution capabilities, and management with demonstrated records of success.

In June 2007, Zoo Games acquired the assets of Supervillain Studios, Inc. which were held by a wholly-owned subsidiary of Zoo Games, Supervillain Studios, LLC (“Supervillain”).  The acquisition provided Zoo Games with access to proprietary high end casual gaming content, established video game designers, technical experts and producers capable of providing Zoo Games with high quality, original casual games. On July 22, 2008, Zoo Games released Order Up!, its first offering from Supervillain.   In our effort to refocus our cash on our core business, we sold Supervillain back to its original owners on September 16, 2008.

In December 2007, Zoo Games acquired the capital stock of Destination Software, Inc. (now known as Zoo Publishing, Inc., “Zoo Publishing”). The acquisition of Zoo Publishing provided Zoo Games with a core business, North American distribution, and further enhanced its experienced management team. Zoo Publishing distributes software titles throughout North America and generated over $30 million in annual revenue in 2007. Zoo Publishing expects to exploit its development expertise, in combination with its sales, marketing and licensing expertise, to target the rapidly expanding market for casual games, particularly on Nintendo’s platforms, where Zoo Publishing has experienced considerable success. By nurturing and growing this business unit, Zoo Games believes it will be able to rapidly build a much larger distribution network, enabling it to place a significant number of software titles with major retailers.

In April 2008, Zoo Games acquired the capital stock of Zoo Digital Publishing Limited (“Zoo Digital”), a business operated in the United Kingdom. This acquisition provided Zoo Games with a profitable core business in the United Kingdom, European distribution, and further enhanced its experienced management team. Zoo Digital distributes software titles throughout Europe and generated over $6.8 million in annual revenue in 2007.  In our effort to refocus our cash on our core business operations, Zoo Publishing, we sold Zoo Digital back to its original owners on November 28, 2008.

Our principal executive offices are located at 3805 Edwards Road, Suite 605 Cincinnati, OH 45209 and our telephone number is (513) 824-8297. Our web site address is www.zoogamesinc.com.

Overview

We are a developer, publisher and distributor of video game software for use on major platforms including Nintendo’s Wii, DS, GBA, Sony’s PSP, PlayStation 2, Microsoft’s Xbox 360 and iPhone.   In addition, we intend to publish packaged entertainment software titles for use on a variety of other gaming platforms including Sony’s PlayStation 3. We will also seek to create and sell downloadable games for Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on personal computers (PCs).

Our current video game titles are targeted at various demographics but primarily at the lower-priced “value” market. In some instances, these titles are based on licenses of well-known properties and, in other cases based on original properties. We collaborate and enter into agreements with content providers and video game development studios for the creation of our video games.

We also operate a site called 2beegames.com which can be found at www.2beegames.com ..  We hold contests for Independent Developers whereby they can enter their games to win monetary prizes and potential publishing arrangements with us.  This site allows us to attract fresh intellectual property, lower production costs, decrease time to market, and improve margins.

Industry Overview

The interactive entertainment industry is mainly comprised of video game hardware platforms, video game software and peripherals. Within this industry, combined sales of video game hardware, video game software and video game peripherals in the United States set a new industry record totaling $21.33 billion in 2008, a 19% increase over 2007 according to the NPD Group, a retail market research firm. Of that total, hardware sales reached $7.81 billion (up 11% from 2007), software sales totaled $10.96 billion (up 26% from 2007), and peripheral accessory sales increased to $2.57 billion (up 14% from 2007. The industry, which started in the 1970’s and 80’s with titles such as Pong and Pac-Man, continues to expand at a rapid pace.  Even in difficult economic times, the video game industry had a strong finish to 2008.  The NPD Group reports industry sales in the U.S. were $5.29 billion for the month of December 2008, up 9% from the month of December 2007.  This was driven primarily by software sales totaling $2.75 billion for the month of December 2008, up 15% from the month of December 2007. More than half of all Americans claim to play PC and video games. The average video game player is 35 years old and has been playing for nearly 12 years.

The introductions of new gaming platforms such as the PS3, Xbox 360, Wii, and the Internet have created additional opportunities for overall market growth. Throughout the world, consumers are spending significant time and money playing video games that range from the traditional console titles, to “massively multiplayer” online role-playing games (MMOs), to hand-held cell phone games. The online gaming experience has expanded both the audience and the revenue opportunities for games - offering at one end of the spectrum new types of games for more casual gamers - and, at the other end, large-scale subscription multi-player experiences for more sophisticated gamers. The online games business is projected by PricewaterhouseCoopers to almost double from worldwide revenues of $5.2 billion in 2005 to $9.8 billion in 2009. Gaming on mobile phones, still relatively new, is anticipated to hit $10 billion in 2009. PricewaterhouseCoopers projects the total worldwide gaming market to approach $49 billion by 2011.

The interactive entertainment software market is composed of two primary markets. The first is the console systems market, which is comprised of software created for dedicated game consoles that use a television as a display. The most recently released console systems include Sony’s PS3, Microsoft’s Xbox360, and Nintendo’s Wii. The second primary market is software created for use on personal computers (PCs). In addition to these primary markets, additional viable markets exist for the Internet, mobile/handheld systems (mobile phones, Sony PSP, Nintendo DS) and for interactive play on home DVD machines.

The overall growth trends within the interactive entertainment software industry are strong. The content is becoming more broadly appealing, allowing the industry to continue to capture the younger consumer while retaining the older player with content that is more relevant to them. In addition, we believe that the global popularity of video games coupled with the growing base of available markets will continue to permit publishers to substantially grow revenues and profits for the foreseeable future.

Interactive Entertainment Software Markets:

Console Systems : The console systems market is currently dominated by three major platforms: Microsoft’s Xbox 360, Sony’s PlayStation 2 and 3 and Nintendo’s Wii. These systems are now installed on an aggregate worldwide basis in well over 100 million households. The console market is characterized by generational transitions in the hardware (i.e., Sony’s PlayStation 1 to PlayStation 2), which traditionally have been times of adaptation for existing publishers and times of opportunity for emerging publishers.

With the launch of the Xbox 360 platform in late 2005, and the 2007 launches of Sony’s PS3 and Nintendo’s Wii, the next console transition is in full force.  Cumulative worldwide sales for the Nintendo Wii reached 50 million units in March 2009, making this the fastest-selling games console in history, surpassing Sony’s Playstation 2.  Improvements on next-generation peripherals such as the Wii Balance Board or the Playstation 3 Eyetoy have also contributed to increased sales in the total industry.  We believe the new generation of these systems creates additional market opportunity for us and other publishers that can access both the existing and installed base of current-generation systems while also focusing on the creation of new titles for next-generation systems. We believe that video game publishers will be able to generate increased margins as the installed base of Xbox 360, PS3 and Wii achieves critical mass.

PC Systems : The Gartner Group, a market research firm, estimates that by the end of 2012 nearly 77% of US households will have at least one broadband connected computer. The increase in PC ownership appears to be spurred by lower-cost Pentium-based processing systems, which incorporate higher-speed CD-ROM or DVD drives, modems and increasingly sophisticated graphics capabilities, and by the continued growth and interest in the Internet.  PC games are also becoming more accessible for players due to websites such as Steam.  Steam allows developers and publishers to post downloadable games in which consumers can purchase and download directly through the site in an efficient manner.

Mobile/Handheld Systems : With more than five million units sold worldwide within months of launch, the Sony PSP and Nintendo DS demonstrated the vitality of the handheld games business, previously dominated by Nintendo’s Gameboy product line.  The Nintendo DS has been the most successful handheld gaming console in the marketplace, selling over 100 million units worldwide as of March 2009.  As of November 26, 2008, 396 titles have released for Sony PSP with an average of 133,000 units sold per title, while 653 titles have released for Nintendo DS with an average of 163,000 units sold per title, as reported in NPD Data.  This success has fueled Nintendo to release a new handheld platform, the DSi.  The portable gaming system sold 2 million units in Japan during the first 5 months of availability.  The U.S. launch was April 5, 2009.  The market for “portable” games has been substantially enhanced by the rise of more powerful mobile phones (i.e. Apple’s iPhone) and the increased bandwidth of mobile networks (i.e. the 3G Network).

Internet : The next generation of hardware is resulting in a significantly higher percentage of consoles connected to the Internet. Publishers will be able to generate new revenue streams from the sale of downloadable games and from subscription revenues for participation in MMOs and other micro-transaction based games. Using systems such as Xbox Live Arcade and PS3 Network (Home), publishers now have the ability to distribute downloadable products over the Internet. In addition, the MMO genre continues on its high growth path, with revenue expected to grow over 150% from 2006 through 2011 according to DFC Intelligence, a market research firm.

In-Game Advertising Revenues : In-game advertising revenue is expected to be an additional area of growth with the widespread adoption of the new console systems. Advertisers have become aware of the increasing popularity of video games as they look to expand into alternative platforms. According to analysts at CitiGroup, the in-game advertising market should reach $1 billion in revenue by 2014, marking a 40% growth from an expected $600 million in revenue in 2009. PricewaterhouseCoopers estimates in-game advertising revenue to reach $1.4 billion by 2013.

We believe the outlook for the various gaming market segments is very strong, growing rapidly, and accessible to us.

Products

We are a developer, publisher and distributor of casual gaming software for use on major platforms including Nintendo’s Wii, DS, GBA Sony’s PSP and PlayStation 2 and PCs, X-Box 360, and iPhone.

In 2009, we released the following games:

On the Nintendo Wii Platform:

ARCADE SHOOTING GALLERY
ATV QUAD KINGS
BIGFOOT COLLISION COURSE
BUILD N RACE
CHICKEN BLASTER
CHRYSLER CLASSIC RACING
COLDSTONE SCOOP IT UP
DEAL OR NO DEAL
DEER DRIVE
DODGE RACING
DREAM DANCE & CHEER
GLACIER 2
GROOVIN BLOCKS
JELLY BELLY BALLISTIC BEAN
M&M'S BEACH PARTY
MONSTER TRUCK MAYHEM
PACIFIC LIBERATOR
PUZZLE KINGDOMS
SMILEY WORLD ISLAND CHALLENGE
ULTIMATE DUCK HUNTING
YAMAHA SUPERCROSS

On the Nintendo Wii Platform with Peripherals:

CHICKEN BLASTER WITH GUN
CHICKEN SHOOT WITH GUN
DEER DRIVE W ITH GUN
ULTIMATE  DUCK HUNTING WITH GUN

On the Nintendo DS Platform:

ANIMAL PARADISE WILD
BIGFOOT COLLISION COURSE
CHICKEN BLASTER
DINER DASH: FLO ON THE GO
DODGE RACING
DREAM DANCER
DREAM SALON
GARFIELD GETS REAL
HELLO KITTY BIG CITY DREAMS
HISTORY CHANNEL GREAT EMPIRE
JELLY BELLY BALLISTIC BEAN

MARGOTS BEPUZZLED
PUZZLE KINGDOMS
SMILEY WORLD ISLAND CHALLENGE
WEDDING DASH
YAMAHA SUPER CROSS RACING

On the Sony PS2 Platform:

SUZUKI TT SUPERBIKES 2

On the Microsoft Xbox Platform:

RAIDEN FIGHTER ACES
SKI DOO SNOWMOBILE
CHALLENGE

Product Development

We use third party development studios to create our video game products. We carefully select third parties to develop video games based on their capabilities, suitability, availability and cost. We usually have broad rights to commercially utilize products created by the third party developers we work with. Development contracts are structured to provide developers with incentives to provide timely and satisfactory performance by associating payments with the achievement of substantive development milestones, and sometimes by providing for the payment of royalties to them based on sales of the developed product, only after we recoup development costs. We have worked, and continue to work, with independent third party developers.

Customers

Our customers are comprised of national and regional retailers, specialty retailers and video game rental outlets. We believe we have developed close relationships with a number of retailers, including GameStop, Kmart and Target.  We also have strong relationships with Atari, Jack of All Games (“JOAG”), a subsidiary of Take-Two Interactive Software, Inc., Cokem and SVG, who act as resellers of our products to smaller retail outlets and provide program buying for Wal-Mart, Best Buy and other larger customers. For the nine months ended September 30, 2009, our most significant customers were Cokem, JOAG (via Atari) and Gamestop, which accounted for approximately 27%, 18% and 14% of our net revenue, respectively.  For the fiscal year ended 2008, our most significant customers were JOAG and Cokem, which accounted for approximately 30% and 14% of our net revenue, respectively.

Competition

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

The principal factors of competition in our industry are:

•	the ability to select and develop popular titles;

•	the ability to identify and obtain rights to commercially marketable intellectual properties; and

•	the ability to adapt products for use with new technologies.

Successful competition in our industry is also based on price, access to retail shelf space, product quality, product enhancements, brand recognition, marketing support and access to distribution channels.

We compete with Microsoft, Nintendo and Sony, which publish software for their respective systems. We also compete with numerous companies licensed by the platform manufacturers to develop or publish software products for use with their respective systems. These competitors include Activision Blizzard, Inc., Atari, Inc., Capcom Interactive, Inc., Electronic Arts, Inc., Konami, Corp., Majesco Entertainment Company, Midway Games, Inc., Namco Networks America, Inc., SCi Entertainment Group PLC, Sega Corporation, Take-Two Interactive Software, Inc., THQ, Inc., Ubisoft Entertainment and Vivendi Universal Games, among others. We will face additional competition from the entry of new companies into the video game market, including large diversified entertainment companies as well as other independent publishing companies.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

There is also intense competition for shelf space among video game developers and publishers, all of whom have greater brand name recognition, significantly more titles and greater leverage with retailers and distributors than we do. In addition, regardless of our competitors’ financial resources or size, our success depends on our ability to successfully execute our competitive strategies.

We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies, are increasing their focus on the interactive entertainment software market, which will likely result in consolidation and greater competition.

We also compete with providers of alternative forms of entertainment, such as providers of non-interactive entertainment, including movies, television and music, and sporting goods providers. If the relative popularity of video games were to decline, our revenues, results of operations and financial condition likely would be harmed.

These competitive factors may result in price reductions, reduced gross margins and loss of market share, and may have a material adverse effect on our business.

Intellectual Property

Platform Licenses :

Hardware platform manufacturers require that publishers and developers obtain licenses from them to develop and publish titles for their platforms. We currently have licenses from Sony to develop and publish products for PlayStation, PlayStation 2, Playstation 3, PSP Go and PSP, and from Nintendo to develop products for the GBA, GameCube, DS, Wii, Dsi and Micro.  We are also licensed by Apple to produce applications on iPhone.  These licenses are non-exclusive and must be periodically renewed.  These companies generally have approval over games for their platforms, on a title-by-title basis, at their discretion.

Licenses from Third Parties :

While we develop and publish original titles, many of our titles are based on rights, licenses, and properties, including copyrights and trademarks, owned by third parties.  In addition, original titles many times include third party licensed materials such as software and music.  License agreements with third parties have variable terms and are terminable on a variety of events.  Licensors often have fairly strict approval rights.  We are often required to make minimum guaranteed royalty payments over the term of such licenses, including advance payments against these guarantees.

Trademarks, Trade Names and Copyrights:

Zoo Games and its subsidiaries have used and applied to register certain trademarks to distinguish our products from those of our competitors in the United States and in foreign countries. Zoo Games and its subsidiaries are also licensed to use certain trademarks, copyrights and technologies.  We believe that these trademarks, copyrights and technologies are important to our business. The loss of some of our intellectual property rights might have a negative impact on our financial results and operations.

Seasonality

The interactive entertainment business is highly seasonal, with sales typically higher during the peak holiday selling season during the fourth quarter of the calendar year. Traditionally, the majority of our sales for this key selling period ship in our fiscal fourth quarter, which ends on December 31. Significant working capital is required to finance the manufacturing of inventory of products that ship during this quarter.

Manufacturing

Sony, Nintendo and Microsoft control the manufacturing of our products that are compatible with their respective video game consoles, as well as the manuals and packaging for these products, and ship the finished products to us for distribution. Video games for Microsoft, Nintendo and Sony game consoles consist of proprietary format CD-ROMs or DVD-ROMs and are typically delivered to us within the relatively short lead time of approximately two to three weeks. Sony PSP products adhere to a similar production time frame, but use a proprietary media format called a Universal Media Disc, or UMD.

With respect to DS products, which use a cartridge format, Nintendo typically delivers these products to us within 30 to 40 days after receipt of a purchase order.

Initial production quantities of individual titles are based upon estimated retail orders and consumer demand. At the time a product is approved for manufacturing, we must generally provide the platform manufacturer with a purchase order for that product, and either cash in advance or an irrevocable letter of credit for the entire purchase price. To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products. However, manufacturers’ difficulties, which are beyond our control, could impair our ability to bring products to the marketplace in a timely manner.

Employees

As of January 27, 2009, we had twenty-four (24) full-time employees and one (1) part-time employee of which six (6) are in product development and nineteen (19) are in selling, general and administrative functions, including three (3)  employees located at a third-party warehouse. None of our employees are represented by a labor union or are parties to a collective bargaining agreement, and we believe our relationship with our employees is good.

LEGAL PROCEEDINGS

On February 19, 2009, Susan J. Kain Jurgensen, Steven W. Newton, Mercy R. Gonzalez, Bruce C. Kain, Wesley M. Kain, Raymond Pierce and Cristie E. Walsh filed a complaint against Zoo Publishing, Zoo Games and Zoo in the Supreme Court of the State of New York, New York County, index number 09 / 102381 alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer. The complaint sought compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies. On June 18, 2009, we reached a settlement whereby we agreed to pay to the plaintiffs an aggregate of $560,000 (the “Settlement Amount”) in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing as follows: (a) $300,000 on June 26, 2009; (b) $60,000 on or before the earlier of (i) the date that is 90 days from June 18, 2009 or (ii) the date the Company obtains new and available financing, including any amounts currently held in escrow that will be released from escrow after June 18, 2009, in any form and from any source, in an amount totaling at least $2,000,000; (c) $100,000 on or before December 18, 2009; and (d) $100,000 on or before June 18, 2010. To date, $360,000 of the Settlement Amount has been paid to the plaintiffs. The Zoo Publishing Notes and all other notes, employment, agreements, loan agreements, options, warrants and other agreements relating to the plaintiffs (except with respect to that certain Employment Agreement between Zoo Publishing and Cristie E. Walsh) were terminated and all outstanding obligations of the Company related to these agreements were cancelled. In addition, the plaintiffs returned to us an aggregate of 5,563,950 shares of our common stock owned by them prior to such date.

We are also involved in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, we believe that our legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition, results of operations or cash flows.

PROPERTY

Our principal offices are located at 3805 Edwards Road, Suite 605 Cincinnati, OH 45209, where we lease approximately 2,453 square feet for a monthly rent of $2,861.83 from April 17, 2009 through April 16, 2010, and a monthly rent of $2,912.94  from April 17, 2010 through April 17, 2011, pursuant to a lease agreement that expires on April 17, 2011.

We also lease offices on a month-to-month basis at 770 Broadway, New York, New York, 10003, for a monthly rent of $7,006.

We believe that our existing facilities are suitable and adequate for the business conducted therein, appropriately used and have sufficient capacity for our intended purpose.

MANAGEMENT

Directors and Executive Officers of Zoo Entertainment, Inc.

Set forth below are the names of our directors and executive officers, their ages, their offices in Zoo Entertainment, Inc., if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships, if any.

Name	Age	Position(s)
Mark Seremet	44	Director; Chief Executive Officer and President
Jay A. Wolf	37	Secretary and Director
Barry I. Regenstein	52	Director
John Bendheim	56	Director
Drew Larner	45	Director
Moritz Seidel	38	Director
David Smith	63	Director
David J. Fremed	49	Chief Financial Officer
David Rosenbaum	57	President of Zoo Publishing

Biographical information for our directors and executive officers are as follows:

Mark Seremet. Mr. Seremet has been our Chief Executive Officer and President since May 2009, and has served as a director since September 2008. He has been Chief Executive Officer of Zoo Games since January 2009 and has served as President of Zoo Games since April 2007. For the past four years Mr. Seremet has been an active internet investor with investments in such sites as Wallstrip.com recently acquired by CBS. From 2005-2006 Mr. Seremet also served as CEO of Spreadshirt.com which he quickly grew to the number two provider of online, customized merchandise. Mr. Seremet is a co-founder of Take-Two Interactive Software, Inc. which he helped take public in 1997, and where he was President and Chief Operating Officer from 1993 to 1998. Additionally, he served as the Chief Operating Officer of Picis from 1998-2000, SA in Barcelona, Spain and orchestrated its registration for an initial public offering on the Nouveau Marche. Mr. Seremet is also the founder and Chief Executive Officer of Paragon Software, which was acquired in 1992 by MicroProse. Mr. Seremet serves on the boards of Serklin, Inc. and Qoop, Inc. He was named Young Entrepreneur of the Year by the U.S. Small Business Administration in 1989 and received a B.S. in Business Computer Systems Analysis from Saint Vincent College.

Jay A. Wolf. Mr. Wolf has served as a director and our Secretary since October 1, 2007. Mr. Wolf currently sits on the boards of Hythiam Inc. (HYTM) and NorthStar Systems International Inc.  Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf is a co-founder of Trinad Capital, where he served as a Managing Director since its inception in 2003 until December 2009. Prior to his work at Trinad, Mr. Wolf served as the Executive Vice-President of Corporate Development for Wolf Group Integrated Communications. Mr. Wolf also worked at Canadian Corporate Funding, a Toronto-based merchant bank, in the senior debt department, and subsequently for Trillium Growth Capital, the firm’s venture capital fund. Mr. Wolf received his B.A from Dalhousie University.

Barry I. Regenstein.  Mr. Regenstein has served as a director since October 1, 2007.  Mr. Regenstein is also President and Chief Financial Officer of Command Security Corporation.  Mr. Regenstein has served as Command Security Corporation’s President since January 2006, as its Executive Vice President and Chief Operating Officer from August 2004 until December 2005, and also as its Chief Financial Officer since October 2004.  Trinad Capital Master Fund, Ltd. is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad Capital Master Fund, Ltd. from February 2004 until August 2004.  Mr. Regenstein has over 30 years of experience including over 25 years in operations and finance of contract services companies.  Prior to that period, Mr. Regenstein served as a Senior Vice President and Chief Financial Officer of GlobeGround North America LLC (formerly Hudson General Corporation), an airport services company from 2001 until 2003. Mr. Regenstein also served as Vice President and Chief Financial Officer of GlobeGround North America LLC from 1997 to 2001 and was employed in various executive capacities with GlobeGround North America LLC since 1982. Prior to joining Hudson General Corporation, he was with Coopers & Lybrand in Washington, D.C.  Mr. Regenstein is a Certified Public Accountant and received a B.S. in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.  Mr. Regenstein is also a member of the board of directors of Command Security Corporation (MOC).

John Bendheim .   Mr. Bendheim has served as a director since June 2008. Mr. Bendheim is President of Bendheim Enterprises, Inc., a real estate investment holding company with operations located exclusively in California and Nevada. Mr. Bendheim has specialized in providing equity funding for real estate transactions. Previously, he was President of Benditel Incorporated (1988-1994) an apparel manufacturer based in Los Angeles, California. Mr. Bendheim has invested in real estate for his personal account since 1976 and has owned apartments, surgery centers, office buildings, condominiums, model homes, industrial buildings, recreational vehicle parks, and convenience centers.  Mr. Bendheim was the past Chairman of the Cedars-Sinai Board of Governors (2000-2002) and is the current chairman of the Los Angeles Sports & Entertainment Commission.  He is a member of the Board of Directors of the Brentwood School, California Republic Bank, Cedars-Sinai Medical Center, Lowenstein Foundation, Beverly Hills Chamber of Commerce, University Of Southern California Alumni Association Board of Governors, Cedars Sinai Medical Genetics Institute- Community Advisory Board,USC Marshall School Board of Leaders, Wallace Annenberg Center For the Performing Arts, Los Angeles Committee on Foreign Relations, and the Evergreen Community School.  Mr. Bendheim received B.S. degree in 1975 and an MBA in 1976 from the University of Southern California.

Drew Larner. Mr. Larner has served as a director since September 2008.  He is CEO of Rdio, Inc., a digital music subscription service.  From 2003 to 2009, he was a Managing Director of Europlay Capital Advisors, a Los Angeles-based merchant bank and advisory firm specializing in media and technology companies.  Prior to Europlay, Mr. Larner spent over twelve years as an executive in the motion picture industry, most recently as Executive Vice-President at Spyglass Entertainment Group. In that role, he was involved in all operations of Spyglass with specific oversight of business development, international distribution and business and legal affairs.  Mr. Larner was responsible for managing the company’s output arrangements with the Walt Disney Company, Kirch Media, Canal Plus and Toho Towa (among others) as well as the equity investments of Disney, Svensk Filmindustri (a subsidiary of the Bonnier Group) and Lusomundo Audiovisuais (a subsidiary of Portuguese Telecom) in Spyglass. During Mr. Larner’s tenure at Spyglass, the company released over fifteen feature films including the blockbuster hit The Sixth Sense , as well as successes Seabiscuit , Bruce Almighty and The Recruit . Prior to Spyglass, Mr. Larner spent a total of five years at Morgan Creek Productions during which time he headed up the business and legal affairs department and then moved on to run Morgan Creek International, the company’s international distribution subsidiary.  In this period, Morgan Creek released over twenty feature films including hits Ace Ventura: Pet Detective , its sequel Ace Ventura: When Nature Calls , Robin Hood: Prince of Thieves and Last of the Mohicans .  Additionally, Mr. Larner spent two years as Vice President/Business Affairs at Twentieth Century Fox.  Mr. Larner began his career as an attorney in the Century City office of O’Melveny & Myers. Mr. Larner currently serves on the Board of Directors of Broadspring, an online search and advertising company. Mr. Larner received a B.A. from Wesleyan University, after which he earned a J.D. from Columbia Law School.

Moritz Seidel .  Mr. Seidel has served as a director since January 2009.  Since April 2007, Mr. Seidel has served as Managing Director of T7M7 Unternehmensaufbau GmbH, a small Venture Capital firm focused on early-stage investments in internet and gaming companies. He has also served as a Managing Director of Mybestbrands BmbH, an internet service company, since November 2008. In 1998 he founded Webfair AG, a company that provides software solutions to automotive manufacturers (OEMs) and became its Chief Executive Officer. Webfair´s software is used today by more than 50% of all automotive OEMs to monitor the status, bonus schemes and improvement processes of their dealer networks in Europe.  In March 2006, Webfair AG was acquired by Urban Science Inc., headquartered in Detroit, Michigan.  Mr. Seidel was responsible for the integration of Webfair AG within the international Urban Science organization and left the company in April 2007. From 1994 to 1997, Mr. Seidel was a consultant with Roland Berger & Partner, a management consulting firm of European origin. His focus was consumer goods, retail and internet. He is a member of the Entrepreneurs Organization (YEO and EO). Mr. Seidel graduated at the age of 23 from the University of Regensburg, Germany with a Diploma in Business Studies (Diplom Kaufmann) and went to school in Germany and United States.

David E. Smith.   Mr. Smith has served as a director since December 2009.  Since 1971, upon his graduation with an M.B.A. from the University of California at Berkeley, Mr. Smith has worked in various capacities in the securities industry.  His past experience includes Security Pacific Bank (1973-1983), where he was a Vice President, was responsible for the sales and fixed income arbitrage trading activities of the Investment Department, and was responsible for all credit decisions regarding that activity.  In March 1983, Mr. Smith joined Oppenheimer and Company as a bond arbitrageur trading that firm’s proprietary capital account. In 1986, Mr. Smith was appointed a Senior Vice President at Oppenheimer, a position he held until he left that firm in November 1990.  When he left Oppenheimer, Mr. Smith founded  Coast Investment Management, L.P.  In March 1991, Mr. Smith founded and became President and C.E.O. of Coast Asset Management, L.L.C., an investment advisory firm which focuses on hedge funds, fund of hedge funds and structured products.

David J. Fremed ..  Mr. Fremed has been our Chief Financial Officer since May 2009, and Chief Financial Officer of Zoo Games since August 2007. He is a broad-based financial executive with extensive experience in financial operations, budgeting and forecasting, and strategic planning. Prior to working at Zoo Games, he was Executive VP and Chief Financial Officer at Grand Toys International Limited (Nasdaq: GRIN ) where he helped grow the company from $10 million to $150 million in just two years. Mr. Fremed also spent four years at Atari, Inc. as Senior VP of Finance and Chief Financial Officer. During that time he was responsible for all financial functions including treasury, SEC reporting, and compliance. Prior to Atari, Mr. Fremed spent ten years at Marvel Enterprises, Inc. (MVL) and its predecessor in various financial capacities, including Chief Financial Officer. Mr. Fremed earned his MBA in Finance from New York University in 1987 and is a Certified Public Accountant.

David Rosenbaum .  Mr. Rosenbaum has been the President of Zoo Publishing since April 2009.  He has served in various capacities at Zoo Publishing since July 2006 including as Senior Vice President of Sales.  Mr. Rosenbaum served as the Sales Manager of Elmex Corporation, a western model company, from 1975 to 1980, and again from 1982 to 1983.  He served as the Sales Manager of General Toy Distribution, a toy distribution company, from 1979 to 1981.  Mr. Rosenbaum was also the Sales Manager of Kramer Brothers Distribution Company, a hobby distributor, from 1981 to 1982, and of Associated Independent Distributors from 1983 to 1989.  In 1989, Mr. Rosenbaum founded Jack of All Games, which he sold in 1998, but remained on as President through March 2006.  Mr. Rosenbaum received a B.A. from the University of Cincinnati in 1974.

There are no family relationships among our directors or executive officers.

Committees of the Board of Directors.

The Board has determined that each member of the audit committee is “independent,” as that term is defined under Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934, as amended.

Audit Committee. The Audit Committee of our Board of Directors consists of Messrs. Barry Regenstein (Chairman), John Bendheim and Drew Larner. Our Audit Committee held one meeting in 2008, since we became an operating company as a result of the merger with Zoo Games in September 2008.  Our Audit Committee has the authority to retain and terminate the services of our independent accountants, review annual financial statements, consider matters relating to accounting policy and internal controls and review the scope of annual audits.  The Audit Committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings.  The Board has determined that Messrs. Barry Regenstein, John Bendheim and Drew Larner are “financial experts” serving on its Audit Committee, and are independent, as the SEC has defined that term under Item 407 of Regulation S-K.  Please see the biographical information for these individuals contained in the section above.  During 2008, the Audit Committee held 1meetings.   To date, during 2009, the Audit Committee held five meetings.

Nominating Committee . We are not a listed company and there is no legal requirement that we have a nominating committee. We do not have a formal policy in regard to nominations, but the board of directors would consider any person as a nominee whose name is submitted in writing at its corporate address at least 120 days before a meeting at which directors are to be elected.

Compensation Committee . We have a Compensation Committee consisting of Messrs.  Barry Regenstein, Drew Larner and John Bendheim.  The Compensation Committee determines matters pertaining to the compensation and expense reporting of certain of our executive officers, and administers our stock option, incentive compensation, and employee stock purchase plans.  The Compensation Committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings.  During 2008, the Compensation Committee held one meeting.  To date, during 2009, the Compensation Committee held three meetings.

Independence of Directors ..  Our Board currently consists of seven members. They are Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, Moritz Seidel, Mark Seremet and David Smith. Messrs. Regenstein, Bendheim, Larner, Seidel and Smith are independent directors. We have determined their independence using the definition of independence set forth under the applicable NASDAQ Marketplace rules.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2009, 2008 and December 31, 2007 to (1) our Chief Executive Officer and (2) our two most highly compensated executive officers, other than our Chief Executive Officer, who earned more than $100,000 during the fiscal year ended December 31, 2009. The table includes additional executives who would have been among the two most highly compensated executive officers, other than our Chief Executive Officer, except for the fact that they were not serving as executive officers of the Company as of December 31, 2009.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		All Other Compensation		Total

Robert S. Ellin, former	2009	0	0	0		0		0		0
Chief Executive Officer	2008	0	0	275,000	(2)	0		0		275,000
of Zoo Entertainment (1)

Mark E. Seremet, Chief	2009	325,000	0	0		225,000	(4)	105,300	(5)	655,300
Executive Officer of Zoo	2008	260,222	0	25,000	(6)	510,164	(7)	7,200	(8)	802,586
Entertainment (3)

David J. Fremed, Chief	2009	328,500	0	0		0		15,300	(12)	343,800
Financial Officer of Zoo	2008	314,000	0	0		51,017	(13)	15,600	(12)	380,617
Entertainment (11)

David Rosenbaum,	2009	375,000	0	0		0		85,700	(14)	460,700
President of Zoo	2008	375,000	187,500	0		552,112	(15)	25,000	(16)	1,139,612
Publishing

(1)	Mr. Ellin resigned as Chief Executive Officer on May 1, 2009 and resigned as a director on November 18, 2009.
(2)	Mr. Ellin received 250,000 restricted shares of our common stock in June 2008 valued at $1.10 per share.
(3)	Mr. Seremet became Chief Executive Officer of Zoo Entertainment on May 1, 2009. Prior to that he was Chief Executive Officer of Zoo Games.
(4)	Mr. Seremet received options to acquire 750,000 shares of our stock at a fair market value of $225,000.
(5)	Mr. Seremet received $90,000 in 2009 as cash compensation for his personal guaranty of various loan facilities and we paid a net amount for family medical benefits of $15,300.
(6)	Mr. Seremet received 16,484 shares of our common stock in lieu of a cash bonus in 2008.
(7)	Mr. Seremet received options to acquire 702,327 shares of our stock at a value of $510,164.
(8)	Includes a $600 monthly car allowance.
(9)
Represents 40,800 founder units issued in April 2007 and valued at $.197 per unit, and 5,000 incentive profit units issued in June 2007 and valued at $12.75 per unit. These values were determined using the provisions of FAS 123R for the fiscal year ended December 31, 2007.

(10)	Includes a $600 monthly car allowance, a $25,000 relocation payment and family medical benefits totaling $11,284.
(11)	Mr. Fremed became Chief Financial Officer of Zoo Entertainment on May 1, 2009. Prior to that he was Chief Financial Officer of Zoo Games.
(12)	Consists of family medical benefits
(13)	Mr. Fremed received options to acquire 70,233 shares of our stock at a value of $51,017.
(14)	Mr. Rosenbaum received $63,000 in 2009 as cash compensation for his personal guaranty of various loan facilities and the Company paid a net amount for family medical benefits of $22,700.
(15)	Mr. Rosenbaum received options to acquire 760,031 shares of our stock at a value of $552,112.
(16)	Consists of family medical benefits.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END1

Stock Awards
Equity
	Option Awards							Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:			Number	Market	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price($)	Expiration Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)(1)
Robert S. Ellin	0	0	0	-	-	0	0	0	0
Mark Seremet	702,328	0	0	1.52	July 2013	0	0	0	0
	8,062	0	0	2.58	May 2013	0	0	0	0
David Rosenbaum	760,031	0	0	1.52	July 2013	0	0	0	0

1) On June 23, 2008, pursuant to its 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”), we issued an aggregate of 900,000 restricted shares of  common stock (the “Restricted Shares”) to certain employees, directors and consultants, which included 250,000 Restricted Shares issued to Robert S. Ellin. On June 27, 2008, pursuant to the 2007 Plan, we issued an aggregate of 75,000 Restricted Shares. The Restricted Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act. Prior to June 23, 2008, no securities had been issued by us pursuant to the 2007 Plan.  No other securities were issued during fiscal year 2008 pursuant to the 2007 Plan.

DIRECTOR COMPENSATION

The following table reflects the compensation paid to our current directors during the fiscal year ended December 31, 2008.

	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in	Stock		Option	Incentive Plan	Compensation	All Other
	Cash	Awards		Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)		($)	($)	($)	($)	($)
Jay Wolf	—	137,500	(1)	—	—	—	—	137,500
Barry Regenstein	—	55,000	(2)	—	—	—	—	55,000
John Bendheim	—	275,000	(3)	—	—	—	—	275,000

1) Consists of 125,000 restricted shares of common stock valued at $1.10 per share.
2) Consists of 50,000 restricted shares of common stock valued at $1.10 per share.
3) Consists of 250,000 restricted shares of common stock valued at $1.10 per share.

In October 2008, the Board approved the following compensation scheme for the members of the Audit Committee and the Compensation Committee for the fiscal year 2009.  The aggregate compensation scheme was not finalized in 2009 and is expected to be revisited and completed in 2010.

•	Audit Committee:
-
Chairman - $20,000 per year, plus non-qualified options to purchase 100,000 shares of the Company’s common stock, vesting over three years and in accordance with the terms set forth in the Company’s standard form of non-qualified stock option agreement.

-
Members - $5,000 per year, plus non-qualified options to purchase 25,000 shares of the Company’s common stock, vesting over three years and in accordance with the terms set forth in the Company’s  standard form of non-qualified stock option agreement.

•	Compensation Committee:
-
Chairman- $10,000 per year, plus non-qualified options to purchase 50,000 shares of the Company’s common stock, vesting over three years and in accordance with the terms set forth in the Company’s standard form of non-qualified stock option agreement.

-
Members - $5,000 per year, plus non-qualified options to purchase 25,000 shares of the Company’s common stock, vesting over three years and in accordance with the terms set forth in the Company’s standard form of non-qualified stock option agreement.

No cash compensation was paid, and no stock options were issued, to any directors during 2008 in connection with the compensation packages described above.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On January 14, 2009, Zoo Games entered into an employment agreement (the “Seremet Employment Agreement”) with Mark Seremet, a director of the Company and President of Zoo Games, pursuant to which Mr. Seremet also became Chief Executive Officer of Zoo Games.  The Seremet Employment Agreement is for a term of three years, at an initial base salary of $325,000 per year and provides for a bonus at the discretion of the Company’s board of directors.  The Seremet Employment Agreement is renewable automatically for successive one year periods unless either party gives written notice not to renew at least sixty days prior to the expiration of the initial term or any renewal terms.  The Company also granted Mr. Seremet an option to purchase 750,000 shares of the Company’s common stock, at an exercise price of $0.30 per share, pursuant to the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended.  Mr. Seremet became Chief Executive Officer and President of Zoo Entertainment on May 1, 2009.

On January 14, 2009, that certain Amended and Restated Employment Agreement, by and between Zoo Games and Mark Seremet, dated as of April 16, 2008, as subsequently amended on July 15, 2008 (the “Original Employment Agreement”), was terminated in connection with Zoo Games and Mark Seremet entering into the Seremet Employment Agreement.  Under the Original Employment Agreement, Mr. Seremet agreed to serve as President of Zoo Games. Mr. Seremet’s Original Employment Agreement provided for a term ending on April 30, 2011 with an annual base salary of $250,000 and a bonus based on a performance milestones as determined by the compensation committee of Zoo Games. The Original Employment Agreement was renewable automatically for successive one year periods unless either party gives written notice not to renew at least sixty days prior to the expiration of the initial term or any renewal terms. Mr. Seremet was entitled to receive a monthly car allowance of up to $600 per month and was entitled to participate in Zoo Games’s benefit plans in the same manner and at the same levels as Zoo Games makes such opportunities available to all of Zoo Games’s employees. If the Original Employment Agreement was terminated by Mr. Seremet for Good Reason (as defined in the Original Employment Agreement) or by Zoo Games without Cause (as defined in the Original Employment Agreement) then Mr. Seremet was entitled to receive (a) 1.5 times the sum of his then current base salary and bonus earned with respect to the employment year preceding the year in which he was terminated (the “Prior Bonus”), payable over eighteen months from the termination date, (b) payment of premiums for Mr. Seremet under Zoo Games’s health plans or materially similar benefits, (c) any earned but unpaid base salary or bonus, (d) any earned but unpaid performance bonus from the prior fiscal year and (e) acceleration of vesting of all outstanding stock options and restricted stock which have not vested as of the date of such termination, if any. If Mr. Seremet’s employment was terminated as the result of his death, his heirs will be entitled to receive (i) any earned but unpaid base salary or bonus, (ii) any earned but unpaid performance bonus from the prior fiscal year and (iii) acceleration of vesting of all outstanding stock options and restricted stock which have not vested as of the date of death, if any. Mr. Seremet was subject to traditional non-competition and employee non-solicitation restrictions while he was employed by Zoo Games and for a period of one year after termination, except that if the agreement was not renewed at the end of a term, the one-year restricted period shall not apply unless Mr. Seremet is paid the sum of his then current base salary and Prior Bonus.

On January 1, 2008, Zoo Publishing entered into an employment agreement with David Rosenbaum, which was subsequently amended on July 1, 2008 and July 23, 2009, pursuant to which he became Senior Vice President of Sales.  The term of the agreement is four years with an annual base salary of $375,000 for the first two years and $400,000 for the remaining years.  Mr. Rosenbaum is eligible to receive a bonus as pay be approved by the board of directors.  If Mr. Rosenbaum’s employment is terminated by the Company without cause, severance must be paid according to the following:  if the termination is within the first twelve months of the employment agreement, Mr. Rosenbaum shall receive twenty-four months of compensation less the amount already paid; if the termination is after twelve months but before thirty-six months, Mr. Rosenbaum shall receive twelve months of severance pay; if the termination is after thirty-six months, Mr. Rosenbaum shall receive the remainder of pay due to him under the employment agreement.  In April 2009, Mr. Rosenbaum was appointed as President of Zoo Publishing.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum each entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), we agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as such executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, as applicable, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date. The Company estimated the value of the arrangements to be approximately $200,000 as of September 30, 2009 and is included as compensation in the nine months ended September 30, 2009, and has been included in accrued expenses. Once the options are issued, we will adjust the expense accordingly.  In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively.  We intend to issue such options or restricted shares of common stock, as applicable, as soon as possible following approval from our stockholders of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit such issuance and to permit the conversion of the shares of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock.

Other than as described above, we have no plans or arrangements with respect to remuneration received or that may be received by our named executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 1, 2010 for (i) each of our Chief Executive Officer and our two most highly compensated executive officers, who are referred to as named executive officers, (ii) each of our directors, (iii) all persons, including groups, known to us to own beneficially more than five percent (5%) of any class of our voting stock and (iv) all current executive officers and directors as a group. Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is convertible into 1,000 shares of our common stock, and votes on an as-converted basis.  We have obtained approval from our stockholders of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to permit the conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, and will proceed with the amendment as soon as practicable.

				Number of Shares
		Series A	Series B	of Common Stock
	Common	Preferred	Preferred	Beneficially	Percentage of
Name and Address of Owner (1)	Stock	Stock	Stock	Owned	Voting Power

5% Stockholders;
Robert Ellin (2)	4,579,826	-	263,736	268,315,736	10.3
Patricia Peizer (3)	-	321,684		321,684,000	9.9
Harris Toibb (4)	1,800,768	-	266,603	268,680,049	9.9
Peter Brant (5)	2,048,127	225,606	-	227,723,631	8.7

Directors and named executive officers:
Jay Wolf (6) (10)	585,654	-	40,534	41,119,944	1.6
Barry Regenstein (7) (10)	50,000	-	-	50,000	*
John Bendheim (8) (10)	250,000	-	-	250,000	*
Drew Larner (10)	-	-	-	-	*
Moritz Seidel (9) (10)	27,932	120,000	-	120,027,932	4.6
Mark Seremet (11) (10)	645,825	20,000	-	21,620,887	*
David Fremed (12) (10)	142,839	-	-	208,825	*
David Rosenbaum (13) (10)	117,478	40,000	-	40,906,880	1.6
David Smith (14)	-	500,000	-	500,000,000	19.2

All current directors and executive officers as a group (nine persons) (15)				724,184,468	27.7
* Less than one percent

(1) Except as specifically indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable, convertible or issuable within 60 days of February 1, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Consists of 207,633 shares of Series B Convertible Preferred Stock, and 4,102,553 shares of common stock held by Trinad Capital Master Fund, Ltd. (“TCMF”) and 477,273 shares of common stock and 56,103 shares of Series B Convertible Preferred Stock held by Trinad Management, LLC (“Trinad Management”), which is an affiliate of and provides investment management services to, TCMF.  The address of TCMF is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067. Robert S. Ellin has sole voting and investment power with respect to the shares held of record by TCMF.

(3) Consists of an aggregate of 321,684 shares of Series A Convertible Preferred Stock, of which 196,206 shares are held by Socius Capital Group, LLC and 125,478 shares are held by Focus Capital Partners, LLC, each of which are entities owned and controlled by Patricia Peizer. Ms. Peizer has sole voting and investment power with respect to the shares.  This amount does not include warrants to purchase an aggregate of 610,316,000 shares of common stock held by Socius Capital Group, LLC and Focus Capital Partners that are not exercisable within sixty (60) days as a result of a 9.9% ownership limitation contained in the warrants.  The address for Ms. Peizer is  11150 Santa Monica Boulevard, Los Angeles, CA 90025.

(4) Consists of 266,603 shares of Series B Convertible Preferred Stock and 1,800,768 shares of common stock and immediately exercisable warrants to purchase 276,541 shares of common stock, but does not include warrants to purchase 2,272,727 shares of common stock that are not exercisable within sixty (60) days as a result of a 4.99% ownership limitation contained in the warrants. The address of Harris Toibb is 6355 Topenga Boulevard, Suite 335, Woodland Hills, CA 91367.

(5) Consists of 225,606 shares of Series A Convertible Preferred Stock owned by Ariza, LLC, a Company controlled by Mr. Brant, 2,048,127 shares of common stock, 37,246 shares of common stock underlying immediately exercisable warrants and 32,258 shares of common stock underlying options. The amount does not include 189,692 shares of common stock and warrants to purchase 47,421 shares of common stock held by The Bear Island Paper Company LLC Thrift Plan-Aggressive Growth Fund, of which Mr. Brant is the economic beneficiary and shares investment and dispositive power with the trustees of the Plan of which Mr. Brant is one trustee. Mr. Brant has the sole power to vote or dispose of the shares held by Ariza, LLC The address for Mr. Brant is c/o Brant Industries, Inc., 80 Fieldpoint Road, Greenwich, CT 06830.

(6) Consists of 40,534 shares of Series B Convertible Preferred Stock and 585,654 shares of common stock.

(7) Consists of 50,000 shares of restricted common stock.

(8) Consists of 250,000 shares of restricted common stock.

(9) Consists of 120,000 shares of Series A Convertible Preferred Stock held by Mr. Seidel and 27,932 shares of common stock held by T7M7 Unternehmensaufbau GmbH.  Mr. Seidel is the Managing Director of T7M7 Unternehmensaufbau GmbH, and as a result, may be deemed to indirectly beneficially own an aggregate of 120,027,932 shares of common stock.  Mr. Seidel disclaims beneficial ownership of these securities. Mr. Seidel has the sole voting and investment power with respect to the shares held by T7M7 Unternehmensaufbau GmbH. The address of T7M7 Unternehmensaufbau GmbH is Occam-Strasse 4, Rueckgebauede, 80802, Muenchen, Germany.

(10) The address of each of these persons is c/o Zoo Entertainment, Inc., 3805 Edwards Road, Suite 605, Cincinnati, OH 45209.

(11) Consists of 20,000 shares of Series A Convertible Preferred Stock, 645,825 shares of common stock, immediately exercisable warrants to purchase 5,893 shares of common stock for a purchase price of $2.13 and immediately exercisable warrants to purchase 8,779 shares of common stock for a purchase price of $2.84.  It also includes non-qualified stock options to purchase up to 702,328 shares of common stock for a purchase price of $1.52 per share and non-qualified stock options to purchase up to 8,062 shares of common stock for a purchase price of $2.58 per share, in each case which is fully vested and immediately exercisable.  This includes 250,000 non-qualified stock options to purchase up to 250,000 shares of common stock for a purchase price of $0.30 per share that will vest and be exercisable within the next sixty days, but does not include 500,000 non-qualified stock options to purchase up to 500,000 shares of common stock for a purchase price of $0.30 per share that are not vested and not exercisable within the next sixty days.

(12)  Consists of 142,839 shares of common stock, and also includes non-qualified stock options to purchase up to 42,575 shares of common stock for a purchase price of $2.58 per share which are fully vested and immediately exercisable.  This includes 23,411 non-qualified stock options to purchase up to 23,411 shares of common stock for a purchase price of $2.13 per share that are vested and exercisable, but does not include non-qualified stock options to purchase up to 46,822 shares of common stock for a purchase price of $2.13 per share that are not vested and not exercisable within sixty days of the Record Date.

(13) Consists of 40,000 shares of Series A Convertible Preferred Stock, 117,478 shares of common stock and immediately exercisable warrants to purchase 29,371 shares of common stock for a purchase price of $2.13. It also includes non-qualified stock options to purchase up to 760,031 shares for a purchase price of $1.52 per share which are fully vested and immediately exercisable.

(14) Consists of 500,000 shares of Series A Convertible Preferred Stock.  Mr. Smith became a director of the Company on December 14, 2009.  The address for Mr. Smith is 2450 Colorado Ave., Suite 100 East Tower, Santa Monica, CA 90404.

(15)  Includes warrants to purchase 44,043 shares of common stock and options to purchase 1,786,407 shares of common stock.

SELLING STOCKHOLDERS

We issued to certain accredited investors in transactions exempt from the registration requirements of the Securities Act, (i) in connection with the closing of financings on November 20, 2009 and December 16, 2009, shares of our Series A Convertible Preferred Stock and warrants to purchase our common stock, (ii) on August 31, 2009, we issued a warrant to purchase shares of common stock to Solutions 2 Go, Inc., in consideration of it making certain payments to us in advance of purchasing certain products and (iii) on June 18, 2009, in connection with a settlement agreement, we issued shares of our common stock to certain plaintiffs.   For further information about the issuance of these securities, please refer to the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations.” This Prospectus relates to the resale from time to time of up to a total of  941,520,381 shares of our common stock by the selling stockholders, which shares are comprised of the following securities:

•	321,684,000 shares of common stock issuable upon conversion of 321,684 shares of Series A Convertible Preferred Stock[1];

•	610,316,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $0.01[2];

•	7,665,731 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $0.30[3]; and

•	1,854,650 shares of our common stock[4].

Pursuant to the terms of the financing, we filed a Registration Statement on Form S-1, of which this Prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued or issuable in connection with the financing. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of January 28, 2010 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this Prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after  January 28, 2010 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. All shares that are issuable to a selling stockholder upon exercise of the warrants or conversion of the debt are included in the number of shares being offered in the table below. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this Prospectus because the selling stockholders are not required to sell any of the shares being registered under this Prospectus. The table below assumes that the selling stockholders will sell all of the shares listed in this Prospectus. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Percentage of ownership is based on 31,624,429 shares of common stock outstanding on  January 28, 2010.

Except as set forth below, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.

1 On each of November 20, 2009 and December 16, 2009, we entered into Securities Purchase Agreements (the “Purchase Agreements”), with certain investors identified therein (collectively, the “Investors”), pursuant to which we agreed to sell to the Investors in a private offering an aggregate of up to 2,000,000 shares of the Company’s Series A Preferred Shares (the “Financings”).  In connection with the Financings, we also entered into a Registration Rights Agreement on November 20, 2009, as subsequently amended by Amendment No. 1 to the Registration Rights Agreement on December 16, 2009, with each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead Investors in the Financings (the “Lead Investors”), pursuant to which we agreed to register the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares; issued to the Lead Investors.

2  In connection with the Financings described above, we issued  to the Lead Investors, warrants to purchase 610,316,000 shares of our Common Stock. We agreed to register the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares.

3 On August 31, 2009, Zoo Publishing, Inc. (“Zoo Publishing”), a wholly-owned subsidiary of Zoo Games, Inc., our wholly-owned subsidiary, entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein (collectively, the “Distribution Agreements”).   In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements (the “Advance”).   In  consideration of S2G entering into the Advance Agreement, we issued to S2G Inc. a warrant to purchase 7,665,731 shares of our common stock, par value $0.001 per share, with a term of five years and an exercise price equal to $0.30.

4 On February 19, 2009, Susan J. Kain Jurgensen, Steven W. Newton, Mercy R. Gonzalez, Bruce C. Kain, Wesley M. Kain, Raymond Pierce and Cristie E. Walsh filed a complaint against Zoo Publishing, Zoo Games and the Company.  On June 18, 2009, we reached a settlement whereby we agreed to pay to the plaintiffs an aggregate of $560,000 in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing.  In addition, the plaintiffs returned to us an aggregate of 5,563,950 shares of our common stock owned by them prior to such date and were left with 1,854,650 shares of our common stock.

The following table sets forth the beneficial ownership of the selling stockholders:

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
Selling Stockholder	Total Shares Beneficially Owned	Aggregate Number of Shares Offered	Number of Shares	Percent
Socius Capital Group, LLC (1)	539,999,700	539,999,700	0	*

Focus Capital Partners, LLC (2)	392,000,300	392,000,300	0	*

Solutions 2 Go, Inc. (3)	7,665,731	7,665,731	0	*

Susan J. Kain Jurgensen (4)	839,127	839,127	0	*

Steven W. Newton (5)	118,521	118,521	0	*

Mercy R. Gonzalez (6)	241,130	241,130	0	*

Bruce C. Kain (7)	241,130	241,130	0	*

Wesley M. Kain (8)	241,130	241,130	0	*

Raymond Pierce (9)	86,806	86,806	0	*

Cristie E. Walsh (10)	86,806	86,806	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Consists of 196,206,000 shares of common stock issuable upon conversion of 196,206 shares of Series A Convertible Preferred Stock, and 343,793,700 shares of common stock issuable upon exercise of warrants.  Patricia Peizer has the sole power to vote or dispose of the shares held by Socius Capital Group, LLC.

(2)
Consists of 125,478,000 shares of common stock issuable upon conversion of 125,478 shares of Series A Convertible Preferred Stock, and 266,522,300 shares of common stock issuable upon exercise of warrants. Patricia Peizer has the sole power to vote or dispose of the shares held by Focus Capital Partners, LLC.

(3)
Consists of 7,665,731 shares of common stock issuable upon exercise of warrants. Oliver Block has the sole power to vote or dispose of the shares issuable upon exercise of the warrants held by Solutions 2 Go, Inc.

(4)	Susan J. Kain Jurgensen served as the President of Zoo Publishing, Inc., a wholly-owned subsidiary of Zoo Games, Inc., our wholly-owned subsidiary, from December 18, 2007 through March 30, 2009.

(5)	Steve W. Newton served as Vice President of Sales from December 18, 2007 through June 26, 2009.

(6)	Mercy R. Gonzalez served as Senior Vice President of Logistics from December 14, 2007 through June 26, 2009.

(7)	Bruce C. Kain served as Vice President of Operations of Zoo Publishing, Inc. from December 18, 2007 through June 26, 2009.

(8)	Wesley M. Kain, the brother of Susan J. Kain Jurgensen, served as Counsel of Zoo Publishing, Inc., from December 18, 2007 through June 26, 2009.

(9)	Raymond Pierce served as an accountant since December 18, 2007 through February 2009.

(10)	Cristie E. Walsh has served as our Products Manager since December 18, 2007.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

     These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

 The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past two fiscal years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from an unaffiliated third party. All future related transactions will be approved by our audit committee or the full board of directors.

On July 7, 2008, we entered into a Note Purchase Agreement with TCMF and the investors set forth on the schedule thereto, as subsequently amended on July 15, 2008, July 31, 2008 and August 15, 2008 (the “Note Purchase Agreement”), pursuant to which the investors agreed to provide a loan to the Company in the aggregate principal amount of $9,000,000, in consideration for the issuance and delivery of senior secured convertible promissory notes (the “Notes”). As partial inducement to purchase the Notes, we issued to the investors warrants to purchase common stock of the Company (the “Warrants,” and together with the issuance of the Notes, the “Financing”). The offering period of the Financing closed on August 15, 2008.  Pursuant to the Note Purchase Agreement on July 7, 2008, we issued to TCMF, a principal stockholder of the Company of which Robert Ellin, our former Chief Executive Officer and a former director is the managing director, and of which Jay Wolf, our Secretary and a director was a managing director until December 2009, a Note in the aggregate principal amount of $2,500,000. The Note bore an interest rate of five percent (5%) for the time period beginning on July 7, 2008 and ending on July 7, 2009, unless extended. Upon the occurrence of an investor sale, as defined in the Note, the entire outstanding principal amount of the Note and any accrued interest thereon will be automatically converted into shares of common stock of the Company. In connection with the Note Purchase Agreement, we issued to TCMF a Warrant to purchase 2,272,727 shares of common stock of the Company. The Warrant has a five year term and an exercise price of $0.01 per share. On July 30, 2008, TCMF exercised its Warrant to purchase 2,272,727 shares of common stock of the Company.  On November 20, 2009, the Notes issued to TCMF converted into shares of Series B Convertible Preferred Stock.

In connection with an amendment to the Management Agreement, as described below, we issued to Trinad Management, LLC, an affiliate of TCMF, of which (“Trinad”) a Note in the principal amount of $750,000 and a Warrant to purchase 681,818 shares of the Company’s common stock, on the same terms and conditions as the Notes and Warrants issued in the financing.  On November 20, 2009, the Note issued to Trinad converted into shares of Series B Convertible Preferred Stock.

Pursuant to a Security Agreement, dated as of July 7, 2008, as amended, we granted a security interest in all of its assets to each of the investors, including TCMF, to secure our obligations under the Notes. Additionally, on July 7, 2008, Trinad executed a joinder to the Security Agreement.  The security interests were terminated upon the conversion of the Notes into shares of Series B Convertible Preferred Stock.

On July 31, 2008, TCMF executed a counterpart signature page to the Note Purchase Agreement, pursuant to which we issued to TCMF a Note in the principal amount of $1,500,000. As partial inducement to purchase the Note, TCMF received a Warrant to purchase 1,363,636 shares of common stock of the Company. The Note and Warrant issued to TCMF were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On August 1, 2008, TCMF exercised its Warrant to purchase 1,363,636 shares of common stock of the Company.  On November 20, 2009, the Note issued to TCMF converted into shares of Series B Convertible Preferred Stock.

On September 26, 2008, we entered into a note purchase agreement with TCMF and the investors set forth on the schedule thereto, pursuant to which the investors agreed to provide a loan to the Company in the aggregate principal amount of up to $5,000,000 (the “Second Financing).  Pursuant to the note purchase agreement, we issued to TCMF a Note in the principal amount of $500,000. As partial inducement to purchase the Note, TCMF received a Warrant to purchase 454,545 shares of common stock of the Company. The Note and Warrant issued to TCMF in the Second Financing were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On September 26, 2008, TCMF exercised its Warrant to purchase 454,545 shares of common stock of the Company.  As of April 30, 2009, $515,000 of principal plus accrued interest was outstanding on the Note issued to TCMF, and no payments of principal or interest have been made. Pursuant to a Security Agreement, dated as of  September 26, 2008, we granted a security interest in all of its assets to the investors, including TCMF, to secure our obligations under the Notes issued in the Second Financing. On November 20, 2009, the Note issued to TCMF converted into shares of Series B Convertible Preferred Stock. The security interests were terminated upon the conversion of the Note into shares of Series B Convertible Preferred Stock.

On October 24, 2007, we executed a loan agreement, as subsequently amended on November 21, 2007 and April 18, 2008 (the "Loan Agreement") with TCMF, whereby TCMF agreed to loan to the Company a principal amount of up to $500,000 (the “Loan”) and to increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which was to be due and payable by the Company upon, and not prior to, a Next Financing (as defined in the Loan Agreement), to an amount of not less than $750,000. On July 7, 2008, pursuant to a further amendment to the Loan Agreement and in consideration of TCFM’s participation in the Financing and receipt of the Notes and Warrants issued thereunder, the Loan Agreement automatically terminated upon the initial closing of the Financing, and the loan thereunder, in the principal amount of $360,000, plus any accrued interest, was cancelled and extinguished with no obligation or liability of the Company.

On October 24, 2007, we entered into a Management Agreement (the “Management Agreement”) with Trinad, an affiliate of TCMF. Pursuant to the terms of the Management Agreement, Trinad agreed to provide certain management services, including, without limitation, the sourcing, structuring and negotiation of a potential business combination transaction involving the Company. We agreed to pay Trinad a management fee of $90,000 per quarter, plus reimbursement of all expenses reasonably incurred by Trinad in connection with the provision of management services. The fees incurred for the year ended December 31, 2007 were waived by Trinad. The Management Agreement was terminable by either party upon written notice, subject to a termination fee of $1,000,000 upon termination by the Company. On July 7, 2008, the Company and Trinad amended the Management Agreement to provide that it automatically terminated upon the initial closing of the Financing, in which such case the termination fee was reduced to $750,000. The Management Agreement, as amended, also provided that the Company may satisfy the payment of such termination fee by delivery to Trinad of Notes in the aggregate amount of $750,000 and a Warrant to purchase 618,818 shares of common stock of the Company, such Notes and Warrants to be on the same terms of the Notes and Warrants sold and issued by the Company to the purchasers in the Financing. The Management Agreement automatically terminated upon the initial closing of the Financing on July 7, 2008. In accordance with the terms of Amendment No. 1 to the Management Agreement, the termination fee was reduced from $1,000,000 to $750,000, which we satisfied by delivery to Trinad of a Note in the principal amount of $750,000 and 681,818 Warrants to purchase common stock of the Company.  On November 20, 2009, the Note issued to Trinad converted into shares of Series B Convertible Preferred Stock.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum each entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), we agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, we agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date. The Company estimated the value of the arrangements to be approximately $200,000 as of September 30, 2009 and is included as compensation in the nine months ended September 30, 2009, and has been included in accrued expenses. Once the options are issued, we will adjust the expense accordingly.    In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively.  We intend to issue such options or restricted shares of common stock, as applicable, as soon as possible following approval from our stockholders of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit such issuance and to permit the conversion of the shares of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock.

On November 20, 2009, we entered into a Securities Purchase Agreement with certain investors identified therein, including Mark Seremet, our Chief Executive Officer and President, David Rosenbaum, President of Zoo Publishing, Moritz Seidel, one of our directors, and David E. Smith, who became a director on December 14, 2009, pursuant to which we agreed to sell to certain investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Shares”) at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”).  On November 20, 2009, we sold 20,000 Series A Preferred Shares to Mr. Seremet for gross proceeds of $50,000, 40,000 Series A Preferred Shares to Mr. Rosenbaum for gross proceeds of $100,000, 120,000 Series A Preferred Shares to Mr. Seidel for gross proceeds of $300,000 and 400,000 Series A Preferred Shares to Mr. Smith for gross proceeds of $1,000,000.  The Series A Preferred Shares sold to Messrs. Seremet, Rosenbaum, Seidel and Smith were issued on the same terms and conditions as the Series A Preferred Shares sold to the other investors in the November Financing.

 On December 16, 2009, we entered into a Securities Purchase Agreement, with certain investors identified therein, including David E. Smith, one of our directors, pursuant to which we agreed to sell to certain investors in a private offering the balance of the Series A Preferred Shares that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing.  On December 16, 2009, we sold 100,000 Series A Preferred Shares to Mr. Smith for gross proceeds of $250,000. The Series A Preferred Shares sold to Mr. Smith were issued on the same terms and conditions as the Series A Preferred Shares sold to the other investors in the financing.

Zoo Games

Zoo Games engages in various business relationships with its shareholders and officers and their related entities. The significant relationships are as follows:

Lease of Premises

Zoo Games leased its office space in New York, New York from 575 Broadway Associates, LLC a company owned principally by Peter M. Brant, a former member of the board of directors of Zoo Games and one of the Company’s principal stockholders. Zoo Games leased 5,000 square feet at this location for a monthly rent of $23,750 from April 2007 to October 2008. Zoo Games has paid rent in the amount of $183,000 for 2007 and $234,000 during 2008. Zoo Games believes that the rent and lease terms are at market and are no more favorable to the landlord than comparable leases that could be obtained under an independent third party arrangement.

Transactions

Mark Seremet, President of Zoo Games, received $549,000 in connection with the sale of a portion of his shares in Cyoob, Inc to Zoo Games. The agreement entitled Mr. Seremet to receive an additional $549,000 from Zoo Games for such shares; however this debt was converted to an aggregate of 257,052 shares of common stock of the Company in April, 2008.

In connection with Zoo Publishing’s factoring facility with Working Capital Solutions, Inc., in August 2008, Mr. Seremet provided Working Capital Solutions with a personal validity guarantee pursuant to which Mr. Seremet made certain representations and warranties on behalf of Zoo Publishing and agreed to be personally liable for a breach of those representations and warranties. The Company granted Mr. Seremet a fully vested non-qualified stock option to purchase up to 702,327 shares of common stock of the Company for an exercise price of $1.52 per share in consideration for Mr. Seremet’s provision of such guaranty.

From October 2007 to December 2007, Zoo Games issued an aggregate of $2,800,000 in 12% convertible notes in its bridge financing (the “Bridge Financing”). The principal outstanding amounts under the notes issued in the Bridge Financing, and the accrued interest, were to be automatically converted into equity at the first closing of an equity financing (the “Equity Financing”) in which Zoo Games raised at least $15,000,000 inclusive of the amounts converted from the Bridge Financing, at a value of 75% of the average price at which the equity securities were sold in the Equity Financing. In connection with the conversion of the convertible notes into equity, participants in the Bridge Financing were given the right to receive warrants in the Equity Financing to purchase Zoo Games’ common units for a purchase price equal to 75% of the exercise price of the warrants issued in the Equity Financing. Mr. Seremet, Zoo Games’ Chief Executive Officer invested $50,000 in the Bridge Financing. Mr. Peter Brant, a former director of Zoo Games and a principal stockholder of the Company and an entity related to Mr. Brant invested an aggregate of $714,583 in the Bridge Financing. Of that amount, convertible notes in the amount of $114,583 were issued to Mr. Brant in exchange for rent payments due to 575 Broadway Associates.

From December 2007 through May 2008, prior to its conversion from a limited liability company to a corporation, Zoo Games issued common shares and warrants to purchase common shares in an equity financing pursuant to which Zoo Games raised an aggregate of $16,400,000, inclusive of the convertible notes which were automatically converted into the securities issued in the equity financing, as described above. Mr. Seremet’s convertible note was converted into 23,570 common shares and warrants to purchase up to 5,893 common shares for an exercise price of $2.13 per share. In addition, Mr. Seremet invested  $100,000 in the equity financing in exchange for 35,116 common shares and warrants to purchase up to 8,779 common shares for an exercise price of $2.84 per unit. The convertible notes of Mr. Brant and his related entities were converted into an aggregate of 338,676 common shares and warrants to purchase up to 84,666 shares for an exercise price of $2.13 per share. S.A.C. Venture Investments, LLC a principal stockholder of the Company, invested an aggregate of $1,250,000 in exchange for an aggregate of 438,955 common shares and warrants to purchase an aggregate of 109,739 common shares for an exercise price of $2.84 per share. Mr. Harris Toibb, a principal stockholder of the Company, and entities related to Mr. Toibb invested an aggregate of $3,150,000 in exchange for an aggregate of 1,106,166 common shares and warrants to purchase an aggregate of 276,541 common shares for an exercise price of $2.84 per share.  Mr. Toibb also provided various consulting services to the Company in connection with the restructuring of Zoo Games’ indebtedness and certain other strategic matters. In connection with the provision of those services, in July 2008 we issued 702,440 shares of its common stock to Mr. Toibb.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue up to 250,000,000 shares of common stock, par value $0.001 per share, of which 31,624,429 shares are outstanding as of  February 1, 2010 . Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors is authorized to designate, and cause the Company to issue, up to five million (5,000,000) shares of preferred stock, par value $0.001 per share, without stockholder approval, of any class or series, having such rights, preferences, powers and limitations as the Board of Directors shall determine.

There is no restriction on the repurchase or redemption of shares of preferred stock while there is any arrearage in the payment of dividends or sinking fund installments.

On November 20, 2009, we filed with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) designating 2,000,000 shares of its authorized preferred stock, par value $0.001 per share, as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) designating 1,200,000 shares of its authorized preferred stock, par value $0.001 per share, as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series A Certificate of Designation and the Series B Certificate of Designation were approved by our Board of Directors on November 13, 2009. As of December 16, 2009, 1,389,684 shares of Series A Preferred Stock and 1,188,439 shares of Series B Preferred Stock were issued and outstanding.

On January 15, 2010, we filed a Preliminary Information Statement on Schedule 14C with the Securities and Exchange Commission in connection with amending our Certificate of Incorporation, as amended (“Certificate of Incorporation”) to increase the number of authorized shares of our common stock from 250,000,000 shares to 3,500,000,000 shares, and to effect a reverse stock split of all of our outstanding shares of common stock at a ratio of 1 for 600.  We intend to proceed with the increase in authorized shares of common stock and the reverse stock split as soon as practicable.

We currently do not have a sufficient number of shares of authorized common stock to permit the conversion of the Series A Preferred Stock and the Series B Preferred Stock.  We obtained approval from our stockholders of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the shares of Series A Preferred Stock and the Series B Preferred Stock, and filed a Preliminary Information Statement on Schedule 14C in connection therewith on January 15, 2010 .  Immediately upon the effectiveness of the filing of such an amendment to our Certificate of Incorporation,  (a) all issued and outstanding shares of Series A Preferred Stock shall automatically convert into that number of shares of common stock obtained by dividing the original purchase price of the shares of such Series A Preferred Stock, which is $2.50 per share, plus the amount of any accumulated but unpaid dividends as of the conversion date, by the conversion price in effect at the close of business on the conversion date, which is initially $0.0025 and (b) all issued and outstanding shares of Series B Preferred Stock shall automatically convert into that number of shares of common stock obtained by dividing the original purchase price of the shares of such Series B Preferred Stock, which is $10 per share, plus the amount of any accumulated but unpaid dividends as of the conversion date, by the conversion price in effect at the close of business on the conversion date, which is initially $0.01.

The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to vote together along with the holders of the common stock and any other class or series of capital stock of the Company entitled to vote together with the holders of the common stock as a single class, on all matters submitted for a vote (or written consents in lieu of a vote) of the holders of common stock, and are entitled to other voting rights as set forth in the Company’s Certificate of Incorporation and the Series A Certificate of Designation and Series B Certificate of Designation, as applicable. On all matters as to which shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock are entitled to vote or consent, each share of Series A Preferred Stock or Series B Preferred Stock, as applicable, entitles its holder to the number of votes that the Common Stock into which it is convertible would have if such Series A Preferred Stock or Series B Preferred Stock, as applicable, had been so converted into Common Stock.

Dividends on the Series A Preferred Stock and Series B Preferred Stock are not mandatory, but if and when the Company’s board of directors declares such dividends, they shall be payable pari passu with one another, and in preference and priority to any payment of any dividends on the Common Stock.  After payment of any preferential dividends to the holders of Series A Preferred Stock and Series B Preferred Stock, if the Company’s board of directors declares a dividend on the Common Stock, it shall also declare a dividend at such time on each share of Series A Preferred Stock and Series B Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Company, or in the event of its insolvency, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entititled, pari passu with distributions to the other, to have set apart for them or to be paid out of the assets of the Company available for distribution to stockholders (after provision for the payment of all debts and liabilities, and before any distribution made to any holders of Common Stock or any class of securities junior to the Series A Preferred Stock and the Series B Preferred Stock), an amount equal to $2.50 per share with respect to the Series A Preferred Stock and $10 per share with respect to the Series B Preferred Stock.

Outstanding Stock Options, Warrants and Convertible Securities

As of December 31, 2008, the Company’s 2007 Employee, Director and Consultant Stock Plan allowed for an aggregate of 1,000,000 shares of common stock with respect to which stock rights may be granted and a 250,000 maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year. As of December 31, 2008, an aggregate of 975,000 shares of restricted common stock of the Company are outstanding under the Company’s 2007 Employee, Director and Consultant Stock Plan, and 25,000 shares of common stock were reserved for future issuance under this plan.

On January 14, 2009, the Company’s Board of Directors approved and adopted an amendment to the 2007 Employee, Director and Consultant Stock Plan, which increased the number of shares of common stock that may be issued under the plan from 1,000,000 shares to 4,000,000 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 250,000 shares to 750,000 shares. All other terms of the plan remain in full force and effect.

On January 14, 2009, the Company granted Mr. Seremet an option to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.30 per share, pursuant to the Company’s 2007 Plan, as amended. There were no other options issued during the nine months ended September 30, 2009.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum, pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”) (see Note 18), the Company agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively.  We intend to issue such options or restricted shares of common stock, as applicable, as soon as possible following approval from our stockholders of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit such issuance and to permit the conversion of the shares of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock.

As of February 1, 2010 , there was approximately $185,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 2.0 - 2.2 years.

The intrinsic value of options outstanding at  February 1, 2010 is $0.

In addition, there are various warrants outstanding that have been previously issued to acquire 13,486,072 shares of our common stock. Exercise of such options and warrants will result in further dilution. On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein (collectively, the “Distribution Agreements”).  In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements.  In  consideration of S2G entering into the Advance Agreement, we agreed to issue to S2G Inc. a warrant to purchase shares of common stock representing 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into Common Stock at a price of $0.75 or less, have been so converted), upon the occurrence of an “Anticipated Qualified Financing”, which means (i) the consummation of the sale of shares of Common Stock by the Company which results in aggregate gross proceeds to the Company of at least $4,000,000 and (ii) the conversion of the Company’s senior secured convertible notes, in the aggregate original principal amount of $11,150,000, into shares of Common Stock.  On August 31, 2009, we issued a warrant to purchase 7,665,731 shares of common stock, at an exercise price equal to $0.30  (the “Solutions 2 Go Warrant”) to S2G Inc.  The Solutions 2 Go Warrant has a term of five years. The Solutions 2 Go Warrant may be adjusted such that the number of shares of common stock represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $0.75 or less, have been so converted.    While the Solutions 2 Go Warrant is outstanding, but only for a period ending on November 20, 2010, (i) if the Company issues any common stock purchase warrants at an exercise price of less than $0.30, then the exercise price of the Solutions 2 Go Warrant will be reduced to equal such lower exercise price and the number of shares which the Solutions 2 Go Warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if the Company issues any common stock or common stock equivalents at a price per share of common stock less than $0.20, then the exercise price of the Solutions 2 Go Warrant will be reduced to equal such lower per share price and the number of shares which the Solutions 2 Go Warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the Solutions 2 Go Warrant.

Each of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC on November 20, 2009 and to Focus Capital Partners, LLC on December 16, 2009 have an exercise price equal to $0.01 per share, and a term of five years. The warrants contain certain customary limitations with respect to the amount of the warrants that can be exercised.  Additionally, the warrants provide that they cannot be exercised until the effectiveness of the filing of an amendment to our Certificate of incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants.  In the event of any subdivision, combination, consolidation, reclassification or other change of our common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC, will be proportionately decreased or increased, as applicable, but the exercise price of such warrants will remain at $0.01 per share, We currently do not have a sufficient number of shares of authorized common stock to permit the exercise of the warrants.  We obtained approval from our stockholders of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants. On January 15, 2010, we filed a Preliminary Information Statement on Schedule 14C with the Securities and Exchange Commission in connection with an increase in our authorized shares of common stock.

Registration Rights

On November 20, 2009, we entered into a Securities Purchase Agreement, with certain investors identified therein, pursuant to which we agreed to sell to such investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”).  On November 20, 2009, we sold 1,180,282 Series A Preferred Shares for gross proceeds to the Company of $4,224,015. Each Series A Preferred Share shall automatically convert into 1,000 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares.  In connection with the Financing, we issued to each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead investors in the financing (the “Lead Investors”), a warrant  to purchase  165,530,300 shares and  343,793,700 shares of Common Stock, respectively (the “Financing Warrants”).   We also entered into a Registration Rights Agreement with the Lead Investors (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the shares of common stock issuable upon conversion of the 290,676 Series A Preferred Shares and exercise of the Financing Warrants that were issued to the Lead Investors (the “Registrable Securities”). Pursuant to the Registration Rights Agreement, we are filing a registration statement  of which this Prospectus is a part.  Subject to an amendment to the Registration Rights Agreement as described below, we are required to file such registration statement no later than December 5, 2009 (the “Filing Date”). We are obligated to use our best efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible, but in any event within 60 days of the closing date of the Financing (“Closing Date”). We are required to use our best efforts to keep the registration statement effective under the Securities Act until the date when all Registrable Securities have been sold, or can be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act. In the event that (a) the registration statement is not filed on or before the Filing Date, (b) the registration statement is not declared effective within 60 days of the Closing Date, (c) the registration statement is not declared effective within 90 days from the Closing Date (and in such case the penalty will increase to 2% for the following 30 days or until earlier declared effective), (d) the registration statement is not declared effective within 120 days from the Closing Date (and in such case the penalty will increase to 3% and will be and remain payable until the registration statement is declared effective), (e) we fail to file with the Commission a request for acceleration of a registration statement within five trading days of the date that we are notified that such registration statement will not be reviewed or will not be subject to further review by the Commission or (f) we do not respond to comments received from the Commission with respect to the registration statement as soon as practicable and, in any event, within seven business days of receipt of such comments (if such comments relate to accounting issues) and within five business days of receipt of such comments (if such comments relate to any other issue), then we are required to pay to each Lead Investor an amount in cash equal to 1% of the number of Registrable Securities held by such Lead Investor as of the date of such event, multiplied by the purchase price paid by such Investor for such Registrable Securities then held, on the date of such event and on every monthly anniversary of such event until it is cured.  Notwithstanding the foregoing, penalties for any of the events under subsections (a) and (f) above, shall be half a percent, and all penalties shall not exceed 1.5% for each of the first two 30 day periods, 1% for the next 30 day period, or 3% for each of the next three 30 day periods.  The registration rights set forth in the Registration Rights Agreement are also subject to customary cut-back provisions pursuant to Rule 415 of the Securities Act.  As set forth below, the Registration Rights Agreement was subsequently amended on December 16, 2009.

 On December 16, 2009, we entered into a new Securities Purchase Agreement, with certain investors identified therein, pursuant to which we agreed to sell to certain investors in a private offering the balance of the Series A Preferred Shares that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing.  On December 16, 2009, we sold 209,402 Series A Preferred Shares for gross proceeds to the Company of $775,985. Each Series A Preferred Share shall automatically convert into 1,000 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares.  In connection with the December 16, 2009 financing, we issued to Focus Capital Partners, LLC, one of the lead investors, a warrant to purchase 100,992,000 shares of common stock.   We also entered into an amendment to the Registration Rights Agreement (the “Amendment”), pursuant to which we agreed to register the resale of the 31,008,000 shares of common stock issuable upon conversion of the 31,008 Series A Preferred Shares and the 100,992,000 shares of common stock issuable upon exercise of the warrant issued to Focus Capital Partners, LLC, pursuant to which we are filing a registration statement of which this Prospectus is a part.  The Amendment also extended the date that we are required to file the registration statement to no later than December 24, 2009, and provided that we are obligated to use our best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended, as soon as possible, but in any event prior to February 22, 2009.

On June 18, 2009 (the “Effective Date”), the Company, Zoo Games and Zoo Publishing (collectively, the “Zoo Companies”) entered into a Mutual Settlement, Release and Waiver Agreement, as amended (the “Settlement Agreement”), with Susan J. Kain Jurgensen, Steven W. Newton, Mercy Gonzalez, Bruce C. Kain, Wesley M. Kain, Cristie E. Walsh and Raymond Pierce (collectively, the “Plaintiffs”).  The Plaintiffs originally filed a complaint on February 19, 2009 alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer, and seeking compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies.  Prior to the Effective Date, Plaintiffs collectively owned 7,418,600 shares of the Company’s common stock, par value $0.001 per share (the “Plaintiffs Shares”).    In connection with that certain Agreement and Plan of Merger entered into by and among the Company, DFTW Merger Sub, Inc., Zoo Games and the stockholder representative, dated as of July 7, 2008, as amended, pursuant to which the Company acquired Zoo Games, 741,860 of Plaintiffs Shares are currently being held in escrow until December 31, 2009 (the “Escrowed Shares”).  Pursuant to the Settlement Agreement, among other things, each of the Plaintiffs agreed to assign, convey, transfer and surrender to the Company an aggregate of 5,563,950 shares of the Plaintiffs Shares (the “Surrendered Shares”), including all right, title and interest in and to the Escrowed Shares.  We issued to the Plaintiffs new certificates representing an aggregate of the total remaining 1,854,650 shares of the Plaintiffs Shares  (the “Retained Shares”).  The Settlement Agreement also provided for “piggyback” registration rights with respect to the Retained Shares.

On August 31, 2009, we issued the Solutions 2 Go Warrant to purchase 7,665,731 shares of common stock, at an exercise price equal to $0.30 to S2G Inc.  The Solutions 2 Go Warrant may be adjusted such that the number of shares of common stock represents 6% of our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $0.75 or less, have been so converted.    While the Solutions 2 Go Warrant is outstanding, but only for a period ending on November 20, 2010, (i) if we issue any common stock purchase warrants at an exercise price of less than $0.30, then the exercise price of the Solutions 2 Go Warrant will be reduced to equal such lower exercise price and the number of shares which the Solutions 2 Go Warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if we issue any common stock or common stock equivalents at a price per share of common stock less than $0.20, then the exercise price of the Solutions 2 Go Warrant will be reduced to equal such lower per share price and the number of shares which the Solutions 2 Go Warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the Solutions 2 Go Warrant.  The Solutions 2 Go Warrant provides for “piggyback” registration rights with respect to the shares underlying the  Solutions 2 Go Warrant.

MARKET PRICE OF COMMON STOCK
AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock trades under the symbol “ZOOE.OB” on the NASDAQ OTC Bulletin Board. We formerly traded under the symbol “DFTW.OB” prior to January 30, 2009. The following table shows, for the calendar quarters indicated, the high and low bid prices per share for our common stock as reported on the NASDAQ OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High		Low
First Quarter 2007	$	N/A	$	N/A
Second Quarter 2007	$	N/A	$	N/A
Third Quarter 2007	$	N/A	$	N/A
Fourth Quarter 2007	$	N/A	$	N/A

First Quarter 2008		$1.35		$1.00
Second Quarter 2008		$1.45		$1.10
Third Quarter 2008		$2.50		$1.45
Fourth Quarter 2008		$1.70		$0.25

First Quarter 2009		$0.85		$0.30
Second Quarter 2009		$1.10		$0.85
Third Quarter 2009		$1.10		$0.75
Fourth Quarter 2009 (through February 1, 2010 )		$0.75		$0.75

Holders

On February 1, 2010 , we had approximately 90 registered common stockholders of record of the 31,624,429 outstanding shares of common stock. There were also an undetermined number of holders who hold their stock in nominee or "street" name.

Dividends

Since our inception, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2008, the number of securities to be issued upon the exercise of outstanding derivative securities (options, warrants, and rights); the weighted-average exercise price of the outstanding derivative securities; and the number of securities remaining available for future issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by Zoo security holders	0	*	$0	25,000

Equity compensation plans approved by Zoo Games security holders	2,336,552		$1.76	0

Equity compensation plans not approved by security holders	0			0

Total	2,336,552		$1.76	25,000

* This number does not include an aggregate of 900,000 restricted shares of our common stock that we issued on June 23, 2008, and an aggregate of 75,000 restricted shares of our common stock that we issued on June 27, 2008, at a purchase price of $0.001 per share to certain employees, directors and consultants, pursuant to our 2007 Employee, Director and Consultant Stock Plan (the "2007 Plan").

On January 14, 2009, the 2007 Plan was amended to increase the aggregate number of shares of common stock that may be issued under the plan from 1,000,000 shares to 4,000,000 shares, and to increase the maximum number of shares with respect to which stock rights may be granted to any participant in any fiscal year from 250,000 shares to 750,000 shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware law. Under such provisions, the director, officer, corporate employee or agent who in her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the  foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Transfer Agent

Our transfer agent currently is Empire Stock Transfer and Trust, 1859 Whitney Mesa Dr, Henderson, NV 89014.

INTERESTS OF NAMED EXPERTS AND COUNSEL

 No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of our subsidiaries. Nor was any such person connected with the Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated financial statements of Zoo Entertainment, Inc. as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period March 23, 2007 (inception) to December 31, 2007, included in this Prospectus have been audited by Amper, Politziner & Mattia, LLP, independent registered public accountants, as stated in their report appearing in this Prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As previously disclosed in that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2008, effective October 30, 2008, we dismissed Raich Ende Malter & Co. LLP (“Raich Ende”) as our independent public accounting firm and appointed Amper, Politziner & Mattia, LLP (“AP&M”) as our independent public accounting firm to provide audit services for us. The decision to change accountants was approved by our board of directors.

From April 18, 2008 to October 30, 2008, the period of time that Raich Ende served as our principal accountant, no audits were performed by Raich Ende and, therefore, no reports were issued that (i) contained an adverse opinion or disclaimers of opinion and (ii) were qualified or modified as to uncertainty, audit scope or accounting principles.

From April 18, 2008 to October 30, 2008, there were no disagreements between us and Raich Ende on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Raich Ende, would have caused Raich Ende to make reference to the subject matter of the disagreements in connection with its reports on our financial statements during such periods. None of the events described in Item 304(a)(1)(v) of Regulation S-K occurred during the period that Raich Ende served as our principal accountant.

During our fiscal years ended December 31, 2007 and December 31, 2006, and through October 30, 2008, we did not consult with AP&M regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral report was provided by AP&M that was a factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues, and the Company did not consult AP&M on or regarding any matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

LEGAL MATTERS

The legality of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm, their families and trusts for their own benefit own an aggregate of approximately 60,000 shares of our common stock.

No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by the Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this Prospectus. This Prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us or our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents or provisions of any documents referred to in this Prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and special reports, and other information with the SEC. You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 , on official business days during the hours of 10:00 a.m. to 3:00 p.m . Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov . The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

The information and reporting requirements of the Securities Exchange Act of 1934 currently apply to us and will continue to apply to us following this offering.  We do not intend to furnish holders of our common stock and preferred stock with annual reports.  We intend to furnish other reports as we may determine or as may be required by law.

We maintain an internet website at www.zoogamesinc.com.  We have not incorporated by reference into this Prospectus the information on our website, and you should not consider it to be a part of this Prospectus.

ZOO ENTERTAINMENT, INC.
INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the years ended December 31, 2008 and 2007	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-5
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2008 and 2007	F-6
Notes to the Consolidated Financial Statements	F-7–F-31

Unaudited
Condensed Consolidated Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	F-32
Condensed Consolidated Statements of Operations for the Three and Nine Months ended September 30, 2009 and 2008 (unaudited)	F-33
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Nine Months ended September 30, 2009 (unaudited)	F-34
Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2009 and 2008 (unaudited)	F-35
Notes to Condensed Consolidated Financial Statements (unaudited)	F-36–F-58

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Zoo Entertainment, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Zoo Entertainment, Inc. (formerly Zoo Games, Inc.) and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and for the period March 23, 2007 (inception) to December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zoo Entertainment, Inc. (formerly Zoo Games, Inc.) and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for year ended December 31, 2008 and for the period March 23, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As more fully described in Note 2 to the consolidated financial statements, the Company has incurred losses since inception; net cash outflows from operations and has a working capital deficiency of approximately $9.2 million at December 31, 2008. In addition, the Company has note obligations maturing between July and September 2009 with a total face value of approximately $12.3 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, LLP

April 15, 2009
New York, New York

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2008 and 2007
(in $000's except share and per share amounts)

	2008	2007

ASSETS
Current Assets

Cash	$849	$169
Accounts receivable, net of allowances for returns and discounts of $1,160 and $1,167	1,832	1,316
Inventory	3,120	1,555
Prepaid expenses and other current assets	2,124	4,098
Product development costs, net - current	5,338	3,139
Deferred tax asset	688	1,438
Total Current Assets	13,951	11,715

Fixed assets, net	214	384
		-
Goodwill	14,704	16,204
Intangible assets, net	14,747	17,535
Product development costs, net	-	1,120
Total Assets	$43,616	$46,958

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$5,709	$3,274
Financing arrangements	849	2,893
Accrued expenses and other current liabilities	5,167	5,932
Notes payable, net of discount of $145 and $662 - current portion	1,803	2,877
Convertible notes payable, net of discount of $1,576	9,574	-
Total current liabilities	23,102	14,976

Notes payable, net of discount of $885 and $2,438 - non current portion	1,772	4,032
Deferred tax liability	688	6,220
Other long-term liabilities	620	167

Total Liabilities	26,182	25,395

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001, 5,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, par value $0.001, 75,000,000 shares authorized, 38,243,937 issued and outstanding December 31, 2008 and 15,684,845 issued and outstanding December 31, 2007	38	16
Additional Paid-in-capital	52,692	31,792
Accumulated deficit	(31,940)	(10,245)
Treasury Stock, at cost 2,237,376 shares in 2008	(3,356)	-
Total Stockholders' Equity	17,434	21,563
Total Liabilities and Stockholders' Equity	$43,616	$46,958

See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Year Ended December 31, 2008 and the Period from March 23, 2007 (Inception) to December 31, 2007
(in $000's except share and per share amounts)

	Year Ended	March 23 -
	December 31,	December 31,
	2008	2007

Revenue	$36,313	$565

Cost of goods sold	30,883	485

Gross profit	5,430	80

Operating expenses:

General and administrative expenses	10,484	2,666
Selling and marketing expenses	4,548	146
Research and development expenses	5,857	3,360
Depreciation and amortization	1,760	126

Total Operating expenses	22,649	6,298

Loss from operations	(17,219)	(6,218)

Interest (expense) income, net	(3,638)	(896)
Other income - Insurance recovery	1,200	-

Loss from continuing operations before income tax benefit	(19,657)	(7,114)

Income tax benefit	4,696	58

Loss from continuing operations	(14,961)	(7,056)

Loss from discontinued operations, net of tax benefit:

loss from discontinued operations, net of $200 tax benefit in 2008	(4,052)	(3,189)

loss from disposal of net assets, net of $1,190 tax benefit in 2008	(2,682)	-

Loss from discontinued operations	(6,734)	(3,189)

Net loss	$(21,695)	$(10,245)

Loss per share - basic and diluted:

Continuing operations	$(0.59)	$(1.07)

Discontinued operations:
loss from operations	(0.16)	(0.48)
loss from disposal of net assets	(0.11)	0.00
Discontinued operations total	(0.27)	(0.48)

Net loss	$(0.85)	$(1.56)

Weighted average shares outstanding - basic and diluted	25,394,264	6,579,350

See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
For the Year Ended December 31, 2008 and the Period from March 23, 2007(Inception) to December 31, 2007
(in $000's)

	Year Ended	March 23, 2007 -
	December 31,	December 31,
	2008	2007
Operating Activities:

Net loss	$(21,695)	$(10,245)

Loss from discontinued operations	(6,734)	(3,189)

Net loss from continuing operations	(14,961)	(7,056)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:

Depreciation and amortization	1,760	126
Interest arising from amortization of debt discount	3,443	886

Deferred income taxes	(4,782)	(58)

Share based compensation	2,759	138

Other changes in assets and liabilities, net	(291)	(1,373)

Net cash used in continuing operations	(12,072)	(7,337)

Net cash (used in) provided by discontinued operations	(2,184)	60

Net cash used in operating activities	(14,256)	(7,277)

Investing activities:

Capital expenditures	(67)	(202)

Cash received from reverse merger with Zoo	1,669	-
Disposition (acquisition) of assets of discontinued operations, net of cash acquired	477	(1,599)

Acquisition of stock of Zoo Publishing, net of cash acquired	(2)	(6,000)

Net cash provided by (used in) investing activities	2,077	(7,801)

Financing activities:

Proceeds from sale of equity securities	6,118	15,247

Proceeds from Zoo issuance of convertible notes - pre-merger	7,785	-

Proceeds from issuance of convertible notes - post-merger	1,000	-

Net repayments in connection with financing facilities	(2,044)	-

Net cash provided by financing activities	12,859	15,247

Increase in cash	680	169

Cash at beginning of period	169	-

Cash at end of period	$849	$169

See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity For the Period from March 23, 2007 (Inception) to December 31, 2007 and
For the Year ended December 31, 2008
(in 000's)

	Preferred Stock		Common Stock		Additional	Accumulated	Treasury Stock
	Shares	Par value	Shares	Par Value	Paid-in- Capital	Deficit	Shares	Par Value	Total

Founder's shares		$-	2,374	$3	$64	$-		$-	$67
Issuance of members' units, net of costs			7,676	8	15,239				15,247
Equity-based compensation expense			1,068	1	70				71
Issuance of common units for SVS acquisition			351	-	490				490
Issuance of common units for Zoo Publishing acquisition			3,162	3	8,170				8,173
Commitment to Issue common units for Zoo Publishing acquisition			-	-	5,447				5,447
Issuance of common units for Radar publishing rights			1,054	1	1,469				1,470
Bridge Note beneficial conversion factor			-		843				843
Net loss						(10,245)			(10,245)

Balance December 31, 2007	-	-	15,685	16	31,792	(10,245)	-	-	21,563

Stock issued in connection with private placement offering			2,143	2	6,433				6,435
Costs incurred in connection with private placement offering					(317)				(317)
Stock issued in connection with the acquisition of Zoo Digital			1,581	2	4,084				4,086
Exchange of promissory notes for common stock at fair value			5,973	6	6,022				6,028
Beneficial conversion feature of debt issued			-	-	200				200
Shares issued for consulting services			701	-	1,065				1,065
Value of warrants issued for consulting services			-		63				63
Compensation expense related to shares issued to employees			16	-	25				25
Compensation expense related to options issued to employees			-	-	1,605				1,605
Zoo shares acquired upon the completion of the reverse merger			11,327	11	1,186				1,724
Value of warrants issued in connection with debt financing					527
Value of Shares to be returned to Treasury for SVS and Zoo Digital sale							2,237	(3,356)	(3,356)
Shares issued for warrants exercised			818	1	7				8
Net loss						(21,695)			(21,695)

Balance December 31, 2008	-	$-	38,344	$38	$52,692	$(31,940)	2,237	$(3,356)	$17,434

See accompanying notes to consolidated financial statements

ZOO ENTERTAINMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND REVERSE MERGER

Zoo Entertainment, Inc., (“Zoo” or the “Company”) was incorporated under the laws of the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc.  On December 20, 2007, the Company reincorporated in Delaware and increased its authorized capital stock from 75,000,000 shares to 80,000,000 shares, consisting of 75,000,000 shares of common stock, par value $0.001, per share, and 5,000,000 shares of preferred stock, par value $0.001, per share. No terms have been established for the preferred stock. The Company was engaged in acquiring and exploring mineral properties until September 30, 2007 when this activity was abandoned.  The Company had been inactive until July 7, 2008 when the Company entered into an Agreement and Plan of Merger, as subsequently amended on September 12. 2008 (the “Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games, Inc. (“Zoo Games”) (formerly known as Green Screen Interactive Software, Inc.) and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation (the “Surviving Corporation”) through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”). On December 3, 2008, Driftwood Ventures, Inc. changed its name to Zoo Entertainment, Inc.

On September 12, 2008, upon the completion of the Merger, each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games Common Stock”) on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share based on an exchange ratio equal to 7.023274. In addition, by virtue of the Merger, each of the 334,983 options to purchase shares of Zoo Games Common Stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 243,040 options to purchase shares of the Company’s common stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of the Company’s common stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of the Company’s common stock at an exercise price of $1.52 per share. The 246,243 warrants to purchase shares of Zoo Games Common Stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 1,411,186 warrants to acquire shares of the Company’s common stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of the Company’s common stock at an exercise price of $2.13 per share. The merger consideration consisted (i) 26,098,303 shares of the Company’s common stock, (ii) the reservation of 2,352,677 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants.

Zoo Games is treated as the acquirer for accounting purposes in this reverse merger and the financial statements of the Company for all periods presented represent the historical activity of Zoo Games and include the activity of Zoo beginning on September 12, 2008, the date of the reverse merger. As a result of the reverse merger, the equity transactions for the period from March 23, 2007 to September 12, 2008 have been adjusted to reflect this recapitalization.

Zoo Games, a Delaware corporation, is a New York City-based developer, publisher and distributor of interactive entertainment software for use on all major platforms including Nintendo’s Wii and DS, Sony’s PSP and PlayStation 3, Microsoft’s Xbox 360, and personal computers (PCs). Zoo Games sells primarily to major retail chains and video game distributors. Zoo Games began business in March 2007, acquired the assets of Supervillain Studios, Inc. (“SVS”) on June 13, 2007, acquired the stock of Zoo Publishing on December 18, 2007 and acquired the stock of Zoo Digital Publishing Limited (“Zoo Digital”) on April 4, 2008. The consolidated financial statements include the results of their operations from their respective acquisition dates. We also acquired an interest in Cyoob, Inc., also known as Repliqa (“Repliqa”), on June 28, 2007. During January 2008, Zoo Games’ board of directors made a determination to discontinue its involvement with the operations of Repliqa. During September 2008, Zoo Games sold SVS back to its original owners.  In November 2008, Zoo Games sold Zoo Digital back to its original owners.  Repliqa, SVS and Zoo Digital have been reflected as discontinued operations for all periods presented.

Currently, the Company has determined that it operates in one business segment in North America, as described above, which includes the operations of Zoo Publishing.

On May 16, 2008, Zoo Games converted from a limited liability company to a C-corporation and changed its name to Green Screen Interactive Software, Inc. from Green Screen Interactive Software, LLC. In August 2008, it changed its name to Zoo Games, Inc.

2. GOING CONCERN

These consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, resulting in an accumulated deficit of approximately $31.9 million and a working capital deficiency of approximately $9.2 million at December 31, 2008. For the year ended December 31, 2008, the Company generated negative cash flows from operations of approximately $12.1 million. Further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. In addition, the Company has various notes maturing between July and September 2009 with a total face value of approximately $12.3 million.  The Company has been in discussions with the debt holders to either convert a portion or the entirety of the debt to equity or extend or amend the terms of the debt.   Its ability to continue as a going concern is dependent upon the ability of the Company to generate cash flow from operations sufficient to maintain its daily business activities as well as acquiring financing from outside sources through the sale of equity or debt instruments as well as restructuring its maturing note obligations. While management has plans to seek financing through additional sales of such instruments, there is no assurance that such financing can be obtained. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary as a result of this uncertainty.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Zoo Games and its wholly and majority owned subsidiaries, Supervillain Studios LLC, Zoo Publishing, Zoo Digital Publishing Limited and Repliqa during the periods that each subsidiary was directly or indirectly owned by Zoo Games. All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The estimates affecting the consolidated financial statements that are particularly significant include the recoverability of product development costs, lives of intangibles, realization of goodwill and intangibles, allocation of purchase price, valuation of inventories and the adequacy of allowances for returns, price concessions and doubtful accounts. Actual amounts could differ from these estimates.

Concentration of Credit and Product Risk

We maintain cash balances at what we believe are several high quality financial institutions. While we attempt to limit credit exposure with any single institution, balances often exceed FDIC insurable amounts.

If the financial condition and operations of our customers deteriorate, our risk of collection could increase substantially. A majority of our trade receivables are derived from sales to major retailers and distributors. In October 2008, we entered into an agreement with Atari, Inc. where sales from October 24, 2008 through March 31, 2009 for all customers that Atari deemed acceptable would be through Atari and Atari would prepay us for the cost of goods and they would bear the credit risk from the ultimate customer.  As of December 31, 2008, Atari had prepaid us approximately $1.8 million and the receivable due from Atari was approximately $1.8 million, before allowances.  Our five largest ultimate customers accounted for approximately 60% (customer A-30%, customer B-14%) and 83% (only thirteen days of activity in this period) of net revenue for the years ended December 31, 2008 and 2007, respectively. These five largest customers accounted for 3% and 10% of our gross accounts receivable as of December 31, 2008 and 2007, respectively. We believe that the receivable balances from these customers do not represent a significant credit risk based on past collection experience. The receivables from our factor included in our gross accounts receivable were $0 and $175,000 as of December 31, 2008 and 2007, respectively. We regularly review our outstanding receivables for potential bad debts and have had no history of significant write-offs due to bad debts.

For the year ended December 31, 2008, our revenue by product was:

Nintendo Wii games	45%
Nintendo DS games	50%
Other	5%

For the year ended December 31, 2007, we only had thirteen days of activity, so the product mix information is not included.

Inventory

Inventory, primarily consisting of finished goods, is stated at the lower of actual cost or market. We periodically evaluate the carrying value of our inventory and make adjustments as necessary. Estimated product returns are included in the inventory balances and also recorded at the lower of actual cost or market.

Product Development Costs

We utilize both internal development teams and third party product developers to develop the titles we publish.

We capitalize internal product development costs (including stock-based compensation, specifically identifiable employee payroll expense and incentive compensation costs related to the completion and release of titles), third party production and other content costs, subsequent to establishing technological feasibility of a title. Technological feasibility of a product includes the completion of both technical design documentation and game design documentation. Amortization of such capitalized costs is recorded on a title-by-title basis in cost of goods sold using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

We frequently enter into agreements with third party developers that require us to make advance payments for game development and production services. In exchange for our advance payments, we receive the exclusive publishing and distribution rights to the finished game title as well as, in some cases, the underlying intellectual property rights. Such agreements allow us to fully recover the advance payments to the developers at an agreed royalty rate earned on the subsequent retail sales of such product, net of any agreed costs. We capitalize all advance payments to developers as product development costs. On a product-by-product basis, we reduce product development costs and record a corresponding amount of research and development expense for any costs incurred by third party developers prior to establishing technological feasibility of a product as these advances are expended. We typically enter into agreements with third party developers after completing the technical design documentation for our products and therefore record the design costs leading up to a signed development contract as research and development expense. We also generally contract with third party developers that have proven technology and experience in the genre of the video game being developed, which often allows for the establishment of technological feasibility early in the development cycle. In instances where the documentation of the design and technology are not in place prior to an executed contract, we monitor the product development process and require our third party developers to adhere to the same technological feasibility standards that apply to our internally developed products.

We also capitalize advance payments as product development costs when advances are made subsequent to establishing technological feasibility of a video game title and amortize them, on a title-by-title basis, as product development costs in cost of goods sold. Royalty amortization is recorded using the proportion of current year unit sales and revenues to the total unit sales and revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, we evaluate the recoverability of capitalized development costs, advance development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product is discontinued prior to completion, any prepaid unrecoverable advances are charged to research and development expense. We use various measures to estimate future revenues for our product titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

Prior to establishing technological feasibility, we expense research and development costs as incurred. During 2008, we wrote-off approximately $5.1 million of expense relating to costs incurred for the development of nine games that were abandoned and we expensed $720,000 for a game still in development that we deemed unrecoverable.  In the 2007 period, we wrote off approximately $1.9 million of expense relating to costs incurred for the development of a game that was abandoned, we wrote off $1.5 million relating to video game publishing rights that were terminated and we expensed approximately $1.0 million for other costs incurred by our internal development studio prior to technological feasibility that could not be capitalized.  Those costs are included in the Statement of Operations under research and development expenses.  In addition in 2008, approximately $1.4 million of other costs were incurred by our discontinued internal development studio prior to technological feasibility that could not be capitalized, and these costs are included in the loss from discontinued operations in the Statement of Operations.

Licenses and Royalties

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property.  When significant performance remains to be completed by the licensor, we record payments when actually paid.

Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Licensing fees are capitalized on the balance sheet in prepaid expenses and are amortized as royalties in cost of goods sold on a title-by-title basis at a ratio of current period revenues to the total revenues expected to be recorded over the remaining life of the title. Similar to product development costs, we review our sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

 Fixed Assets

Office equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful life of five years. Computer equipment and software are generally depreciated and amortized using the straight-line method over three years. Leasehold improvements are amortized over the lesser of the term of the related lease or seven years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations, in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized. The carrying amounts of these assets are recorded at historical cost.

Goodwill and Intangible Assets

Goodwill is the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Intangible assets consist of trademarks, customer relationships, content and product development. Certain intangible assets acquired in a business combination are recognized as assets apart from goodwill. Identified intangibles other than goodwill are generally amortized using the straight-line method over the period of expected benefit ranging from one to ten years, except for intellectual property, which are usage-based intangible assets that are amortized using the shorter of the useful life or expected revenue stream.

The Company accounts for its goodwill in accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangibles”. Under this standard, the Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. On December 31, 2008, we performed our annual test for impairment of goodwill and determined no impairment existed.  We will continue to perform tests of impairment in the fourth quarter of each fiscal year or earlier if indicators of impairment exist.  We determine the fair value of each reporting unit using a discounted cash flow analysis and compare such values to the respective reporting unit's carrying amount.

Impairment of Long-Lived Assets, Including Definitive Life Intangible Assets

We review all long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, including assets to be disposed of by sale, whether previously held and used or newly acquired. We compare the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we record an impairment charge for the difference between the carrying amount of the asset and its fair value. The estimated fair value is generally measured by discounting expected future cash flows at our incremental borrowing rate or fair value, if available.

Revenue Recognition

We earn our revenue from the sale of internally developed interactive software titles and from the sale of titles developed by and/or licensed from third party developers ("Publishing revenue").

We recognize Publishing revenue upon the transfer of title and risk of loss to our customers. We apply the provisions of Statement of Position 97-2, "Software Revenue Recognition", in conjunction with the applicable provisions of Staff Accounting Bulletin No. 104, "Revenue Recognition." Accordingly, we recognize revenue for software titles when there is (1) persuasive evidence that an arrangement with the customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable and (4) collection of the customer receivable is deemed probable. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received from customers are reported on the consolidated balance sheet as customer advances, included in current liabilities until we meet our performance obligations, at which point we recognize the revenue.

Revenue is recognized after deducting estimated reserves for returns, price concessions and other allowances. In circumstances when we do not have a reliable basis to estimate returns and price concessions or are unable to determine that collection of a receivable is probable, we defer the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

Allowances for Returns, Price Concessions and Other Allowances

We may accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of our products, we grant price concessions that permit customers to take credits for unsold merchandise against amounts they owe us. Our customers must satisfy certain conditions to allow them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Although our distribution arrangements with customers do not give them the right to return titles or to cancel firm orders, we sometimes accept returns from our distribution customers for stock balancing and make accommodations to customers, which include credits and returns, when demand for specific titles fall below expectations.

We make estimates of future product returns and price concessions related to current period product revenue based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of a hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Consideration Given to Customers and Received from Vendors

We have various marketing arrangements with retailers and distributors of our products that provide for cooperative advertising and market development funds, among others, which are generally based on single exchange transactions. Such amounts are accrued as a reduction to revenue when revenue is recognized, except for cooperative advertising which is included in selling and marketing expense if there is a separate identifiable benefit and the benefit's fair value can be established.

We receive various incentives from our manufacturers, including up-front cash payments as well as rebates based on a cumulative level of purchases. Such amounts are generally accounted for as a reduction in the price of the manufacturer's product and included as a reduction of inventory or cost of goods sold, based on (1) a ratio of current period revenue to the total revenue expected to be recorded over the remaining life of the product or (2) an agreed upon per unit rebate, based on actual units manufactured during the period.

Equity-based Compensation

We issued options to purchase shares of common stock of the Company to certain management and employees during 2008 and 2007. In accordance with SFAS 123(R), Share-Based Payment, we record compensation expense over the requisite service period based on their relative fair values.

The fair value of our equity-based compensation is estimated using the Black-Scholes option-pricing model. This model requires the input of assumptions regarding a number of complex and subjective variables that will usually have a significant impact on the fair value estimate. As a privately-held company until September 12, 2008, we used the stock prices of equity raises to assist us in our calculations.  There was no activity subsequent to such date for the balance of 2008. These variables include, but are not limited to, the volatility of our stock price and estimated exercise behavior. The assumptions and variables used for the current period grants were developed based on SFAS 123(R) and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, "Share-Based Payment." The following table summarizes the assumptions and variables used by us to compute the weighted average fair value of stock option grants:

	For the Year	For the Period From
	Ended	March 23, 2007 to
	December 31, 2008	December 31, 2007

Risk-free interest rate	3.07%	3.45%
Expected stock price volatility	70.0%	45.0%
Expected term until exercise (years)	5	5
Dividends	None	None

For the years ended December 31, 2008 and 2007, we estimated the implied volatility for publicly traded options on our common shares as the expected volatility assumption required in the Black-Scholes option-pricing model.  The selection of the implied volatility approach was based upon the historical volatility of companies with similar businesses and capitalization and our assessment that implied volatility is more representative of future stock price trends than historical volatility.

Earnings (Loss) per Share

Basic earnings (loss) per share ("EPS") is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the same period. Diluted EPS is computed by dividing the net income applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding and common stock equivalents, which includes warrants and options outstanding during the same period. Since the inclusion of the warrants and options outstanding is anti-dilutive because of losses, the dilutive loss per share is the same as the basic loss per share. As a result, 6,502,159 and 1,007,405 warrants as of December 31, 2008 and 2007, respectively and 2,336,552 and 243,040 options to acquire shares of common stock as of December 31, 2008 and 2007, respectively were excluded from the EPS calculations for all periods presented.

Foreign Currency Translation

The functional currency for our former foreign operation was primarily the applicable local currency, British pounds sterling and Euro. Accounts of foreign operations were translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts.  Realized and unrealized transaction gains and losses are included in income in the period in which they occur.  There was no translation adjustment required at December 31, 2008.

Income Taxes

Zoo Games was a limited liability company from inception until May 16, 2008, when we converted to a corporation. As a limited liability company, we were not required to provide for any corporate tax. The loss from the Company’s operations was passed to the unit holders via Form K-1’s and the unit holders are responsible for any resulting taxes. One of our subsidiaries, Zoo Publishing was not a limited liability company and we therefore were required to record a corporate tax provision upon the acquisition of Zoo Publishing.

As a corporation, we recognize deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when we determine that it is more likely than not that such deferred tax assets will not be realized.

During 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertain income tax positions. This interpretation requires us to recognize in the consolidated financial statements only those tax positions which we have determined to be more likely than not sustainable upon examination, based on the technical merits of the positions under the presumption that the taxing authorities have full knowledge of all relevant facts. The determination of which tax positions are more likely than not sustainable requires us to use significant judgments and estimates, which may or may not be borne out by actual results.

Fair Market Value of Financial Instruments

The carrying value of cash, accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses, due to factor, and advances from customers are reasonable estimates of the fair values because of their short-term maturity.  Notes payable are recorded net of the discount which is computed as the difference between the market interest rate that the Company would pay for financing at the time the note is issued and the stated interest rate on the note. We used the income and market valuation approaches to derive the Company’s business enterprise value and then used the Black-Scholes option pricing model, applying discounts for illiquidity and dilution, to calculate the value of the warrants. The convertible notes that were issued with warrants are recorded net of the unamortized discount applied to the warrants.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160), which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption of SFAS No. 160 did not have a significant impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141R). This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”. FSP FAS 157-2 delays the effective date of SFAS No. 157, “ Fair Value Measurements”, for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. FSP FAS 157-2 defers the effective date of certain provisions of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for items within the scope of this FSP. The adoption of FSP FAS 157-2 will not have a significant impact on our results of operations or financial position.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets”. This guidance for determining the useful life of a recognized intangible asset applies prospectively to intangible assets acquired individually or with a group of other assets in either an asset acquisition or business combination. FSP FAS 142-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008, and early adoption is prohibited. The adoption of FSP FAS 142-3 did not have a significant impact on our results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  We do not expect the adoption of this statement to have a significant impact on our results of operations or financial position.

On May 9, 2008, the FASB issued Staff Position ("FSP") APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements )”, which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. The FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of FSP APB 14-will not have a significant impact on our results of operations or financial position.

4. BUSINESS ACQUISITIONS AND DISPOSITIONS

During the years ended December 31, 2007 and 2008, we consummated the acquisitions and dispositions described below, which largely reflect our efforts to expand our business by adding development studios, established distribution systems, a seasoned sales team and talented personnel resources to our existing infrastructure. The acquisitions were accounted for under the purchase method of accounting in accordance with FASB 141 and the results of operations and financial position of these acquisitions are included in our consolidated financial statements from their respective acquisition dates.

Supervillain Studios (Discontinued Operation)

In June 2007, the Company acquired the assets of Supervillain Studios, Inc. (“Supervillain” or “SVS”), a video game developer based in Santa Ana, California. The total purchase price consisted of the following:
(amounts in $000’s)
Cash at closing	$1,400
Promissory Notes, net of $989 debt discount	1,111
Fair value of 351,171 common shares issued	490
Acquisition-related costs	53

Total purchase price	$3,054

In addition, there was $333,000 to be paid to each of Supervillain’s three shareholders (an aggregate of up to $1.0 million) that remain employed by the Company or its affiliates on the third anniversary of the Supervillain closing. The $333,000 was accrued for as compensation on a straight-line basis over a three-year period. The Supervillain Promissory Note was payable in three installments; $500,000 of principal together with accrued interest at the rate of 5% per annum is payable on each of (A) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $20.0 million or more and (B) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $31.0 million or more. The balance of the Supervillain Promissory Note, together with any accrued interest, was due on June 14, 2010.

Effective September 16, 2008, the Company sold SVS back to its original owners. In connection with the sale, certain assets that were developed by SVS after its original acquisition remain with the Company. All unpaid obligations related to the acquisition were assumed and a net payment of $500,000 was due to the SVS owners. When the $500,000 is paid in full, the SVS owners will return 351,171 shares of common stock of the Company that are currently held in escrow. These shares have been accounted for as Treasury Stock at December 31, 2008.  As of December 31, 2008, $225,000 remains due to the SVS owners.  The Company reported a loss of approximately $528,000 relating to the disposition of SVS and a loss of approximately $2.6 million and $1.1 million for its discontinued operations for 2008 and the 2007 period, respectively. The assets disposed and liabilities relieved are (in $000’s):

Fixed assets	$112
Goodwill	1,500
Intangibles	1,057
Accrued expenses relieved	(558)
Notes payable relieved ($2,100, net of $544 discount)	(1,556)
Common shares to be returned to Treasury at fair value	(527)
Additional liability	500
Net assets disposed	$528

Zoo Publishing, Inc.

In December 2007, the Company acquired the shares of Zoo Publishing.  The purchase price was paid as follows (in $000’s):

Cash at closing	$7,040
Promissory Notes, net of $2,346 debt discount	4,414
Fair value of 3,160,874 common shares issued	8,173
Fair value of 2,106,582 common shares to be issued (issued July 2008)	5,447
Acquisition-related costs	69

Total purchase price	$25,143

The cash purchase price was approximately $7.0 million at closing, with approximately $1.8 million to be paid at the earlier of the Company’s completion of another round of financing or by December 2008 with the $5.0 million balance to be paid in two installments pursuant to a promissory note (the “Zoo Publishing Note”). The first installment of $2.5 million of principal together with accrued interest at the rate of 3.9% per annum was due on the earlier of June 18, 2009 and the date on which the Company consummates a round of equity financing of $40.0 million or more. The balance of the Zoo Publishing Note (including accrued interest) is payable December 18, 2010.

In July 2008, the Company restructured the Zoo Publishing Note and certain other amounts due so that approximately $3.2 million of debt due was converted to equity of the Company at the then current market price of $10.65 per share (equivalent to $1.52 per share after the reverse merger) and the remaining debt was restructured so that approximately $1.1 million is due on September 18, 2009, approximately $100,000 is due on September 18, 2010, $2.0 million is due December 18, 2010 and approximately $300,000 is due on July 31, 2011.

Cyoob, Inc. and Repliqa, LLC (Discontinued Operation)

In June 2007, we acquired a 24.75% interest in the outstanding stock of Cyoob, Inc. (“Cyoob”). Cyoob’s assets were transferred to Repliqa, LLC (“Repliqa”) and the Company acquired a 35% membership interest in Repliqa, ultimately allowing the Company to own 51.09% of the operating business of Repliqa. Repliqa was developing a recommendation engine to be used on the internet. We paid approximately $1.2 million for the interest in Cyoob and we committed to pay approximately $1.2 million for the membership interest in Repliqa. Prior to December 31, 2007, the assets of Repliqa were impaired and we recorded $2.0 million as a loss on impairment on this investment in the 2007 financial statements. This operation had no revenue. In January 2008, the Board and management decided to discontinue its involvement with the operations and this was recorded as a discontinued operation on the 2008 financial statements. During 2008, the Company sustained an additional $219,000 in losses that are included in the loss from discontinued operations.

Zoo Digital Publishing Limited (Discontinued Operation)

In April 2008, the Company acquired the shares of Zoo Digital Publishing Limited (“Zoo Digital”). The purchase price was paid as follows:

(amounts in $000’s)
Cash due at closing	$630
Cash due by December 31, 2008	370
Promissory Notes, net of $547 debt discount	1,953
Fair value of 1,580,237 common shares issued	4,086
Acquisition-related costs	188

Total purchase price	$7,227

In addition, there is $500,000 to be paid to each of Zoo Digitals two shareholders (an aggregate of up to $1.0 million) that remain employed by the Company or its affiliates on the third anniversary of the Zoo Digital closing. The full amount is being accrued for as compensation on a straight-line basis over a three-year period. The cash purchase price was $630,000 paid at closing, with $370,000 to be paid within the next nine months. The $2.5 million promissory note was payable $1.5 million with the Company’s next round of financing and $1.0 million was due April 2009. In addition, the Company was obligated under the purchase agreement to remit to the sellers an amount equal to 80% of any resultant tax savings from the utilization of the UK loss carryforward existing at the time of the acquisition.

In July 2008, the Company restructured the promissory note so that $2.0 million of debt due was converted to equity of the Company at the then current market price of $10.65 per share (equivalent to $1.52 per share after the reverse merger) and the remaining $500,000 is due on December 31, 2008.

The following table summarizes the allocation of the purchase price based on the estimated value of the assets acquired and liabilities assumed as of the acquisition date:

(amounts in $000’s)
Cash	$342
Other current assets	3,989
Fixed Assets	82
Other assets	78
Goodwill	1,960
Content	1,789
Trademarks	840
Customer Relationships	2,337
Current liabilities assumed	(2,800)
Deferred tax liability	(1,390)

Net assets acquired	$7,227

Effective November 28, 2008, the Company sold Zoo Digital back to its original owners.  All unpaid obligations related to the acquisition were relieved and a net payment of approximately $403,000 was due from the Zoo Digital owners to the Company, to be paid in nine equal monthly installments beginning in January 2009.  In addition, the Zoo Digital owners returned 1,886,205 shares of common stock of the Company.  These shares have been accounted for as treasury stock.  The Company reported a loss of approximately $3.3 million relating to the disposition of Zoo Digital and a loss of approximately $1.2 million for its discontinued operations for the year ended December 31, 2008. The assets disposed and liabilities relieved are (in $000’s):

Current assets	$3,961
Fixed assets	57
Goodwill	1,960
Intangibles	4.698
Accrued expenses relieved	(3,022)
Notes payable relieved ($500, net of $9 discount)	(491)
Deferred taxes	(1,190)
Shares to be returned to Treasury at fair value	(2,829)
Net assets disposed	$3,144

Loss from Discontinued Operations

The loss from discontinued operations is summarized as follows for the year ended December 31, 2008 (in $000’s):

Repliqa	$(219)
On-line concept	(146)
Supervillain – operations	(2,646)
Supervillain - loss on disposition of assets	(528)
Zoo Digital – operations	(1,241)
Zoo Digital - loss on disposition of assets	(3,344)
Total pretax loss from discontinued operations	(8,124)

Credit for income taxes	1,390

Loss from discontinued operations, net of tax benefit	$(6,734)

The loss from discontinued operations for the period from March 23, 2007 to December 31, 2007 consists of approximately $2.1 million from Repliqa and the on-line concept and approximately $1.1 million from Supervillain operations.

The revenues from the discontinued operations were approximately $2.5 million for the year ended December 31, 2008 and $785,000 during the period from March 23, 2007 to December 31, 2007.  For the year ended December 31, 2008, approximately $2.3 million of revenue was generated from foreign operations with none being recorded in the 2007 period.

Pro forma results

The following unaudited summary pro forma information assumes the Zoo Publishing acquisition had occurred on January 1, 2007. The pro forma results related to Supervillain and Repliqa have been eliminated as we discontinued our interest in Repliqa in January 2008 and Supervillain in September 2008. The pro forma information, as presented below, is not necessarily indicative of the results that would have been obtained had the acquisition occurred on January 1, 2007 (in $000’s):

March 23, 2007 -
December 31, 2007
(unaudited)
Revenue	$31,173
Loss from continuing operations	(8,059)
Basic and diluted loss per unit from continuing operations	$(0.86)
Weighted average shares	9,351,875

No proforma results are required for 2008 as Zoo Digital was bought and sold within the same year.

5. INVENTORY

Inventory consisted of:

	(amounts in $000’s)
	December 31,
	2008	2007
Finished products	$2,939	$1,502
Parts and supplies	181	53

Inventory	$3,120	$1,555

Estimated product returns included in Inventory at December 31, 2008 and 2007 were $337,000 and $542,000, respectively.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expense and other current assets consisted of:

	(amounts in $000’s)
	December 31, 2008	December 31, 2007
Vendor advances for inventory	$555	$2,424
Prepaid royalties	1,072	1,321
Income taxes receivable	55	188
Other prepaid expenses	442	165

Prepaid expenses and other current assets	$2,124	$4,098

7. PRODUCT DEVELOPMENT COSTS

Details of our capitalized product development costs were as follows:

	(amounts in $000’s)
	December 31, 2008		December 31, 2007
	Current	Non-Current	Current	Non-Current

Product development costs, internally
developed, net of amortization	$170	$-	$88	$-
Product development costs, externally
developed, net of amortization	5,168	-	3,051	1,120

Product development costs	$5,338	$-	$3,139	$1,120

The December 31, 2007 balance includes $88 of net product development costs relating to operations that were discontinued in 2008.

8. FIXED ASSETS, NET

Fixed assets, net consisted of:

	(amounts in $000’s)
	December 31, 2008	December 31, 2007
Computer equipment	$254	$214
Furniture and fixtures	90	156
Office equipment	52	30
Leasehold improvements	-	50
Other	3	17
Less: Accumulated depreciation and amortization	(185)	(83)

Fixed Assets, net	$214	$384

The December 31, 2007 balance includes $112 of net fixed assets relating to operations that were discontinued in 2008.

9. GOODWILL

Goodwill was generated from the acquisitions of the assets of Supervillain and the stock of Zoo Publishing during the period ended December 31, 2007, and the acquisition of the stock of Zoo Digital in 2008 as described in Note 4 as follows (in $000’s):

Supervillain (discontinued in 2008)	$1,500
Zoo Publishing	14,704
Total Goodwill Dec. 31. 2007	16,204

Zoo Digital	1,960
Less Supervillain disposition	(1,500)
Less Zoo Digital disposition	(1,960)

Total Goodwill December 31, 2008	$14,704

10. INTANGIBLE ASSETS, NET

The following table sets forth the components of the intangible assets subject to amortization.

		(amounts in $000’s)
		December 31, 2008			December 31, 2007
	Estimated
	Useful	Gross
	Lives	Carrying	Accumulated	Net Book	Net Book
	(Years)	Amount	Amortization	Value	Value

Content	10	$12,202	$1,271	$10,931	$12,151
Trademarks	10	1,510	157	1,353	2,171
Customer relationships	10	2,749	286	2,463	3,213

Total Intangible Assets		$16,461	$1,714	$14,747	$17,535

Amortization expense related to intangible assets for the year ended December 31, 2008 and the period from March 23, 2007 to December 31, 2007 was $2.0 million, and $235,000, respectively.

The December 31, 2007 amount includes approximately $1.1 million of net intangible assets relating to Supervillain which was discontinued during the year ended December 31, 2008.

In connection with the disposition of Supervillain in September 2008, approximately $1.1 million of net intangibles were eliminated.

In connection with the acquisition of Zoo Digital in April 2008, approximately $5.0 million of intangibles were added and in connection with the sale of Zoo Digital in November 2008, approximately $4.7 million of net intangibles were eliminated.

The following table presents the estimated amortization of intangible assets, based on our present intangible assets, for the next five years as follows:

(amounts in $000’s)
Year ended Dec. 31,
2009	$1,646
2010	1,646
2011	1,646
2012	1,646
2013	1,646
Thereafter	6,517

Total	$14,747

11. CREDIT AND FINANCING ARRANGEMENTS AND ATARI AGREEMENT

In connection with the Zoo Publishing acquisition, the Company entered into the following credit and finance arrangements:

The Company and Zoo Publishing entered into a purchase order financing agreement with Transcap Trade Finance, LLC (“Transcap”) on December 19, 2007. This agreement made the Company a party to a Master Purchase Order Assignment Agreement dated August 20, 2001 pursuant to which Transcap agreed to provide purchase order financing to or for the benefit of Zoo Publishing. Total advances under the factoring arrangement include letters of credit for purchase order financing and is limited to $10.0 million. The amounts outstanding as of December 31, 2008 and 2007 were approximately $855,000 and $2.9 million, respectively. The interest rate is prime plus 4.0% on outstanding advances. As of December 31, 2008 and 2007, the effective interest rates were 7.25% and 8.75%, respectively.  The charges and interest expense on the advances total approximately $1.1 million for 2008 and are minimal for the 2007 period and are included in the cost of goods sold in the accompanying consolidated statement of operations.  As of December 31, 2008, the Company’s obligations under such agreement were personally guaranteed by the Zoo Games and Zoo Publishing Presidents.  See Subsequent Events Note 22 for a description of our amended and restated facility.

Zoo Publishing uses a factor to approve credit and to collect the proceeds from a substantial portion of its sales. During 2008, the Company used two different factoring facilities:

•
Under the terms of the first agreement, Zoo Publishing assigned to the factor and the factor purchases from Zoo Publishing eligible accounts receivable. In connection with these arrangements, the factor had a security interest in substantially all of the Zoo Publishing assets. The factor, in its sole discretion, determined whether or not it would accept a receivable based on its assessment of credit risk. Once a receivable was accepted by the factor, the factor assumed substantially all of the credit risk associated with the receivable. The factor was required to remit payments to Zoo Publishing for the assigned accounts receivable in accordance with the terms of the assigned invoice, regardless of whether the factor received payment on the receivable, so long as the customer does not have a valid dispute related to the invoice. The amount remitted to Zoo Publishing by the factor equaled the invoiced amount adjusted for allowances and discounts Zoo Publishing had provided to the customer. The factor charged 0.25% of invoiced amounts plus a fee for every 10 days the amount is uncollected from the customer, subject to certain minimum charges per invoice and a monthly maintenance charge, for these credit and collection services. For the year ended December 31, 2008, the factor purchased $918,000 of eligible gross receivables. This agreement was terminated in March 2008. The factor’s charges and interest expense on the advances are included in interest in the accompanying consolidated statement of operations and amounted to approximately $44,000 for the 2008 period and $12,000 for the thirteen-day period in 2007. At December 31, 2007, accounts receivable included $175,000 due from the factor.

•
In August 2008, Zoo Publishing entered into a new factoring agreement with Working Capital Solutions, Inc., which utilizes existing accounts receivable in order to provide working capital to fund all aspects of our continuing business operations. Under the terms of our factoring and security agreement, we sell our receivables to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 20% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open. From August to December 2008, the factor purchased approximately $3.9 million of eligible gross receivables. Since the factor acquires the receivables with recourse, we record the gross receivables including amounts due from our customers to the factor and we record a liability to the factor for funds advanced to us from the factor. At December 31, 2008, accounts receivable did not include any amounts due from our customers to the factor and the factor did not have any advance outstanding to the Company. This facility is guaranteed by the Company’s President.

As a result of the fire in October 2008 that destroyed our inventory and impacted our cash flow from operations, (See Note 21) we entered into an agreement with Atari, Inc. (“Atari”). This agreement became effective on October 24, 2008 and provided for Zoo Publishing to sell its products to Atari without recourse and Atari will resell the products to wholesalers and retailers that are acceptable to Atari in North America. The agreement expired on March 31, 2009, but was amended to extend the term until April 30, 2009.  This agreement provided for Atari to prepay to the Company for the cost of goods and pay the balance due within 15 days of shipping the product.  Atari’s fees approximate 10% of our standard selling price and they have been recorded as a reduction in revenue.  During 2008, we recorded approximately $10.9 million of net sales to Atari.  Atari takes a reserve from the initial payment for potential customer sales allowances, returns and price protection that is analyzed and reviewed within a sixty day period to be liquidated no later than July 31, 2009.  As of December 31, 2008, Atari had prepaid the Company approximately $1.8 million for goods not yet shipped which is recorded as customer advances in accrued expenses and other current liabilities.  Also, as of December 31, 2008, Atari owed the Company approximately $1.8 million, before allowances, for goods already shipped which is recorded in accounts receivable.

12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	(amounts in $000’s)
	December 31, 2008	December 31, 2007
Customer advances (the 2008 amount is all from Atari)	$1,828	$1,671
Due to customers	710	-
Obligation arising from Zoo Publishing acquisition	254	1,200
Obligations relating to Cyoob acquisition	100	977
Obligations to compensate current and former employees	720	208
Zoo Publishing pension plan (1)	17	425
Commission for equity raise	-	345
Royalty	252	793
Operating expenses	965	229
Interest	321	84

Total	$5,167	$5,932

(1)   The Zoo Publishing pension plan liability was assumed with the acquisition of Zoo Publishing. The plan was subsequently cancelled and there is no additional Zoo Publishing pension plan liability.

13. NOTES PAYABLE

Outstanding notes payable, net of unamortized discounts, are as follows:

	(amounts in $000’s)
	December 31, 2008	December 31, 2007
Note Description

Zoo Entertainment convertible notes, net of discounts attributable to the warrant value of $1,576	$9,574	$-
5.0% SVS sellers note	-	1,304
3.9% Zoo Publishing notes, net of discount of $1,030 and $2,304	2,536	4,457
2.95% note due June 2012 assumed from Zoo Publishing acquisition	370	490
8.25% Wachovia demand note assumed from Zoo Publishing acquisition	45	50
Note assumed from Zoo Publishing acquisition, 12% interest	25	200
Employee loans, payable on demand	331	408
Zoo Publishing employee loans at 4% interest	268	-
Total	13,149	6,909

Current portion	11,377	2,877

Non-current portion	$1,772	$4,032

The face amounts of the notes payable are due as follows:
(amounts in $000’s)

Year Ending December	Amount Due
2009	$13,077
2010	2,232
2011	436
2012	10

Total	$15,755

Zoo Entertainment Notes

On July 7, 2008 and as amended on July 15, 2008 and July 31, 2008, the Company entered into a note purchase agreement under which the purchasers agreed to provide loans to the Company in the aggregate principal amount of $9.0 million, in consideration for the issuance and delivery of senior secured convertible promissory notes.  In connection with the issuance of such notes, the Company issued to the noteholders warrants to purchase 8,181,818 shares of common stock of the Company. The notes bear an interest rate of five percent (5%) for the one year term of the note commencing from issuance, unless extended. Upon the occurrence of an investor sale, as defined in the notes, the entire outstanding principal amount of the notes and any accrued interest thereon will be automatically converted into shares of common stock of the Company determined by dividing the note balance by the lesser of (i) an amount equal to the price per share of investor stock paid by the purchasers of such shares in connection with the investor sale, or (ii) $2.00; provided, that in the event that the investor sale is for less than $1.00 per share, then the notes will only be automatically convertible with the consent of the Company.   In connection with the note purchase agreement, the Company satisfied a management fee obligation by issuing additional senior secured convertible promissory notes in the principal amount of $750,000 and warrants to purchase 681,818 shares of common stock of the Company. All of the warrants have a five year term and an exercise price of $0.01 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated as of July 7, 2008, the Company granted a security interest in all of its assets to each of the purchasers to secure the Company’s obligations under the notes.

On September 26, 2008, the Company entered into a note purchase agreement pursuant to which the purchasers agreed to provide a loan to the Company in the aggregate principal amount of $1.4 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. In connection with the issuance on such notes, the Company also issued warrants to purchase 1,272,726 shares of common stock of the Company to the note holders.  The notes bear an interest rate of five percent (5%) for the time period beginning on September 26, 2008 and ending on September 26, 2009, unless extended. Upon the occurrence of an investor sale, as defined in the notes, the entire outstanding principal amount of the notes and any accrued interest thereon will be automatically converted into shares of common stock of the Company determined by dividing the note balance by the lesser of (i) an amount equal to the price per share of investor stock paid by the purchasers of such shares in connection with the investor sale, or (ii) $2.00; provided, that in the event that the investor sale is for less than $1.00 per share, then the notes will only be automatically convertible with the consent of the Company. The warrants have a five year term and an exercise price of $0.01 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated September 26, 2008, the Company granted a security interest in all of its assets to each of the purchasers to secure the Company’s obligations under the notes.

The total principal amount of all of the notes described above is approximately $11.2 million, $9.8 million of which was incurred prior to the date of the reverse merger. The warrants issued with all the notes were valued at approximately $5.9 million by the Company. We used the income and market valuation approaches to derive the Company’s business enterprise value and then used the Black-Scholes option pricing model, applying discounts for illiquidity and dilution, to calculate the value of the warrants.  The total deferred debt discount of $5.9 million is amortized over the one year life of the notes. Prior to September 12, 2008, 4,545,455 warrants were exercised and the interest expense related to the discount of these warrants was accelerated. As of September 12, 2008, the deferred debt discount of the existing notes was approximately $2.4 million and the net value of the notes recorded as of September 12, 2008 was approximately $7.8 million. On September 26, 2008, we issued $1.0 million of the notes and 909,090 of the warrants which were valued at $527,000 using consistent valuation methodologies as those used for all the previously issued notes. As of December 31, 2008, the net deferred debt discount of all the notes is $1.6 million and the net value of the notes recorded as of December 31, 2008 is approximately $9.6 million.

Supervillain Notes

In connection with the purchase of the Supervillain assets, the Company’s subsidiary Supervillain Studios LLC issued a promissory note (“Supervillain Note”) in the amount of $2.1 million. The Supervillain Note was payable in three installments; $500,000 of principal together with accrued interest at the rate of 5% per annum is payable on each of (A) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $20.0 million or more and (B) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $31.0 million or more. The balance of the Supervillain Note, together with any accrued interest, was due on June 14, 2010. In connection with the aforementioned note, the Company recorded a debt discount of $989,000. For the year ended December 31, 2008, amortization of deferred debt discount and interest expense were $265,000 and $80,000, respectively. All obligations under the Supervillain Note were terminated effective September 16, 2008 with the sale of SVS back to the original owners.

Zoo Publishing Notes

In connection with the acquisition of Zoo Publishing, the Company issued various promissory notes (“Zoo Publishing Note”) in aggregate of approximately $6.8 million. Approximately $1.8 million of principal is payable at the earlier of the Company’s completion of another round of financing or by December 2008 with the $5.0 million balance to be paid in two installments pursuant to the “Zoo Publishing Note”. The first installment of $2.5 million of principal together with accrued interest at the rate of 3.9% per annum would be due on the earlier of June 18, 2009 and the date on which the Company consummates a round of equity financing of $40.0 million or more. The balance of the Zoo Publishing Note (including accrued interest) would be payable December 18, 2010. In connection with the aforementioned note, the Company recorded a debt discount of approximately $2.3 million. For the year ended December 31, 2008, amortization of deferred debt discount and interest expense were $988,000 and $213,000, respectively. In July 2008, approximately $3.2 million of this debt was converted to common stock of the Company based on fair value and of the remaining $3.6 million, approximately $1.1 million is due September 18, 2009, $113,000 is due September 18, 2010, $2.0 million is due December 18, 2010 and approximately $316,000 is due July 31, 2011.

In connection with the acquisition of Zoo Publishing, the Company also assumed a liability of $1.2 million as part of the Zoo Publishing purchase price. Other notes payable assumed from the Zoo Publishing acquisition included:

•
$200,000 Demand note with 12.0% percent interest per annum, callable in 6 months, minimum guaranteed interest per renewal is $ 12,000. The note is guaranteed by the Zoo Publishing President.  The balance due on the note as of December 31, 2008 is $25,000.

•
Zoo Publishing purchased treasury stock from a former employee in December 2006 for the amount of $650,000. The balance on the note as of December 31, 2008 was $370,000; $120,000 is classified as current and $250,000 is classified as long-term. The payments are due monthly and the amount of the payment is $10,000 per month.

Zoo Digital Notes

In connection with the acquisition of Zoo Digital, the Company issued a promissory note (“Zoo Note”) in the amount of $2.5 million. The Zoo Note stated that $1.5 million was to be paid upon the completion of the next round of financing and $1.0 million to be paid April 4, 2009.   In connection with the aforementioned note, the Company recorded a debt discount of $548,000. For the year ended December 31, 2008, amortization of deferred debt discount was $213,000.   In July 2008, $2 million of this debt was converted to common stock of the Company based on fair value and the remaining $500,000 note is due December 31, 2008.  This note was relieved as of November 28, 2008 when the Company sold Zoo Digital back to the original owners.

Zoo Digital had an outstanding loan in the amount of £325,000 (approximately U.S. $591,000) from I.C. Stewart 2001 Trust.   The loan bears interest at an annual rate of 1.75% over the base lending rate of the Bank of England.   Zoo Digital is required to pay interest quarterly in arrears, and the entire amount outstanding must be repaid on April 4, 2009.  The responsibility to repay this loan was transferred back to the original owners of Zoo Digital effective November 28, 2008.

Other Notes

On May 16, 2008, Zoo Games entered into a Letter of Intent with Mandalay Media, Inc. to merge. In conjunction with this merger, the Company received $2.0 million from Mandalay Media and issued a 10% convertible note to Mandalay that was due October 15, 2008. The beneficial conversion feature in this note was $200,000 and this is amortized over the five-month term of the note. The letter of intent was terminated on June 16, 2008 and the Company repaid the note in full, including approximately $29,000 of interest on July 7, 2008. The remaining unamortized portion of the beneficial conversion feature in the amount of $140,000 was expensed upon the repayment of the note.

14. COMMITMENTS AND CONTINGENCIES

A summary of annual minimum contractual obligations and commitments as of December 31, 2008 is as follows:

	(amounts in $000’s)
		Operating
	Licensing	Leases	Total

2009	$418	$75	$493
2010	-	77	77
2011	-	6	6

Total	$418	$158	$576
Licensing and Marketing Agreements

Our licensing commitments primarily consist of obligations to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Licensing and marketing commitments expire at various times through October 2014. Certain of our licensing and marketing agreements also contain provisions that would impose penalties if we fail to meet agreed upon software release dates.

Lease Commitments

Our office facilities are occupied under non-cancelable operating leases expiring at various times through January 2011. Rent expense amounted to $310,000 and $235,000 for the year ending December 31, 2008 and the period from March 23, 2007 to December 31, 2007, respectively.

15. INCOME TAXES

Through May 15, 2008, the Company and certain of its consolidated subsidiaries were taxed as a partnership under the provisions of the Internal Revenue Code.  Accordingly, the losses incurred by the Company and those subsidiaries through May 15, 2008 will be allocated to the respective members and reported on their individual tax returns.  Effective May 16, 2008, the Company changed its tax status from a partnership to a corporation and, as a result, will began filing consolidated corporate tax returns with its domestic subsidiaries.  The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes as well as the deferred tax assets and liabilities recognized for existing timing items relating to the Company's change in tax status.

For financial reporting purposes, income (loss) before income taxes include the following components (in $000's):

		Period from
	Year Ended	March 23, 2007
	December 31,	- December 31,
	2008	2007
Pretax (loss):
United States	$(23,196)	$(10,303)
Foreign (discontinued operations)	(4,585)	-
	$(27,781)	$(10,303)

The United States pretax loss includes approximately $5.6 million for the period through May 15, 2008 attributable to entities that are taxed as partnerships.

The components of income tax expense (benefit) are as follows (in $000's):

		Period from
	Year Ended	March 23, 2007
	December 31,	- December 31,
	2008	2007
Current:
Federal	$-	$-
State	86	-
Foreign	-	-
Total Current	86	-

Deferred:
Federal	(3,765)	(46)
State	(1,017)	(12)
Foreign	(1,390)	-
Total Deferred	(6,172)	(58)

Total	$(6,086)	$(58)

Income tax (benefit) allocated to:
Continuing operations	$(4,696)	$(58)
Discontinued operations	(1,390)	-

Total	$(6,086)	$(58)

No income taxes were paid during the year ended December 31, 2008.

The reconciliation of income tax expense (benefit) computed at the U.S. statutory tax rates to income tax expense (benefit) is:

		Period from
	Year Ended	March 23, 2007
	December 31,	to December 31,
	2008	2007

Tax at U.S. federal income tax rates	(34.0)%	(34.0)%
State taxes, net of federal income tax benefit	(5.8)	-
Valuation allowance	7.0	-
Amount not subject to corporate income taxes	6.8	33.7
Impact of foreign tax rates and credits	1.1	-
Deferred taxes related to change in tax status	0.6	-
Nondeductible expenses and other	2.4	(0.3)
	(21.9)%	(0.6)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in $000's):

	December 31, 2008		December 31, 2007
Deferred tax assets:	Current	Long-term	Current	Long-term

Net operating loss carryforwards	$-	$5,887	$-	$269
Capital loss carryforwards	-	515	-	-
Allowance for doubtful accounts	548	-	461	-
Inventory reserve	-	-	19	-
Bonuses payable	461	111	714	-
Bonus and other accruals	263	74	244	-
Non-qualified options	-	558	-	-

Gross deferred tax assets	1,272	7,145	1,438	269
Valuation allowance	(299)	(1,800)	-	-

Net deferred tax assets	973	5,345	1,438	269

Deferred tax liabilities:

Property and equipment	-	(19)	-	(14)
Intangibles	-	(5,831)	-	(6,475)
Discount on notes	(285)	(183)	-	-

Total deferred tax liabilities	(285)	(6,033)	-	(6,489)

Net deferred tax asset (liability)	$688	$(688)	$1,438	$(6,220)

The Company has approximately $1.2 million of available capital loss carryforwards which expire in 2013.  A valuation allowance of approximately $515,000 has been recognized to offset the deferred tax assets related to these carryforwards.  The Company currently does not have any capital gains to utilize against this capital loss.  If realized, the tax benefit of this item will be applied to reduce future capital gains of the Company.  Additionally, a valuation allowance of approximately $1.6 million has been recognized to offset the net remaining deferred tax assets in excess of deferred tax liabilities because we cannot reasonably project if and when we will generate enough taxable income to utilize any of the deferred tax asset.

As of December 31, 2008, the Company has U.S. federal net operating loss (NOL) carryforwards of approximately $13.1 million which will be available to offset taxable U.S. income during the carryforward period and are expected to be fully realized. The federal NOL will begin to expire in 2023. The Company has various state net operating loss carryforwards of approximately $14.1 million which will be available to offset taxable state income during the carryforward period. The state NOL will also begin to expire in 2023.  The tax benefit of these items is reflected in the above table of deferred tax assets and liabilities.

16. STOCKHOLDERS EQUITY AND STOCK-BASED COMPENSATION ARRANGEMENTS

Common Stock

The Company has authorized 75,000,000 shares of Common Stock, par value $0.001 and 5,000,000 preferred shares, par value $0.001. As of December 31, 2008, there are 38,243,937 common shares issued.

During 2008, the following activity transpired relating to the Company’s common stock:

 (Share amounts in 000’s)
•
Issued 2,143 shares of common stock in connection with raising $6.4 million from a private placement offering from January 2008 to April 2008. We incurred costs of $317,000 in connection with the offering.

•	Issued 1,581 shares of common stock as partial payment for the acquisition of Zoo Digital in April 2008.
•	Exchanged various promissory notes totaling $6.0 million into 5,973 shares of the Company’s common stock based on fair value.
•	Issued 702 shares of the Company’s common stock to a consultant as compensation for consulting services provided to the Company valued at approximately $1.1 million.
•	Issued 16 shares of the Company’s stock to an employee in lieu of a $25,000 cash bonus.
•
Combined the 26,098 shares of stock from Zoo Games shareholders with the 11,327 existing shares of the Company’s common stock on September 12, 2008. The paid-in-capital amount relating to the 11.3 million existing shares was approximately $1.2 million.

•	Exercised 818 warrants and issued 818 shares of the Company’s common stock

Options

As of December 31, 2008, the Company’s 2007 Employee, Director and Consultant Stock Plan allowed for an aggregate of 1,000,000 shares of common stock with respect to which stock rights may be granted and a 250,000 maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year.  As of December 31, 2008, an aggregate of 975,000 shares of restricted common stock of the Company are outstanding under the Company’s 2007 Employee, Director and Consultant Stock Plan, and 25,000 shares of Common Stock were reserved for future issuance under this plan.

On January 14, 2009, the Company’s Board of Directors approved and adopted an amendment to the 2007 Employee, Director and Consultant Stock Plan, which increased the number of shares of common stock that may be issued under the plan from 1,000,000 shares to 4,000,000 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 250,000 shares to 750,000 shares. All other terms of the plan remain in full force and effect.

There were 2,352,676 options outstanding under the Zoo Games, Inc. 2008 Long-Term Incentive Plan dated September 12, 2008 at the date of the reverse merger. No additional awards may be granted from this plan and this plan was adopted by the Company as part of the reverse merger.

A summary of the status of the Company’s outstanding stock options as of December 31 and changes during the years then ended is presented below:

	2008		2007
		Weighted		Weighted
		Average		Average
	Number Of	Exercise	Number Of	Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of period	243,040	$2.58	-	$-
Granted	2,109,636	$1.67	243,040	$2.58
Canceled	(16,125)	$2.58	-	-
Exercised	-	-	-	-

Outstanding at end of year	2,336,552	$1.76	243,040	$2.58

Options exercisable at year-end	1,915,155	$1.65	243,040	$2.58

Weighted-average fair value of options granted during the year		$0.59		$1.46

The fair value of options granted during the year was approximately $1.3 million.

The following table summarizes information about outstanding stock options at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$2.58	226,915	4.5	$2.58	226,915	$2.58
$2.25	421,398	4.7	$2.25	-	-
$1.52	1,688,240	4.6	$1.52	1,688,240	$1.52
$1.52 to $2.58	2,336,552	4.6	$1.76	1,915,155	$1.65

The following table summarizes the activity of non-vested outstanding stock options:

Weighted-Average
		Weighted-Average	Remaining
	Number	Fair Value at	Contractual Life
	Outstanding	Grant Date	(Years)
Non-Vested shares at December 31, 2007-	-
Options Granted	421,398	$2.25	4.7
Options Vested	-	-	-
Options forfeited or expired	-	-	-

Non-Vested shares at December 31, 2008	421,398	$2.25	4.7

As of December 31, 2008, there was approximately $237,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 2.7 years.

The intrinsic value of options outstanding at December 31, 2008 is $0.

Warrants

There are 6,502,159 warrants outstanding. All are currently exercisable and have a five-year life:

A summary of the status of the Company’s outstanding warrants as of December 31 and changes during the years then ended is presented below:

	2008		2007
		Weighted		Weighted
		Average		Average
	Number Of	Exercise	Number Of	Exercise
	Warrants	Price	Warrants	Price
Outstanding at beginning of period	1,007,405	$2.62	-	$-
Granted	1,994,753	$1.03	1,007,405	$2.62
Assumed with reverse merger	4,318,182	$0.01	-	-
Canceled	-	-	-	-
Exercised	(818,181)	$0.01	-	-

Outstanding at end of year	6,502,159	$0.73	1,007,405	$2.62

Warrants exercisable at year-end	6,502,159	$0.73	1,007,405	$2.62

The following table summarizes information about outstanding warrants at December 31, 2008:

	Warrants Outstanding
		Weighted Average
Range of	Number	Remaining	Weighted Average
Exercise Prices	Outstanding	Contractual Life (Years)	Exercise Price
2007 Warrants issued
$2.13	318,246	3.9	$2.13
$2.84	689,159	4.0	$2.84

$2.13 to $2.84	1,007,405		$2.62

2008 Warrants issued

$2.84	722,027	4.2	$2.84
$0.01	1,272,726	4.7	$0.01
$0.01 to $2.84	1,994,753	4.5	$1.03

Assumed with reverse merger	4,318,182	4.6	$0.01

Exercised in 2008	(818,181)		$0.01

Outstanding December 31, 2008	6,502,159		$0.73

In addition, during 2008, the following various other transactions occurred which impacted the Company’s additional paid-in-capital:

•
Prior to the conversion to a C-corporation in May 2008, the Company had issued membership common shares, incentive shares and incentive profit shares. Upon the conversion to a C-corporation, each common share and incentive share was converted to one share of common stock; each incentive profit share was converted to a combination of common stock and rights to receive options. We expensed the unamortized portion of the value of the incentive profit shares in May 2008. The total amount of expense recorded for the year ended December 31, 2008 relating to these incentive profit shares was $354,000.

•	In May 2008, Zoo Games received a $2.0 million loan and issued a 10% convertible note. The beneficial conversion feature in this note was $200,000 and is recorded as additional paid-in-capital.

17. INTEREST, NET

	(amounts in $000’s)
	Year Ended	Mar 23, 2007 -
	December 31, 2008	December 31, 2007
Interest arising from amortization of debt discount	$3,562	$236
Interest on various notes	492	94
Interest on bridge notes	132	843
Other	-	12
Less: Interest income	(9)	(39)

Net interest - all operations	4,177	1,146

Interest relating to discontinued operations	(539)	(250)

Interest expense, net	$3,638	$896

18. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the year ended December 31, 2008 and the period from March 23, 2007 to December 31, 2007 is as follows:

	(amounts in $000’s)
	Year Ended	Mar 23, 2007 -
	December 31, 2008	December 31, 2007

Changes in other assets and liabilities

Accounts receivable	$(516)	136
Inventory	(1,565)	366
Prepaid expenses and other current assets	645	(1,017)
Product development costs	155	(2,115)
Accounts payable	1,726	(24)
Accrued expenses and other current liabilities	(736)	1,281

Net changes in other assets and liabilities	$(291)	(1,373)

Cash paid during the period for interest	$56	$12
Cash paid during the period for taxes	$3	-

Non Cash Investing and Financing Activities:
Issuance of 1,580,237 shares in connection with the acquisition of Zoo Digital	$4,086	-
Receipt of 351,171 shares in Treasury in connection with the sale of Supervillain	$527	-
Receipt of 1,886,205 shares in Treasury in connection with the sale of Zoo Digital	$2,829	-
Exchange of debt for equity at original face value	$5,950	-
Issuance of 1,053,513 shares for publishing rights	$-	$1,470
Issuance of 3,160,874 shares for partial payment for acquisition of Zoo Publishing	$-	$8,173
Issuance of 351,171 shares in connection with the acquisition of net assets of Supervillain	$-	$490
Issuance of 54,142 shares to a related party in satisfaction of rent obligation	$-	$114

19. LITIGATION

On  February 19, 2009, Susan Kain Jurgensen, Steven Newton, Mercy Gonzalez, Bruce Kain, Wesley Kain, Raymond Piece and Christie Walsh filed a compliant against Zoo Publishing, Zoo Games and Zoo in the Supreme Court of the State of New York, New York County, index number 09 / 102381 alleging  claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer.  The complaint seeks compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies.  An answer is due on May 15, 2009.  We believe we have meritorious defenses and intend to vigorously defend the matter.

Revolution Partners, LLC and Zoo Games, Inc., JAMS Alternative Dispute Resolution Reference Number 1400011786.  In this action, pending in the Boston, Massachusetts office of JAMS Alternative Dispute Resolution, the Claimant Revolution Partners, LLC is seeking money damages for a claimed investment banking or finder’s fee purportedly earned in connection with a reverse merger transaction and related financing that we entered into in the third quarter of 2008. We have denied all material allegations and are vigorously defending the matter.  At this time, discovery is ongoing.  The matter is scheduled for trial before an arbitrator in July 2009.

We are also involved in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, we believe that our legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition, results of operations or cash flows.

20.  RELATED PARTY TRANSACTIONS

We leased office space in New York from 575 Broadway Associates, LLC, a company owned principally by one of our principal investors, from April 2007 to October 2008. We paid rent expense of $234,000 during 2008 and $183,000 for the period from April 2007 to December 2007 for this office.

Mark Seremet, Chief Executive Officer of Zoo Games and a director of the Company, received $549,000 in connection with the sale of a portion of his shares in Cyoob, Inc to Zoo Games during 2007. This amount is included in general and administrative expenses. The agreement entitled Mr. Seremet to receive an additional $549,000 from Zoo Games for such shares; however this debt was converted to Zoo Games equity. Of such amount, $647,000 was recorded as compensation and included in general and administrative expenses in the 2007 Statement of Operations.

In July 2008, Mark Seremet, Chief Executive Officer of Zoo Games and a director of the Company, received 750,000 options to purchase shares of the Company’s common stock at an exercise price of $1.52, the fair value at the date of issuance based on other third-party transactions at that time, to compensate him for a providing a personal guaranty for the Company’s receivable factoring facility. These options are immediately exercisable.

A few Zoo Publishing employees loaned the Company an aggregate of up to $765,000 in 2008 on a short-tem basis. The employees were paid interest at a 4% rate and all amounts are expected to be repaid in full. (See note 13.)

21.  FIRE LOSS AND INSURANCE RECOVERY

On October 13, 2008, a third party warehouse in San Bernardino, California that we use for packing our product from Zoo Publishing and shipping finished goods to our customers was consumed by fire, destroying our entire inventory stored at that location, with an approximate cost of $3.0 million. We collected on our property insurance policy in the amount of approximately $2.1 million which was paid directly to our inventory financing company and was recorded as a reduction of cost of goods sold.  We collected $1.2 million from our business income insurance policy and this was recorded as other income on the statement of operations in 2008.  The insurance company for the warehouse is expected to pay approximately $860,000 to the warehouse for the value of our goods destroyed in the fire that exceeded the Company’s property insurance.  If this is received, it will be used to offset $860,000 of liabilities that the Company has to the warehouse and recorded as other income at that time.

22. SUBSEQUENT EVENTS

On January 14, 2009, the Company’s Board of Directors approved and adopted an amendment to the 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”). The Amendment increased the number of shares of common stock that may be issued under the 2007 Plan from 1,000,000 shares to 4,000,000 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 250,000 shares to 750,000 shares. All other terms of the 2007 Plan remain in full force and effect.

On January 14, 2009, Zoo Games entered into an employment agreement with Mark Seremet, currently a director of the Company and President of Zoo Games, pursuant to which Mr. Seremet also became Chief Executive Officer of Zoo Games.  Mr. Seremet’s employment agreement is for a term of three years, at an initial base salary of $325,000 per year. The Company granted Mr. Seremet an option to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.30 per share, pursuant to the Company’s 2007 Plan, as amended.

On April 6, 2009, we entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an amended and restated master purchase order assignment agreement (the “Assignment Agreement”).  The Assignment Agreement amended and restated in its entirety the master purchase order assignment agreement between Transcap and Zoo Publishing, dated as of August 20, 2001, as amended.

Pursuant to the Assignment Agreement, we will assign purchase orders received from customers to Wells Fargo, and request that Wells Fargo purchase the required materials to fulfill such purchase orders.  Wells Fargo, which may accept or decline the assignment of specific purchase orders, will retain us to manufacture, process and ship ordered goods, and will pay us for our services upon Wells Fargo’s receipt of payment from the customers for such ordered goods.  Upon payment in full of the purchase order invoice by the applicable customer to Wells Fargo, Wells Fargo will re-assign the applicable purchase order to us.  We will pay to Wells Fargo a commitment fee in the aggregate amount of $337,500, on the earlier of the twelve month anniversary of the date of the Assignment Agreement, or the date of termination of the Assignment Agreement.  Wells Fargo is not obligated to provide purchase order financing under the Assignment Agreement if the aggregate outstanding funding exceeds $5,000,000.  The Assignment Agreement is for an initial term of twelve months, and shall continue thereafter for successive twelve month renewal terms unless either party terminates the Assignment Agreement by written notice to the other no later than 30 days prior to the end of the initial term or any renewal term.  If the term of the Assignment Agreement is renewed for one or more twelve month terms, for each such twelve month term, we will pay to Wells Fargo a commitment fee in the sum of $337,500, paid on the earlier of the twelve month anniversary of such renewal date or the date of termination of the Assignment Agreement.  The initial and renewal commitment fees are subject to waiver if certain product volume requirements are met.

In connection with the Assignment Agreement, on April 6, 2009 we also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo.  The Security Agreement amends and restates in its entirety that certain security agreement and financing statement, by and between Transcap and Zoo Publishing, dated as of August 20, 2001.  Pursuant to the Security Agreement, we granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement.

Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President and Chief Executive Officer of Zoo Games and a director of Zoo Entertainment, and David Rosenbaum, the Senior Vice President of Operations of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement.

Zoo Entertainment, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands Except Share and Per Share Amounts )

	September 30, 2009	December 31, 2008 *
	(unaudited)
ASSETS
Current Assets

Cash	$533	$849
Accounts receivable, net of allowances for returns and discounts of $713 and $1,160	3,254	1,832
Inventory	2,176	3,120
Prepaid expenses and other current assets	4,374	2,124
Product development costs, net	5,739	5,338
Deferred tax asset	491	688
Total Current Assets	16,567	13,951

Fixed assets, net	232	214

Goodwill	-	14,704
Intangible assets, net	8,914	14,747
Total Assets	$25,713	$43,616

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable	$5,597	$5,709
Financing arrangements	3,503	849
Customer advances	5,241	1,828
Accrued expenses and other current liabilities	2,980	3,099
Notes payable, net of discount of $0 and $145- current portion	120	1,803
Convertible notes payable, net of discount of $0 and $1,576, including accrued interest of $656 and $240	11,806	9,814
Total Current Liabilities	29,247	23,102

Notes payable, net of discount of $0 and $885- non current portion	180	1,772
Deferred tax liability	491	688
Other long-term liabilities	2,920	620

Total Liabilities	32,838	26,182

Commitments and Contingencies

Stockholders' Equity (Deficiency)
Preferred Stock, par value $0.001, 5,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, par value $0.001, 250,000,000 shares authorized, 39,425,755 issued and 31,624,429 outstanding September 30, 2009 and 38,243,937 issued and outstanding December 31, 2008	39	38
Additional Paid-in-capital	53,264	52,692
Accumulated deficit	(55,967)	(31,940)
Treasury Stock, at cost, 7,801,326 shares September 30,2009 and 2,237,376 shares December 31, 2008	(4,469)	(3,356)
Accumulated other comprehensive income	8	-
Total Stockholders' Equity (Deficiency)	(7,125)	17,434
Total Liabilities and Stockholders' Equity (Deficiency)	$25,713	$43,616

*Derived from audited financials

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
 (In Thousands Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$8,583	$7,865	$30,136	$22,364
Cost of goods sold	6,662	5,093	25,887	18,306
Gross profit	1,921	2,772	4,249	4,058

Operating expenses:
General and administrative expenses	1,750	4,037	5,010	7,436
Selling and marketing expenses	548	1,352	2,073	3,269
Research and development expenses	—	2	370	1,481
Impairment of goodwill and other intangible assets	22,000	—	22,000	—
Depreciation and amortization	504	434	1,373	1,325
Total operating expenses	24,802	5,825	30,826	13,511

Loss from operations	(22,881)	(3,053)	(26.577)	(9,453)
Interest expense, net	(370)	(1,554)	(2,403)	(2,533)
Gain on legal settlement	—	—	4,328	—
Other income – insurance recovery	860	—	860	—
Loss from continuing operations before income tax benefit	(22,391)	(4,607)	(23,792)	(11,986)
Income tax benefit	—	2,542	—	3,600
Loss from continuing operations	(22,391)	(2,065)	(23,792)	(8,386)
Loss from discontinued operations	(235)	(1,731)	(235)	(4,279)
Net loss	$(22,626)	$(3,796)	$(24,027)	$(12,665)

Loss per share – basic and diluted:
Continuing operations	$(0.72)	$(0.08)	$(0.70)	$(0.40)
Discontinued operations	(0.01)	(0.06)	(0.01)	(0.20)
Net loss	$(0.72)	$(0.14)	$(0.70)	$(0.60)

Weighted average shares outstanding:
Basic and diluted	31,213,362	27,051,407	34,126,320	21,058,233

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow (Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2009 (Restated)	2008
Operating Activities:
Net loss	$(24,027)	$(12,665)
Loss from discontinued operations	(235)	(4,279)
Net loss from continuing operations	(23,792)	(8,386)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities::
Gain on legal settlement	(4,328)	—
Impairment of goodwill and other intangible assets	22,000	—
Depreciation and amortization	1,373	1,325
Amortization of deferred debt discount	1,870	2,126
Deferred income taxes	—	(3,899)
Stock based compensation	566	1,908
Other changes in assets and liabilities, net	(2,411)	(10,323)
Net cash used in continuing operations	(4,722)	(17,249)
Net cash used in discontinued operations	—	(2,491)
Net cash used in operating activities	(4,722)	(19,740)

Investing activities:
Purchases of fixed assets	(92)	(65)
Purchases of intangible assets	(162)	—
Cash received from acquisition of Driftwood	—	1,669
Net cash (used in) provided by investing activities	(254)	1,604

Financing activities:
Proceeds from sale of equity securities	7	6,118
Net borrowings in connection with financing facilities	2,654	5,422
Proceeds from Solutions 2 Go Note for customer advances	1,999	—
Proceeds from Driftwood issuance of convertible notes – pre-merger	—	7,823
Proceeds from issuance of convertible notes – post merger	—	1,000
Net cash provided by financing activities	4,660	20,363
(Decrease) increase in cash	(316)	2,227
Cash at beginning of period	849	138
Cash at end of period	$533	$2,365

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Condensed Consolidated Statement of Stockholders' Equity (Deficiency) and Other Comprehensive Loss (Unaudited)
For the Nine Months Ended September 30, 2009
(In Thousands)

	Preferred Stock		Common Stock		Additional	Accumulated	Treasury Stock		Accumulated Other Comprehensive
	Shares	Par Value	Shares Issued	Par Value	Paid-in- Capital	Deficit	Shares	Cost	Income	Total

Balance December 31, 2008	—	$—	38,244	$38	$52,692	$(31,940)	2,237	$(3,356)	$—	$17,434
Stock-based compensation			—	—	66					66

Value of shares returned to treasury from settlement of litigation							5,564	(1,113)		(1,113)
Warrants exercised			682	1	6					7
Shares issued for personal guaranty			500	-	100					100
Value of warrant issued for distribution agreement					400					400

Net loss						(24,027)				$(24,027)
Adjustment for foreign currency translation									8	8
Other comprehensive loss										$(24,019)
Balance September 30, 2009	—	$—	39,426	$39	$53,264	$(55,967)	7,801	$(4,469)	$8	$(7,125)

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. And Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1.   DESCRIPTION OF ORGANIZATION AND REVERSE MERGER

Zoo Entertainment, Inc., (“Zoo” or the “Company”) was incorporated under the laws of the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc. On December 20, 2007, the Company reincorporated in Delaware and increased its authorized capital stock from 75,000,000 shares to 80,000,000 shares, consisting of 75,000,000 shares of common stock, par value $0.001, per share, and 5,000,000 shares of preferred stock, par value $0.001, per share.  In August 2009, the Company increased its authorized shares of common stock to 250,000,000, par value $0.001 per share. On November 20, 2009, as a result of the Company consummating an approximately $4.2 million preferred equity raise, the Company will issue series A preferred stock (“Series A Preferred Stock”).  Concurrently, as a result of the aforementioned preferred equity raise, the Company will convert approximately $11.8 million of existing debt and related accrued interest into series B preferred stock (“Series B Preferred Stock”). The Series A Preferred Stock and the Series B Preferred Stock will convert into common shares of the Company upon a sufficient increase in authorized common shares of the Company. (See Note 20 for further details in connection with the conversion features).   The Company was engaged in acquiring and exploring mineral properties until September 30, 2007 when this activity was abandoned. The Company had been inactive until July 7, 2008 when the Company entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games, Inc. (“Zoo Games”) (formerly known as Green Screen Interactive Software, Inc.) and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”). On December 3, 2008, Driftwood Ventures, Inc. changed its name to Zoo Entertainment, Inc.

On September 12, 2008, upon the completion of the Merger, each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games Common Stock”) on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share based on an exchange ratio equal to 7.023274. In addition, by virtue of the Merger, each of the 334,983 options to purchase shares of Zoo Games Common Stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 243,040 options to purchase shares of the Company’s common stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of the Company’s common stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of the Company’s common stock at an exercise price of $1.52 per share. The 246,243 warrants to purchase shares of Zoo Games Common Stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 1,411,186 warrants to acquire shares of the Company’s common stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of the Company’s common stock at an exercise price of $2.13 per share. The merger consideration consisted of (i) 26,098,303 shares of the Company’s common stock, (ii) the reservation of 2,352,677 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants.

Zoo Games was treated as the acquirer for accounting purposes in this reverse merger and the financial statements of the Company for all periods presented represent the historical activity of Zoo Games and include the activity of Zoo beginning on September 12, 2008, the date of the reverse merger. As a result of the reverse merger, the equity transactions for the period from March 23, 2007 to September 12, 2008 have been adjusted to reflect this recapitalization.

Zoo Games, a Delaware corporation, is a developer, publisher and distributor of interactive entertainment software for use on all major platforms including Nintendo’s Wii and DS, Sony’s PSP and PlayStation 3, Microsoft’s Xbox 360, and personal computers (PCs). Zoo Games sells primarily to major retail chains and video game distributors. Zoo Games began business in March 2007, acquired the assets of Supervillain Studios, Inc. (“SVS”) on June 13, 2007, acquired the stock of Zoo Publishing, Inc. (“Zoo Publishing”) on December 18, 2007 and acquired the stock of Zoo Digital Publishing Limited (“Zoo Digital”) on April 4, 2008. The consolidated financial statements include the results of their operations from their respective acquisition dates. We also acquired an interest in Cyoob, Inc., also known as Repliqa (“Repliqa”), on June 28, 2007. During January 2008, Zoo Games’ board of directors made a determination to discontinue its involvement with the operations of Repliqa. During September 2008, Zoo Games sold SVS back to its original owners. In November 2008, Zoo Games sold Zoo Digital back to its original owners. Repliqa, SVS and Zoo Digital have been reflected as discontinued operations for all periods presented. In May 2009, we entered into a license agreement with New World IP (Licensor”) pursuant to which the Licensor granted to Zoo Publishing all of the Licensor’s rights to substantially all the intellectual property of Empire Interactive Europe, Ltd. for a minimum royalty of $2.6 million. In June 2009, we formed a new company called Zoo Entertainment Europe Ltd., a 100% subsidiary of Zoo Games, Inc. based in the United Kingdom for the purpose of sales and distribution of our product in Europe.

Currently, the Company has determined that it operates in one segment and will focus on developing, publishing and distributing interactive entertainment software under the Zoo brand both in North American and international markets.

On May 16, 2008, Zoo Games converted from a limited liability company to a C-corporation and changed its name to Green Screen Interactive Software, Inc. from Green Screen Interactive Software, LLC. In August 2008, it changed its name to Zoo Games, Inc.

NOTE 2.   GOING CONCERN

These consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, resulting in an accumulated deficit of approximately $56.0 million and a working capital deficiency of approximately $12.7 million at September 30, 2009. For the nine months ended September 30, 2009 the Company generated negative cash flows from operations of approximately $2.7 million, and for the year ended December 31, 2008 the Company generated negative cash flows from operations of approximately $12.1 million. Although the Company’s business plan anticipates the generation of positive cash flow, there is no assurance that it will succeed in doing so.  An inability to meet its business goals would raise substantial doubt as to the Company's ability to continue as a going concern. In addition, the Company has various notes maturing in February 2010 with an aggregate face value of approximately $11.2 million, $11.8M including accrued interest. On November 2, 2009, the Company and its Senior Secured Convertible Note Holders amended the Senior Convertible Note whereby the parties agreed that if the Company raises at least $4 million in new capital prior to February 2, 2010, the notes will automatically convert into equity.  On November 20, 2009, the requisite Senior Secured Convertible Note Holders agreed to convert their debt into Preferred Shares of the Company that will ultimately convert into common shares that would represent 36.5% of the equity of the Company on a pro-forma basis.

The Company’s ability to continue as a going concern is dependent on, among other factors, the following major short term actions:  i.) its ability to generate cash flow from operations sufficient to maintain its daily business activities ii.) its ability to raise capital from outside sources through the sale of equity or debt instruments primarily to fund the ongoing development and acquisition of new games and iii.) the restructuring of its maturing note obligations. Management’s active efforts in this regard include trade arrangements for advance payments secured by future sales, an agreement with its note holders as detailed above, as well as operational steps to increase cash flow through an increase in both the quantity and quality of its product releases. There can be no assurance that all or any of these actions will meet with success.

On November 20, 2009, the Company consummated a $4.2 million convertible preferred stock equity raise and converted approximately $11.8 million of debt including related accrued interest into preferred stock, improving its working capital by $16.0 million and putting the Company into a positive net working capital position on a pro-forma basis as of September 30, 2009.

These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary as a result of this uncertainty.

NOTE 3.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the interim financial statement rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Condensed Consolidated Financial Statements. The financial statements should be read in conjunction with the financial statements of the Company together with the Company’s management discussion and analysis in the Company’s Form 10-K Annual Report for the year ended December 31, 2008 filed with the Securities and Exchange Commission on April 15, 2009. The results for the three months and nine months ended September 30, 2009 might not be indicative of the results for the full year or any future period.

The condensed consolidated financial statements of the Company include the accounts of Zoo Games and its wholly and majority owned subsidiaries, Supervillain Studios LLC, Zoo Publishing, Zoo Entertainment Europe Ltd., Zoo Digital Publishing Limited and Repliqa during the periods that each subsidiary was directly or indirectly owned by Zoo Games. All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The estimates affecting the consolidated financial statements that are particularly significant include the recoverability of product development costs, lives of intangibles, realization of goodwill and intangibles, allocation of purchase price, valuation of equity instruments, valuation of inventories and the adequacy of allowances for returns, price concessions and doubtful accounts. Actual amounts could differ from these estimates.

Concentration of Credit and Product Risk

We maintain cash balances at what we believe are several high quality financial institutions. While we attempt to limit credit exposure with any single institution, balances often exceed FDIC insurable amounts.

If the financial condition and operations of our customers deteriorate, our risk of collection could increase substantially. A majority of our trade receivables are derived from sales to major retailers and distributors. In October 2008, we entered into an agreement with Atari, Inc. where sales from October 24, 2008 through March 31, 2009 for all customers that Atari deemed acceptable would be through Atari and Atari would prepay us for the cost of goods and they would bear the credit risk from the ultimate customer. This agreement was subsequently amended to include sales to certain customers through March 31, 2010. As of September 30, 2009, Atari had prepaid us approximately $3.2 million which is included in customer advances in current liabilities in the condensed consolidated balance sheet and the receivable due from Atari was $264,000, before allowances, which is included in accounts receivable in the condensed consolidated balance sheet. Our five largest ultimate customers for the nine months ended September 30, 2009 accounted for approximately 77% of the gross revenue for the period (customer A - 27%, customer B - 18%, customer C - 14%, customer D - 11% and customer E - 7%). For the nine months ended September 30, 2008, customer A accounted for 27% of the gross revenue, customer B accounted for 19% of the gross revenue and customers C, D and E each accounted for less than 10% of the gross revenue. We believe that the receivable balances from Atari and our ultimate customers do not represent a significant credit risk based on past collection experience. During the nine months ended September 30, 2009, we sold $832,000 of receivables to the factor with recourse.  There were $832,000 of receivables from our factor included in our gross accounts receivable as of September 30, 2009 and $0 as of December 31, 2008. We regularly review our outstanding receivables for potential bad debts and have had no history of significant write-offs due to bad debts.

Revenue based on product sales for the nine months ended September 30, 2009 was: Nintendo Wii games - 65%, Nintendo DS games - 31%, Other - 4%. For the nine months ended September 30, 2008, the product sales were: Nintendo Wii games - 35%, Nintendo DS games - 60%, Other - 5%.

Inventory

Inventory, primarily consisting of finished goods, is stated at the lower of actual cost or market. We periodically evaluate the carrying value of our inventory and make adjustments as necessary. Estimated product returns are included in the inventory balances and also recorded at the lower of actual cost or market.

Product Development Costs

We utilized both internal development teams and third party product developers to develop the titles we publish.

We capitalized internal product development costs (including stock-based compensation, specifically identifiable employee payroll expense and incentive compensation costs related to the completion and release of titles) as well as third party production and other content costs, subsequent to establishing technological feasibility of a title. Technological feasibility of a product includes the completion of both technical design documentation and game design documentation. Amortization of such capitalized costs is recorded on a title-by-title basis in cost of goods sold using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title. With the sale of SVS in September 2008, we no longer have any internal development studios or related costs.

We frequently enter into agreements with third party developers that require us to make advance payments for game development and production services. In exchange for our advance payments, we receive the exclusive publishing and distribution rights to the finished game title as well as, in some cases, the underlying intellectual property rights. Such agreements allow us to fully recover the advance payments to the developers at an agreed royalty rate earned on the subsequent retail sales of such product, net of any agreed costs. We capitalize all advance payments to developers as product development costs. On a product-by-product basis, we reduce product development costs and record a corresponding amount of research and development expense for any costs incurred by third party developers prior to establishing technological feasibility of a product as these advances are expended. We typically enter into agreements with third party developers after completing the technical design documentation for our products and, therefore, record the design costs leading up to a signed development contract as research and development expense. We also generally contract with third party developers that have proven technology and experience in the genre of the video game being developed, which often allows for the establishment of technological feasibility early in the development cycle. In instances where the documentation of the design and technology are not in place prior to an executed contract, we monitor the product development process and require our third party developers to adhere to the same technological feasibility standards that applied to our internally developed products.

We also capitalize advance payments as product development costs when advances are made subsequent to establishing technological feasibility of a video game title and amortize them, on a title-by-title basis, as product development costs in cost of goods sold. Royalty amortization is recorded using the proportion of current year unit sales and revenues to the total unit sales and revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, we evaluate the recoverability of capitalized development costs, advance development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product is discontinued prior to completion, any prepaid unrecoverable advances are charged to research and development expense. We use various measures to estimate future revenues for our product titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

Prior to establishing technological feasibility, we expense research and development costs as incurred. During the three months ended September 30, 2009 and 2008, we wrote-off $0 and $2,000, respectively and during the nine months ended September 30, 2009 and 2008, we wrote-off $370,000 and approximately $1.5 million, respectively, of expense relating to costs incurred for the development of games that were abandoned during those periods. Those costs are included in our statement of operations under research and development expenses.

Licenses and Royalties

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property. When significant performance remains to be completed by the licensor, we record payments when actually paid.

Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Licensing fees are capitalized on the balance sheet in prepaid expenses and are amortized as royalties in cost of goods sold on a title-by-title basis at a ratio of current period revenues to the total revenues expected to be recorded over the remaining life of the title. Similar to product development costs, we review our sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Goodwill and Intangible Assets

Goodwill is the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Intangible assets consist of trademarks, customer relationships, content and product development. Certain intangible assets acquired in a business combination are recognized as assets apart from goodwill. Identified intangibles other than goodwill are generally amortized using the straight-line method over the period of expected benefit ranging from one to ten years, except for intellectual property, which are usage-based intangible assets that are amortized using the shorter of the useful life or expected revenue stream.

The Company performs a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. We will perform tests of impairment in the fourth quarter of each fiscal year or earlier if indicators of impairment exist. We determine the fair value of each reporting unit using a discounted cash flow analysis and compare such values to the respective reporting unit's carrying amount.

During September 2009, the Company began negotiations to raise capital.  As a result of ongoing negotiations, we realized that the implied market value of the company was less than its current carrying value.  The transaction closed on November 20, 2009 prior to the filing of the September 30, 2009 Form 10-Q with an equity infusion of approximately $4.0 million for 50% ownership interest in the Company and the conversion of our existing convertible debt.  The transaction indicated a pro-forma market capitalization of approximately $8.0 million as of November 20, 2009 and as of September 30, 2009 as the conditions preceding the negotiations existed as of September 30, 2009 as well.  Accordingly, the Company recorded an estimated impairment charge in September 2009 of $22.0 million to be applied as a $14.7 million reduction of goodwill and a $7.3 million reduction of content in other identifiable intangibles.  The Company is performing a formal impairment analysis as of September 30, 2009 in connection with its annual audit for the year ended December 31, 2009.  This will be finalized before filing Form 10-K for the year ended December 31, 2009 and we will adjust the impairment estimates accordingly, if necessary.

Impairment of Long-Lived Assets, Including Definitive Life Intangible Assets

We review all long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, including assets to be disposed of by sale, whether previously held and used or newly acquired. We compare the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we record an impairment charge for the difference between the carrying amount of the asset and its fair value. The estimated fair value is generally measured by discounting expected future cash flows at our incremental borrowing rate or fair value, if available.

Revenue Recognition

We earn our revenue from the sale of internally developed interactive software titles and from the sale of titles developed by and/or licensed from third party developers ("Publishing Revenue").

We recognize Publishing Revenue upon the transfer of title and risk of loss to our customers.  Accordingly, we recognize revenue for software titles when there is (1) persuasive evidence that an arrangement with the customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable and (4) collection of the customer receivable is deemed probable. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received from customers are reported on the consolidated balance sheet as customer advances, included in current liabilities until we meet our performance obligations, at which point we recognize the revenue.

Revenue is recognized after deducting estimated reserves for returns, price concessions and other allowances. In circumstances when we do not have a reliable basis to estimate returns and price concessions or are unable to determine that collection of a receivable is probable, we defer the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

Allowances for Returns, Price Concessions and Other Allowances

We may accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of our products, we grant price concessions that permit customers to take credits for unsold merchandise against amounts they owe us. Our customers must satisfy certain conditions to allow them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Although our distribution arrangements with customers do not give them the right to return titles or to cancel firm orders, we sometimes accept returns from our distribution customers for stock balancing and make accommodations to customers, which include credits and returns, when demand for specific titles fall below expectations.

We make estimates of future product returns and price concessions related to current period product revenue based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of a hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Consideration Given to Customers and Received from Vendors

We have various marketing arrangements with retailers and distributors of our products that provide for cooperative advertising and market development funds, among others, which are generally based on single exchange transactions. Such amounts are accrued as a reduction to revenue when revenue is recognized, except for cooperative advertising which is included in selling and marketing expense if there is a separate identifiable benefit and the benefit's fair value can be established.

We receive various incentives from our manufacturers, including up-front cash payments as well as rebates based on a cumulative level of purchases. Such amounts are generally accounted for as a reduction in the price of the manufacturer's product and included as a reduction of inventory or cost of goods sold, based on (1) a ratio of current period revenue to the total revenue expected to be recorded over the remaining life of the product or (2) an agreed upon per unit rebate, based on actual units manufactured during the period.

Equity-Based Compensation

We issued options and warrants to purchase shares of common stock of the Company to certain management and employees during 2009 and 2008.  We record compensation expense over the requisite service period based on their relative fair values.

The fair value of our equity-based compensation is estimated using the Black-Scholes option-pricing model. This model requires the input of assumptions regarding a number of complex and subjective variables that will usually have a significant impact on the fair value estimate. These variables include, but are not limited to, the volatility of our stock price and estimated exercise behavior.  The following table summarizes the assumptions and variables used by us to compute the weighted average fair value of stock option grants:

	For the Nine Months
	Ended September 30,
	2009	2008
Risk-free interest rate	3.45%	3.45%
Expected stock price volatility	60.0%	45.0%
Expected term until exercise (years)	5	5
Dividends	None	None

For the nine months ended September 30, 2009 and 2008, we estimated the implied volatility for publicly traded options on our common shares as the expected volatility assumption required in the Black-Scholes option-pricing model. The selection of the implied volatility approach was based upon the historical volatility of companies with similar businesses and capitalization and our assessment that implied volatility is more representative of future stock price trends than historical volatility.

Loss Per Share

Basic loss per share ("EPS") is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the same period. Diluted EPS is computed by dividing the net income applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding and common stock equivalents, which includes warrants and options outstanding during the same period. Since the inclusion of the 13,486,072 warrants and 2,589,811 options outstanding as of September 30, 2009 and the 7,320,341 warrants and 2,352,676 options outstanding as of September 30, 2008 are anti-dilutive because of losses, the dilutive loss per share is the same as the basic loss per share.

Income Taxes

Zoo Games was a limited liability company from inception until May 16, 2008, when we converted to a corporation. As a limited liability company, we were not required to provide for any corporate tax. The loss from the Company’s operations was passed to the unit holders via Form K-1 and the unit holders are responsible for any resulting taxes. One of our subsidiaries, Zoo Publishing, was not a limited liability company and we therefore were required to record a corporate tax provision upon the acquisition of Zoo Publishing.

As a corporation, we recognize deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when we determine that it is more likely than not that such deferred tax assets will not be realized.

Fair Market Value of Financial Instruments

The carrying value of cash, accounts receivable, inventory, accounts payable, accrued expenses, due to factor, and advances from customers are reasonable estimates of the fair values because of their short-term maturity. Notes payable are recorded net of the discount which is computed as the difference between the market interest rate that the Company would pay for financing at the time the note is issued and the stated interest rate on the note. The convertible notes that were issued with warrants are recorded net of the unamortized discount applied to the warrants.

Recently Issued Accounting Pronouncements

Effective January 1, 2009, the Company adopted ASC Topic 815 which clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The adoption of ASC Topic 815 did not have a significant impact on our results of operations or financial position.

Effective June 30, 2009, the Company adopted ASC Topic 855 which provides guidance on management's assessment of subsequent events and the requirement to disclose the date through which subsequent events have been evaluated. The Company has evaluated subsequent events through November 23, 2009 for this quarterly report on Form 10-Q for the quarter ended September 30, 2009. The adoption of ASC Topic 855 did not have any impact on the Company's consolidated financial position or results of operations.

In June 2009, the FASB issued ASC Topic 105 which establishes the FASB Accounting Standards Codification as the single source of authoritative GAAP for all non-governmental entities, with the exception of the SEC and its staff. ASC Topic 105 changes the referencing and organization of accounting guidance and is effective for interim and annual periods ending after September 15, 2009. Since it is not intended to change or alter existing GAAP, the Codification did not have any impact on the Company’s financial condition or results of operations.  Going forward, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. In the description of Accounting Standards Updates that follows, references in “italics” relate to Codification Topics and Subtopics, and their descriptive titles, as appropriate.

Accounting Standards Updates Not Yet Effective

In June 2009, an update was made to “Consolidation – Consolidation of Variable Interest Entities.” Among other things, the update replaces the calculation for determining which entities, if any, have a controlling financial interest in a variable interest entity (VIE) from a quantitative based risks and rewards calculation, to a qualitative approach that focuses on identifying which entities have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. The update also requires ongoing assessments as to whether an entity is the primary beneficiary of a VIE (previously, reconsideration was only required upon the occurrence of specific events), modifies the presentation of consolidated VIE assets and liabilities, and requires additional disclosures about a company’s involvement in VIEs. This update will be effective for the company beginning January 1, 2010. Management is currently evaluating the effect that adoption of this update will have, if any, on the company’s consolidated financial position and results of operations when it becomes effective in 2010.

Other Accounting Standards Updates not effective until after September 30, 2009, are not expected to have a significant effect on the company’s consolidated financial position or results of operations.

NOTE 4.   DISCONTINUED OPERATIONS

The loss from discontinued operations for the three and nine months ended September 30, 2009 of $235,000 relates to a write-off of a receivable from the disposition of Zoo Digital that was determined to be uncollectible in the three months ended September 30, 2009.

The loss from discontinued operations for the three and nine months ended September 30, 2008 is summarized as follows:

	(Amounts in Thousands)
	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Supervillain	$1,644	$3,174
Zoo Digital	527	1,204
Repliqa	-	219
Online concept	25	147
Tax benefit	(465)	(465)
Loss from discontinued operations	$1,731	$4,279

The revenues from the discontinued operations for the three and nine months ended September 30, 2008 were $951,000 and approximately $1.9 million, respectively.

NOTE 5.   INVENTORY

Inventory consisted of:
	(Amounts in Thousands)
	September 30,	December 31,
	2009	2008
Finished products	$1,568	$2,939
Parts and supplies	608	181
Totals	$2,176	$3,120

Estimated product returns included in inventory at September 30, 2009 and December 31, 2008 were $122,000 and $337,000, respectively.

NOTE 6.   PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expense and other current assets consisted of:

	(Amounts in Thousands)
	September 30, 2009	December 31, 2008
Vendor advances for inventory	$3,174	$555
Prepaid royalties	689	1,072
Income taxes receivable	-	55
Other prepaid expenses	511	442
Totals	$4,374	$2,124

NOTE 7.   PRODUCT DEVELOPMENT COSTS

Details of our capitalized product development costs were as follows:

	(Amounts in thousands)
	September 30,	December 31,
	2009	2008
Product development costs, internally developed,net of amortization	$25	$170
Product development costs, externally developed,net of amortization	5,714	5,168
Totals	$5,739	$5,338

NOTE 8.   GOODWILL and INTANGIBLE ASSETS, NET

In the three months ended September 2009, we recorded impairment of goodwill and other intangible assets of $22.0 million.  The impairment was computed based on the November 2009 equity infusion of at least $4.0 million for 50% of the Company and converting the existing convertible debt, resulting in an estimated pro-forma market capitalization of approximately $8.0 million as of September 30, 2009.  The impairment was applied $14.7 million to goodwill and $7.3 million to the content portion of other intangible assets.  The Company will perform a formal impairment analysis during the fourth quarter of 2009 and adjust the impairment estimates accordingly, if necessary.

The following table sets forth the components of the intangible assets subject to amortization:

	Estimated		(Amounts in Thousands) September 30, 2009			December 31, 2008
	Useful	Gross
	Lives	Carrying	Accumulated		Net Book	Net Book
	(Years)	Amount	Amortization	Impairment	Value	Value
Content	10	$14,965	$2,250	$7,296	$5,419	$10,931
Trademarks	10	1,510	271	-	1,239	1,353
Customer relationships	10	2,749	493	-	2,256	2,463
Totals		$19,224	$3,014	$7,296	$8,914	$14,747

Amortization expense related to intangible assets was $476 and $411 for the three months ended September 30, 2009 and 2008, respectively and was approximately $1.3 million and $1.2 million for the nine months ended September 30, 2009 and 2008, respectively.

In May 2009, we entered into a license agreement with New World IP, LLC (“Licensor”) pursuant to which the Licensor granted to Zoo Publishing all of the Licensor’s rights to substantially all the intellectual property of Empire Interactive Europe, LLC for a minimum royalty of $2.6 million to be paid within two years.  At any time prior to April 1, 2011, Zoo Publishing has the option to purchase all rights in and to the Games.  At any time after April 1, 2011, Licensor has the right to sell all rights in and to the Games to Zoo Publishing. The $2.6 million of costs related to this agreement have been capitalized and are included in Intangible Assets and will be amortized over ten years, while $2.3 million of the liability is recorded in other long-term liabilities and $300,000 is recorded in accrued expenses in the balance sheet.

The following table presents the estimated amortization of intangible assets, based on our present intangible assets, for the next five years as follows:

Year Ending December 31,	(Amounts in Thousands)
Balance of 2009	$223
2010	891
2011	891
2012	891
2013	891
Thereafter	5,127
Total	$8,914

NOTE 9.   CREDIT AND FINANCING ARRANGEMENTS, ATARI AGREEMENT AND OTHER CUSTOMER ADVANCES

In connection with the Zoo Publishing acquisition, the Company entered into the following credit and finance arrangements:

The Company and Zoo Publishing entered into a purchase order financing agreement with Transcap Trade Finance, LLC (“Transcap”) on December 19, 2007. This agreement made the Company a party to a Master Purchase Order Assignment Agreement dated August 20, 2001 pursuant to which Transcap agreed to provide purchase order financing to or for the benefit of Zoo Publishing. Total advances under the factoring arrangement include letters of credit for purchase order financing and is limited to $10.0 million. The amounts outstanding as of September 30, 2009 and December 31, 2008 were approximately $2.9 million and $855,000, respectively. The interest rate is prime plus 4.0% on outstanding advances. As of September 30, 2009 and December 31, 2008, the effective interest rates were 7.25%.  The charges and interest expense on the advances are included in the cost of goods sold in the accompanying condensed consolidated statement of operations.

On April 6, 2009, we entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an amended and restated master purchase order assignment agreement (the “Assignment Agreement”). The Assignment Agreement amended and restated in its entirety the master purchase order assignment agreement between Transcap and Zoo Publishing, dated as of August 20, 2001, as amended.

Pursuant to the Assignment Agreement, the Company will assign purchase orders received from customers to Wells Fargo, and request that Wells Fargo purchase the required materials to fulfill such purchase orders. Wells Fargo, which may accept or decline the assignment of specific purchase orders, will retain us to manufacture, process and ship ordered goods, and will pay us for our services upon Wells Fargo’s receipt of payment from the customers for such ordered goods. Upon payment in full of the purchase order invoice by the applicable customer to Wells Fargo, Wells Fargo will re-assign the applicable purchase order to us. We will pay to Wells Fargo a fee upon their funding of each purchase order and we commit to pay a total fee for twelve months in the aggregate amount of $337,500. If the fees earned during the twelve month period do not exceed $337,500, we are required to pay the difference between the $337,500 and the amounts already paid on the earlier of the twelve month anniversary of the date of the Assignment Agreement, or the date of termination of the Assignment Agreement. Wells Fargo is not obligated to provide purchase order financing under the Assignment Agreement if the aggregate outstanding funding exceeds $5,000,000. The Assignment Agreement is for an initial term of twelve months, and shall continue thereafter for successive twelve month renewal terms unless either party terminates the Assignment Agreement by written notice to the other no later than 30 days prior to the end of the initial term or any renewal term. If the term of the Assignment Agreement is renewed for one or more twelve month terms, for each such twelve month term, we will pay to Wells Fargo a commitment fee in the sum of $337,500, to be offset against actual fees paid by us upon their payment of each purchase order, to be paid on the earlier of the twelve month anniversary of such renewal date or the date of termination of the Assignment Agreement. The initial and renewal commitment fees are subject to waiver if certain product volume requirements are met.

In connection with the Assignment Agreement, on April 6, 2009 we also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo. The Security Agreement amends and restates in its entirety that certain security agreement and financing statement, by and between Transcap and Zoo Publishing, dated as of August 20, 2001. Pursuant to the Security Agreement, we granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement.

Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President, Chief Executive Officer and a director of Zoo Entertainment and Zoo Games, and David Rosenbaum, the President of Operations of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date. The Company estimated the value of the arrangements to be approximately $200,000 as of September 30, 2009 and is included as compensation in the nine months ended September 30, 2009, and has been included in accrued expenses. Once the options are issued, we will adjust the expense accordingly.  As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provides that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved an increase in the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively.

Zoo Publishing uses a factor to approve credit and to collect the proceeds from a portion of its sales. In August 2008, Zoo Publishing entered into a factoring agreement with Working Capital Solutions, Inc., which utilizes existing accounts receivable in order to provide working capital to fund all aspects of our continuing business operations. A new factoring agreement was entered into on September 29, 2009 with Working Capital Solutions, Inc.  Under the terms of our factoring and security agreement, we sell our receivables to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 25% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open. Since the factor acquires the receivables with recourse, we record the gross receivables including amounts due from our customers to the factor and we record a liability to the factor for funds advanced to us from the factor. During the nine months ended September 30, 2009, we sold $832,000 of receivables to the factor with recourse.  At September 30, 2009, accounts receivable included $832,000 of amounts due from our customers to the factor and the factor had an advance outstanding to the Company of $624,000. At December 31, 2008, accounts receivable did not include any amounts due from our customers to the factor and the factor did not have any advance outstanding to the Company. In connection with the factoring facility, on September 29, 2009, Mark Seremet, President, Chief Executive Officer and a director of the Company and Zoo Games, and David Rosenbaum, the President of Operations of Zoo Publishing, entered into a Guaranty with Working Capital Solutions, Inc., pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under factoring and security agreement.

Atari Agreement

As a result of a fire in October 2008 that destroyed our inventory and impacted our cash flow from operations, we entered into an agreement with Atari, Inc. (“Atari”). This agreement became effective on October 24, 2008 and provided for Zoo Publishing to sell its products to Atari without recourse and Atari will resell the products to wholesalers and retailers that are acceptable to Atari in North America. The agreement initially expired on March 31, 2009, but was amended to extend the term for certain customers until March 31, 2010. This agreement provided for Atari to prepay to the Company for the cost of goods and pay the balance due within 15 days of shipping the product. Atari’s fees approximate 10% of our standard selling price and they have been recorded as a reduction in revenue. During the three and nine months ended September 30, 2009, we recorded approximately $2.5 million and $23.5 million, respectively, of net sales to Atari.  Atari takes a reserve from the initial payment for potential customer sales allowances, returns and price protection that is analyzed and reviewed within a sixty day period to be liquidated no later than July 31, 2010.  As of September 30, 2009 and December 31, 2008, Atari had prepaid the Company approximately $3.2 million and approximately $1.8 million, respectively, for goods not yet shipped which is recorded as customer advances in current liabilities. Also, as of September 30, 2009 and December 31, 2008, Atari owed the Company $264,000 and approximately $1.8 million, respectively, before allowances, for goods already shipped which are recorded in accounts receivable.

Other Customer Advance – Solutions 2 Go, Inc.

On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein.  In connection with these distribution agreements, on August 31, 2009, the Company entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to the Company in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to these distribution agreements. From August 31, 2009 until recoupment of the advance in full, interest on the outstanding amount shall accrue at the rate of ten percent (10%) per annum. The amount of any unrecouped advance outstanding shall be repaid in its entirety to S2G no later than September 15, 2010. The advance shall be recouped, in whole or in part, from sales generated by S2G of products purchased by S2G under the distribution agreements. A percentage of the gross margin on the S2G Sales shall be applied to a recoupment of the advance until the earlier of (i) the date on which the amount of the unrecouped advance has been reduced to zero or (ii) September 15, 2010, on which any unrecouped advance shall be repaid. As of September 30, 2009, the balance remaining on the advance is $1,986,000 and this is included in customer advances in the current liabilities section of the balance sheet.

Notwithstanding the foregoing, if, at any time prior to the recoupment of the advance in full, the Company receives proceeds in connection with any sale of securities, or otherwise raises additional capital, exceeding an aggregate of five million dollars ($5,000,000), other than under the anticipated qualified financing, (as defined below), the entire unrecouped advance under the advance agreement shall at once become due and payable in full as of the funding date of the additional capital transaction without written notice of acceleration to the Company.  Additional capital transaction shall include, but not be limited to the sale or issuance of any security by the Company, or any subsidiary of the Company, of any kind or character whatsoever, where “security” is given its broadest meaning including stock, warrants, options, convertible notes, and similar instruments of all types.

In consideration of S2G entering into the advance agreement, the Company agreed to issue to S2G Inc. a warrant to purchase 7,665,731 shares of the Company’s common stock (or such other number of shares of Common Stock that on the warrant grant date (as defined below), represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into Common Stock at a price of $0.75 or less, have been so converted), upon the occurrence of an anticipated qualified financing, which means (i) the consummation of the sale of shares of Common Stock by the Company which results in aggregate gross proceeds to the Company of at least $4,000,000 and (ii) the conversion of the Company’s senior secured convertible notes, in the aggregate original principal amount of $11,150,000, into shares of Common Stock.  The warrant will have a term of five years and an exercise price equal to $0.30.  The warrant to acquire 7,665,731 shares was issued on August 31, 2009.  The warrant was valued at $400,000 using the Black-Scholes model and this cost will be amortized over twelve months through interest expense.  For the period ended September 30, 2009, $33,000 of interest expense is recorded in the statement of operations.

The advance is guaranteed by Messrs. Seremet, Rosenbaum and another employee.  Messrs. Seremet and Rosenbaum did not receive any additional compensation for this guarantee.  The employee who guaranteed the advance was granted 500,000 shares of common stock.  The value of the shares issued was computed at $100,000 and is recorded in the general and administrative expenses in the three months ended September 30, 2009.

NOTE 10.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	(Amounts in Thousands)
	September 30,	December 31,
	2009	2008
Due to customers	$612	710
Obligation arising from Zoo Publishing acquisition	93	254
Obligations relating to Cyoob acquisition	100	100
Obligations to compensate current and former employees	650	720
Royalty	888	252
Operating expenses	637	982
Interest	-	81
Totals	$2,980	$3,099

NOTE 11.   NOTES PAYABLE

Outstanding notes payable, net of unamortized discounts, are as follows:

	(Amounts in Thousands)
	September 30,	December 31,
	2009	2008
Zoo Entertainment convertible notes, net of discounts attributable to the warrant value of $0 and $1,576	$11,150	$9,574
Interest on convertible notes	656	240
3.9% Zoo Publishing notes, net of discount of $0 and $1,030	-	2,536
2.95% note due June 2012 assumed from Zoo Publishing acquisition	300	370
8.25% Wachovia demand note assumed from Zoo Publishing acquisition	-	45
Note assumed from Zoo Publishing acquisition, 12% interest	-	25
Employee loans, payable on demand	-	331
Zoo Publishing employee loans at 4% interest	-	268
Totals	12,106	13,389
Current portion	11,926	11,617
Non-current portion	$180	$1,772

The principal and interest amounts for the Zoo Entertainment convertible notes were converted into equity as part of the November 2009 financing.

The face amounts of the notes payable as of September 30, 2009 are due as follows:

(Amounts in Thousands)
Year Ending December	Amount Due
Balance of 2009	$11,200
2010	120
2011	120
2012	10
Total	$11,450

Zoo Entertainment Notes

On July 7, 2008, as amended on July 15, 2008 and July 31, 2008, the Company entered into a note purchase agreement under which the purchasers agreed to provide loans to the Company in the aggregate principal amount of $9.0 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. In connection with the issuance of such notes, the Company issued to the note holders warrants to purchase 8,181,818 shares of common stock of the Company. The notes bear an interest rate of five percent (5%) for the one year term of the note commencing from issuance, unless extended. Upon the occurrence of an investor sale, as defined in the notes, the entire outstanding principal amount of the notes and any accrued interest thereon will be automatically converted into shares of common stock of the Company determined by dividing the note balance by the lesser of (i) an amount equal to the price per share of investor stock paid by the purchasers of such shares in connection with the investor sale, or (ii) $2.00; provided, that in the event that the investor sale is for less than $1.00 per share, then the notes will only be automatically convertible with the consent of the Company.  In connection with the note purchase agreement, the Company satisfied a management fee obligation by issuing additional senior secured convertible promissory notes in the principal amount of $750,000 and warrants to purchase 681,818 shares of common stock of the Company. All of the warrants have a five year term and an exercise price of $0.01 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated as of July 7, 2008, as amended on August 12, 2008, the Company granted a security interest in all of its assets to each of the purchasers to secure the Company’s obligations under the notes.

On September 26, 2008, the Company entered into a note purchase agreement pursuant to which the purchasers agreed to provide a loan to the Company in the aggregate principal amount of $1.4 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. In connection with the issuance of such notes, the Company also issued warrants to purchase 1,272,726 shares of common stock of the Company to the note holders. The notes bear an interest rate of five percent (5%) for the time period beginning on September 26, 2008 and ending on September 26, 2009, unless extended. On October 6, 2009, the maturity date was extended to November 2, 2009 and on November 2, 2009, the maturity date was subsequently extended to February 2, 2010.  Upon the occurrence of an investor sale, as defined in the notes, the entire outstanding principal amount of the notes and any accrued interest thereon will be automatically converted into shares of common stock of the Company determined by dividing the note balance by the lesser of (i) an amount equal to the price per share of investor stock paid by the purchasers of such shares in connection with the investor sale, or (ii) $2.00; provided, that in the event that the investor sale is for less than $1.00 per share, then the notes will only be automatically convertible with the consent of the Company. The warrants have a five year term and an exercise price of $0.01 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated September 26, 2008, the Company granted a security interest in all of its assets to each of the purchasers to secure the Company’s obligations under the notes.

The total principal amount of all of the notes described above is approximately $11.15 million, $9.8 million of which was incurred prior to the date of the reverse merger. The warrants issued with all the notes were valued at approximately $5.9 million. We used the income and market valuation approaches to derive the Company’s business enterprise value and then used the Black-Scholes option-pricing model, applying discounts for illiquidity and dilution, to calculate the value of the warrants. The total deferred debt discount of $5.9 million is amortized over the one year life of the notes. Prior to September 12, 2008, 4,545,455 warrants were exercised and the interest expense related to the discount of these warrants was accelerated. As of September 12, 2008, the deferred debt discount of the existing notes was approximately $2.4 million and the net value of the notes recorded as of September 12, 2008 was approximately $7.8 million. On September 26, 2008, we issued $1.0 million of the notes and 909,090 of the warrants which were valued at $527,000 using consistent valuation methodologies as those used for all the previously issued notes. As of September 30, 2009, the net deferred debt discount of all the notes is $0 and the net value of the notes recorded as of September 30, 2009 is approximately $11.8 million including $656,000 of accrued interest.

On June 26, 2009, the Company entered into Amendment No. 2 to Senior Secured Convertible Note (“Amendment No. 2”), with the requisite holders (the “Holders”) of the Company’s senior secured convertible notes issued in the aggregate principal amount of $11.15 million.  Pursuant to Amendment No. 2, the parties agreed to extend the maturity date of the notes that were originally scheduled to mature during July 2009 to August 31, 2009, or, if the Company receives comments from the SEC with respect to the Information Statement Pursuant to Section 14(c) (the “Information Statement”) that the Company filed on July 7, 2009 in connection with an amendment to the Company’s Certificate of Incorporation authorizing a sufficient number of shares of the Company’s common stock to permit the conversion of the notes (“Certificate of Amendment”), September 15, 2009. The Company did not receive comments from the SEC with respect to the Information Statement and, as such, the maturity dates of such notes shall be August 31, 2009. Amendment No. 2 also provides that the notes shall automatically convert into shares of the Company’s common stock effective immediately on the date by which the following two events have occurred, regardless of the order in which they occur: (a) the effectiveness of the filing the Certificate of Amendment, and (b) the consummation of a financing by the Company for which such sale results in aggregate gross proceeds to the Company of at least $4.0 million. Notwithstanding, if the notes do not convert on or prior to the revised maturity date, Amendment No. 2 provides that the provisions of Amendment No. 2 with respect to automatic conversion shall become null and void and shall be of no further effect. In consideration of the Holders’ execution and delivery of Amendment No. 2, the Company entered into a letter agreement, dated as of June 26, 2009, pursuant to which the Company granted to the Holders registration rights which require the Company to file with the SEC a registration statement covering the resale of the shares of common stock issuable upon conversion of the notes, within 30 calendar days after receipt of approval of the Company’s stockholders of the Certificate of Amendment or 60 calendar days following the closing of a financing by the Company for which such sale results in aggregate gross proceeds to the Company of at least $4.0 million, whichever is later.  The Company entered into subsequent amendments with the Holders extending the maturity date to November 2, 2009 and then subsequently to February 2, 2010.  On November 20, 2009, the requisite Senior Secured Convertible Note Holders agreed that if the Company raises a minimum of $4.0 million new capital, they will convert their debt into convertible preferred shares of the Company that will ultimately convert into common shares that represent 36.5% of the equity of the Company. As a result of the Company consummating an approximately $4.2 million preferred equity raise on November 20, 2009, upon which approximately $11.8 million of existing debt including related accrued interest converted into convertible preferred equity, the Company will issue shares of Series B Preferred stock to the Senior Convertible Note Holders in exchange for their Notes.

Zoo Publishing Notes

In connection with the acquisition of Zoo Publishing, the Company issued various promissory notes (“Zoo Publishing Note”) in an aggregate of approximately $6.8 million. Approximately $1.8 million of principal was payable at the earlier of the Company’s completion of another round of financing or by December 2008 with the $5.0 million balance to be paid in two installments pursuant to the “Zoo Publishing Note.” The first installment of $2.5 million of principal together with accrued interest at the rate of 3.9% per annum would be due on the earlier of June 18, 2009 and the date on which the Company consummates a round of equity financing of $40.0 million or more. The balance of the Zoo Publishing Note (including accrued interest) would be payable December 18, 2010. In connection with the aforementioned note, the Company recorded a debt discount of approximately $2.3 million. For the three and nine months ended September 30, 2009, amortization of deferred debt discount and interest expense was $0, $294,000, $0 and $64,000, respectively. For the three and nine months ended September 30, 2008, amortization of deferred debt discount and interest expense was $146,000, $754,000, $32,000 and $164,000, respectively. In July 2008, the $6.8 million of notes were restructured and approximately $3.2 million of this debt was converted to common stock of the Company based on fair value and of the remaining $3.6 million, approximately $1.1 million became due September 18, 2009, $113,000 became due September 18, 2010, $2.0 million became due December 18, 2010 and approximately $316,000 became due July 31, 2011.

In connection with the Settlement Agreement dated June 18, 2009 (See Notes 14 and 18), all the Zoo Publishing Notes were cancelled and no cash payments were required to be made for either the principal amounts of the notes or the interest accrued. The net amount of the obligation relieved for the Zoo Publishing Notes was approximately $3.0 million and is included in the gain on legal settlement on the statement of operations (see Note 14).

In connection with the acquisition of Zoo Publishing, the Company also assumed a liability of $1.2 million as part of the Zoo Publishing purchase price. Other notes payable assumed from the Zoo Publishing acquisition included:

•
$200,000 demand note with 12.0% percent interest per annum, callable in six months, minimum guaranteed interest per renewal is $12,000. The note is guaranteed by the Zoo Publishing President. The note was totally paid off by March 31, 2009.

•
Zoo Publishing purchased treasury stock from a former employee in December 2006 for the amount of $650,000. The balance on the note as of September 30, 2009 was $300,000; $120,000 is classified as current and $180,000 is classified as long-term. The payments are due monthly and the amount of the payment is $10,000 per month.

NOTE 12.   INCOME TAXES

Through May 15, 2008, the Company and certain of its consolidated subsidiaries were taxed as a partnership under the provisions of the Internal Revenue Code. Accordingly, the losses incurred by the Company and those subsidiaries through May 15, 2008 were allocated to the respective members and reported on their individual tax returns. Effective May 16, 2008, the Company changed its tax status from a partnership to a corporation and, as a result, began filing consolidated corporate tax returns with its domestic subsidiaries. The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes as well as the deferred tax assets and liabilities recognized for existing timing items relating to the Company's change in tax status.

The components of income tax benefit for the nine months ended September 30, 2009 are as follows (in thousands):

Current:
Federal	$—
State	152
Total Current	152
Deferred:
Federal	—
State	(152)
Total Deferred	(152)
Total	$—

We paid $20,000 to various state jurisdictions for income taxes during the nine months ended September 30, 2009.

The reconciliation of income tax benefit computed at the U.S. statutory tax rates to income tax benefit for the nine months ended September 30, 2009 is:

Tax at U.S. federal income tax rates	(34.0)%
State taxes, net of federal income tax benefit	(2.5)%
Valuation allowance	14.4%
Nondeductible expenses and other	22.1%
0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2009 are as follows (in thousands):

Deferred tax assets:	Current	Long Term
Net operating loss carried forward	$-	$3,625
Capital loss carried forward	-	515
Allowance for doubtful accounts	371	-
Bonus and other accruals	542	36
Interest on convertible notes	260	-
Non-qualified options	-	520
Gross deferred tax assets	1,173	4,696
Valuation allowance	(682)	(2,732)
Net deferred tax assets	491	1,964
Deferred tax liabilities:
Property and equipment	-	(23)
Intangibles	-	(2,432)
Total deferred tax liabilities	-	(2,455)
Net deferred tax asset (liability)	$491	$(491)

The Company has approximately $1.2 million of available capital loss carried forward which expires in 2013. A valuation allowance of approximately $515,000 has been recognized to offset the deferred tax assets related to these carried forward. The Company currently does not have any capital gains to utilize against this capital loss. If realized, the tax benefit of this item will be applied to reduce future capital gains of the Company.  Additionally, a valuation allowance of approximately $2.9 million has been recognized to offset the net remaining deferred tax assets in excess of deferred tax liabilities because we cannot reasonably project if and when we will generate enough taxable income to utilize any of the deferred tax assets.

As of September 30, 2009, the Company has U.S. federal net operating loss (NOL) carried forward of approximately $8.4 million which are available to be used to offset taxable U.S. income during the carried forward period. The federal NOL will begin to expire in 2028. The Company has various state net operating loss carried forward of approximately $9.4 million which will be available to offset taxable state income during the carried forward period. The state NOL will also begin to expire in 2028.  The tax benefit of these items is reflected in the above table of deferred tax assets and liabilities.  Generally, Section 382 of the Internal Revenue Code imposes limits on the utilization of net operating loss carryforwards if the Company experiences a greater than 50% change of ownership in a three year period.  The Company will conduct a study to determine if it has had the requisite change of ownership for section 382 to apply.  If the requisite change of ownership has occurred or occurs in the future, the utilization of the net operating loss carryforwards may be limited.

NOTE 13.  STOCKHOLDERS’ EQUITY (DEFICIENCY) AND STOCK-BASED COMPENSATION ARRANGEMENTS

Common Stock

The Company has authorized 250,000,000 shares of common stock, par value $0.001, and 5,000,000 preferred shares, par value $0.001. As of September 30, 2009, there were 39,425,755 shares of common stock issued and 31,624,429 shares of common stock outstanding.

On June 26, 2009, our Board of Directors and stockholders holding approximately 63.6% of our outstanding common stock approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 75,000,000 shares to 250,000,000 shares (the “Share Increase”). The consents we have received constitute the only stockholder approval required for the Share Increase under the Delaware General Corporation Law (the “DGCL”) and our existing Certificate of Incorporation and Bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, stockholder approval of these amendments will become effective on or after such date that is approximately 20 calendar days following the date we first mailed the Information Statement to our stockholders. After such date, the board of directors may implement the Share Increase at any time, at its discretion, by filing a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The Information Statement was first sent to our stockholders on July 31, 2009. The board of directors effectuated the Share Increase on August 26, 2009.

In conjunction with the settlement of the litigation with the sellers of Zoo Publishing on June 18, 2009 (see Notes 14 and 17), the sellers returned 5,563,950 shares of common stock to the Company.  These shares were valued at $0.20 and recorded as treasury shares.

Options

As of December 31, 2008, the Company’s 2007 Employee, Director and Consultant Stock Plan allowed for an aggregate of 1,000,000 shares of common stock with respect to which stock rights may be granted and a 250,000 maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year. As of December 31, 2008, an aggregate of 975,000 shares of restricted common stock of the Company are outstanding under the Company’s 2007 Employee, Director and Consultant Stock Plan, and 25,000 shares of common stock were reserved for future issuance under this plan.

On January 14, 2009, the Company’s Board of Directors approved and adopted an amendment to the 2007 Employee, Director and Consultant Stock Plan, which increased the number of shares of common stock that may be issued under the plan from 1,000,000 shares to 4,000,000 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 250,000 shares to 750,000 shares. All other terms of the plan remain in full force and effect.

On January 14, 2009, the Company granted Mr. Seremet an option to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.30 per share, pursuant to the Company’s 2007 Plan, as amended. There were no other options issued during the nine months ended September 30, 2009.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum, pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”) (see Note 18), the Company agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date. As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective letter agreements, pursuant to which, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved an increase in the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively.

A summary of the status of the Company’s outstanding stock options as of September 30, 2009 and changes during the nine months ended September 30, 2009 is presented below:

		Weighted
		Average
	Number Of	Exercise
	Shares	Price
Outstanding January 1, 2009	2,336,552	$1.76
Granted	750,000	$0.30
Canceled	(496,742)	$1.96
Exercised	-	-

Outstanding at September 30, 2009	2,589,810	$1.29

Options exercisable at September 30, 2009	1,629,111	$1.63

Weighted-average fair value of options granted during the period		$0.30

The fair value of options granted during the period was approximately $225,000.

The following table summarizes information about outstanding stock options at September 30, 2009:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$2.58	166,754	3.7	$2.58	166,754	$2.58
$2.25	210,699	4.0	$2.25	-	-
$1.52	1,462,357	3.9	$1.52	1,462,357	$1.52
$0.30	750,000	4.2	$0.30	-	-
$0.30 to $2.58	2,589,810	4.0	$1.29	1,629,111	$1.63

The following table summarizes the activity of non-vested outstanding stock options:

			Weighted-Average
		Weighted-Average	Remaining
	Number	Fair Value at	Contractual Life
	Outstanding	Grant Date	(Years)
Non-Vested shares at December 31, 2008	421,398	$2.25	4.7
Options Granted	750,000	$0.30	4.2
Options Vested	-	-	-
Options forfeited or expired	(210,700)	2.25	-

Non-Vested shares at September 30, 2009	960,698	$0.73	4.3

As of September 30, 2009, there was approximately $185,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 2.0 - 2.2 years.

The intrinsic value of options outstanding at September 30, 2009 is $0.

Warrants

On August 31, 2009, in consideration of Solutions 2 GO Inc. entering into an advance agreement with the Company, we issued to Solutions 2 GO Inc. a warrant to purchase 7,665,731 shares of the Company’s common stock, par value $0.001 per share. The warrants have a term of five years and an exercise price equal to $0.30.

As of September 30, 2009, there were 13,486,072 warrants outstanding. All are currently exercisable and have a five-year life, expiring in 2012 through 2014.

A summary of the status of the Company’s outstanding warrants as of September 30, 2009 and changes during the nine months then ended is presented below:

		Weighted
		Average
	Number Of	Exercise
	Warrants	Price
Outstanding at beginning of period	6,502,159	$0.73
Granted	7,665,731	$0.30
Canceled	-	-
Exercised	(681,818)	$0.01

Outstanding at end of period	13,486,072	$0.52

Warrants exercisable at end of period	13,486,072	$0.52

NOTE 14.  GAIN ON LEGAL SETTLEMENT

On June 18, 2009, we settled a lawsuit brought by the former sellers of Zoo Publishing, resulting in a net gain on legal settlement of approximately $4.3 million. (See Note 17)

The settlement eliminated the following Company’s obligations totaling $3,925,000:
•	outstanding notes with a face value of $3,565,900, discounted as of June 18, 2009 for $736,000 and interest accrued of $219,000
•	employee loans totaling $574,000
•	other obligations for an aggregate amount of $302,000

In conjunction with the settlement of the litigation with the sellers of Zoo Publishing, the sellers returned 5,563,950 shares of common stock to the Company. These treasury shares were valued at $0.20 and included as part of the gain on legal settlement for approximately $1.1 million.

The Company’s remaining cash obligations and litigation expense amounted to approximately $710,000, resulting in a total net gain on settlement of approximately $4.3 million.

NOTE 15.   INSURANCE RECOVERY

During the 2009 period, our third party warehouse received $860,000 from their insurance company relating to losses incurred by us from a fire in October 2008.  Those proceeds were applied against other amounts due to the third party warehouse by reducing our payables and are reported as other income in the statement of operations.

NOTE 16.   INTEREST, NET
	(Amounts in Thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest arising from amortization of debt discount	$180	$1,205	$1,870	$1,813
Interest on various notes	190	349	533	725
Less interest income	-	-	-	(5)
Interest expense, net	$370	$1,554	$2,403	$2,533

NOTE 17.   SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the nine months ended September 30, 2009 and 2008 is as follows:

	(Amounts in Thousands)
	2009 (Restated)	2008
Changes in other assets and liabilities:
Accounts receivable	$(1,422)	$(4,020)
Inventory	944	(154)
Prepaid expenses and other current assets	(2,118)	(3,532)
Product development costs	(401)	(3,854)
Accounts payable	(112)	989
Customer advances	1,414	-
Accrued expenses and other current liabilities	(716)	248
Net changes in other assets and liabilities	$(2,411)	$(10,323)

Cash paid during the period of interest	$-	$92
Cash paid during the period of taxes	$20	$6
Non-cash investing and financing activities:
Receipt of 5,563,950 shares for partial settlement of litigation	$1,113	$-
Notes and obligations relieved for partial settlement of litigation	$3,925	$-
Acquisition of Intangible for long-term obligation	$2,600	$-
Issuance of 1,580,237 shares for partial payment of Zoo Digital	$-	$4,086
Exchange of debt for equity at original face value	$-	$6,266

NOTE 18.   LITIGATION

On February 19, 2009, Susan Kain Jurgensen, Steven Newton, Mercy Gonzalez, Bruce Kain, Wesley Kain, Raymond Pierce and Cristie Walsh filed a complaint against Zoo Publishing, Zoo Games and Zoo in the Supreme Court of the State of New York, New York County, index number 09 / 102381 alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer. The complaint sought compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies. On June 18, 2009, we reached a settlement whereby we agreed to pay to the plaintiffs an aggregate of $560,000 (the “Settlement Amount”) in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing as follows: (a) $300,000 on June 26, 2009; (b) $60,000 on or before the earlier of (i) the date that is 90 days from June 18, 2009 or (ii) the date the Company obtains new and available financing, including any amounts currently held in escrow that will be released from escrow after June 18, 2009, in any form and from any source, in an amount totaling at least $2,000,000; (c) $100,000 on or before December 18, 2009; and (d) $100,000 on or before June 18, 2010. To date, $300,000 of the Settlement Amount has been paid to the plaintiffs. The Zoo Publishing Notes and all other notes, employment,  agreements, loan agreements, options, warrants and other agreements  relating to the plaintiffs (except with respect to that certain Employment Agreement between Zoo Publishing and Cristie Walsh) were terminated and all outstanding obligations of the Company related to these agreements were cancelled. In addition, the plaintiffs returned to us an aggregate of 5,563,950 shares of our common stock owned by them prior to such date.

In connection with an action brought by Revolution Partners, LLC against Zoo Games, Inc., the claimant Revolution Partners, LLC was seeking money damages for claimed investment banking or finder’s fee purportedly earned in connection with a reverse merger transaction and related financing that we entered into in the third quarter of 2008. We settled this claim in June 2009 for $140,000, of which $120,000 was paid as of September 30, 2009.  The balance is included in accounts payable as of September 30, 2009 and was paid in October 2009.

We are also involved in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, we believe that our legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition, results of operations or cash flows.

NOTE 19.   RELATED PARTY TRANSACTIONS

We leased office space in New York from 575 Broadway Associates, LLC, a company owned principally by one of our principal investors, from April 2007 to October 2008. We paid rent expense of $0 and $209,000 during the nine months ended September 30, 2009 and 2008, respectively, to this related party.

Certain Zoo Publishing employees loaned us an aggregate of up to $765,000 in 2008 on a short-term basis. The Company accrued interest at 4% per annum and all amounts were cancelled as part of the Settlement Agreement (see Note 11).

On April 6, 2009, we entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an amended and restated master purchase order assignment agreement (the “Assignment Agreement”). In connection with the Assignment Agreement, on April 6, 2009 we also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo, pursuant to which we granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement. Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President and Chief Executive Officer of Zoo Games and a director of Zoo Entertainment, and David Rosenbaum, the President of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement. On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), we agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, we agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of our common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into our equity securities that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of our common stock on the Grant Date and pursuant to our standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition, any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provides that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved an increase in the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively.

NOTE 20.   SUBSEQUENT EVENTS

On November 2, 2009, the Company entered into Amendment No. 5 to Senior Secured Convertible Note with the requisite holders of the Company’s outstanding senior secured convertible notes issued in the aggregate principal amount of $11,150,000.  The amendment further extends the maturity date of the notes to February 2, 2010.  Also, the amendment provides that the notes shall automatically convert into shares of common stock upon the consummation of a sale of shares of common stock that results in aggregate gross proceeds to the Company of at least $4,000,000, at a price per share equal to $0.20.   Notwithstanding, if the notes do not convert on or prior to February 2, 2010, the amendment provides that the provisions of the notes, as amended, with respect to automatic conversion shall become null and void and shall be of no further effect.

On November 20, 2009, the Company entered into Amendment No. 6 to Senior Secured Convertible Note with the requisite holders of the Company’s outstanding senior secured convertible notes issued in the aggregate principal amount of $11,150,000.  The amendment provides that, among other things, the outstanding principal balance and all accrued and unpaid interest under the notes shall convert into shares of the Company’s Series B Preferred Stock upon the consummation of an investor sale that results in aggregate gross proceeds to the Company of at least $4,000,000, at a rate of one (1) share of Series B Preferred Stock for each $10.00 of value of the note.   Moreover, the amendment provides that the notes shall no longer be deemed to be outstanding and all rights with respect to the notes shall immediately cease and terminate upon automatic conversion, except for the right of each holder to receive the shares to which it is entitled as a result of such conversion.

On November 20, 2009, the Company entered into a securities purchase agreement (the “SPA”) with certain investors, consummating an approximately $4.2 million convertible preferred equity raise, pursuant to which the Company will issue Series A Preferred Stock that will convert into common shares of the Company upon an increase in sufficient authorized common shares, representing 50% of the equity of the Company. The Series A Preferred Stock will have a rate of one (1) share of Series A Preferred Stock for each $2.50 of value of the investment amount. In addition, on November 20, 2009, the lead investor under the SPA, will receive a warrant to purchase shares of the Company’s common stock, par value $0.001 per share.   Moreover, Messrs. Seremet and Rosenbaum agreed to amend their respective fee letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the personal guarantees in connection with certain financing arrangements remain in full force and effect, but only for a period ending on November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the personal guarantees in connection with certain financing arrangement remains in full force and effect, but only for a period ending on November 20, 2010.  In addition, the amended Fee Letters provides that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved an increase in the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively.  In addition, as a result of the Company consummating an approximately $4.2 million preferred equity raise, the Company will convert approximately $11.8 million of existing debt and related accrued interest into Series B Preferred Stock during the fourth quarter of 2009. The immediate effect of this transaction on the Balance Sheet is to eliminate $11.8 million of notes payable, including interest, in the current liability section and to record $11.8 million of Series B Preferred Stock as a component of the stockholders’ equity section.  The Series A Preferred Stock and the Series B Preferred Stock will automatically convert into common shares of the Company upon a sufficient increase in authorized common shares of the Company. On a pro forma basis at September 30, 2009, as a result of both the equity infusion of $4.2 million and the debt conversion of $11.8 million, stockholders’ equity (deficiency) would have increased from approximately ($7.1 million) to approximately $8.9 million and total liabilities would have decreased from approximately $32.8 million to approximately $21.0 million.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee		$50,348
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and related expenses	$	*
Transfer agent fees and expenses		$0
Miscellaneous	$	*
Total	$	*

* To be supplied by amendment

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation includes provisions eliminating the personal liability of a director to the company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, our Certificate of Incorporation provides mandatory indemnification rights, subject to limited exceptions, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

On June 23, 2008, pursuant to our 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”), we issued an aggregate of 900,000 restricted shares of our common stock, at a purchase price of $0.001 per share to certain employees, directors and consultants. On June 27, 2008, pursuant to the 2007 Plan, we issued an aggregate of 75,000 restricted shares of our common stock. The restricted shares are subject to a right of forfeiture back to us in the event that the holder terminates his or her position with us before June 23, 2011 with respect to the restricted shares granted on June 23, 2008, and June 27, 2011 with respect to the restricted shares granted on June 27, 2008. In addition, the right of forfeiture will lapse in its entirety upon a change of control of the Company. The Restricted Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act.

Pursuant to a Note Purchase Agreement, dated as of July 7, 2008, as amended on July 15, 2008, July 31, 2008 and August 12, 2008 (the “ First Financing Note Purchase Agreement”), we consummated a financing to raise $9,000,000 through the sale of senior secured convertible promissory notes, bearing interest at a rate of 5% per annum.  As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase shares of our common stock at an exercise price of $0.01 per share for a five year term.  The First Financing Note Purchase Agreement provided for subsequent closings whereby we could issue additional notes and warrants to one or more additional purchasers at any time and from time to time on or before August 15, 2008, subject to extension.  Pursuant to the First Financing Note Purchase Agreement, on July 7, 2008 we issued to each of TCMF and Back Bay LLC notes in the aggregate principal amount of $2,500,000 and $2,000,000 respectively, and warrants to purchase 2,272,727 shares and 1,818,182 shares of our common stock, respectively.  On July 10, 2008, we issued to Cipher 06 LLC a note in the principal amount of $150,000 and a warrant to purchase 136,364, pursuant to the First Financing Note Purchase Agreement. On July 24, 2008, we issued to each of Soundpost Capital, LP and Soundpost Capital Offshore Ltd. a note in the principal amount of $500,000 and a warrant to purchase 454,545 shares of common stock, pursuant to the First Financing Note Purchase Agreement. On July 31, 2008, we issued to Trinad a note in the principal amount of $1,500,000 and a warrant to purchase 1,363,636 shares of common stock, pursuant to the First Financing Note Purchase Agreement. On August 13, 2008, we issued to S.A.C. Venture Investments, LLC a note in the principal amount of $1,850,000 and a warrant to purchase 1,681,818 shares of common stock.  Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

In addition, in connection with an amendment to that certain Management Agreement with Trinad we issued a note in the principal amount of $750,000 and 681,818 warrants to Trinad, on the same terms and conditions as the notes and warrants that were issued under the First Financing Note Purchase Agreement. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act. As set forth below, on November 20, 2009, the notes issued to Trinad converted into shares of Series B Convertible Preferred Stock.

Pursuant to a Note Purchase Agreement, dated as of September 26, 2008 (the “ Second Financing Note Purchase Agreement”), we consummated a financing to raise $1,400,000 through the sale of senior secured convertible promissory notes, bearing interest at a rate of 5% per annum.  As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase shares of our common stock at an exercise price of $0.01 per share for a five year term.  The Second Financing Note Purchase Agreement provides for subsequent closings whereby we may issue additional notes and warrants to one or more additional purchasers at any time and from time to time on or before October 15, 2008.  Pursuant to the Second Financing Note Purchase Agreement, on September 26, 2008 we issued to each of TCMF, Back Bay, Sandor Capital Master Fund, LP and John S. Lemak, notes in the aggregate principal amount of $500,000, $500,000, $300,000 and $100,000, respectively, and warrants to purchase 454,545 shares, 454,545 shares, 272,727 shares and 90,090 shares, respectively, of common stock. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  As set forth below, in connection with the November Financing, the notes issued converted into shares of Series B Convertible Preferred Stock on November 20, 2009.

On July 7, 2008, we entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 (the “Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”).  On September 12, 2008, the Company, Merger Sub, Zoo Games and the stockholder representative completed the Merger and each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games Common Stock”), on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share, based on an exchange ratio equal to 7.023274. In addition, each of the 334,983 options to purchase shares of Zoo Games Common Stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 243,040 options to purchase shares of the Company’s common stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of the Company’s common stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of the Company’s common stock at an exercise price of $1.52 per share. The 246,243 warrants to purchase shares of Zoo Games Common Stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 1,411,186 warrants to acquire shares of the Company’s common stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of the Company’s common stock at an exercise price of $2.13 per share. The merger consideration consisted (i) 26,098,303 shares of the Company’s common stock, (ii) the reservation of 2,352,677 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants. Such issuance was made pursuant to the exemption from registration permitted under Section 4(2) of the Securities Act.

On January 14, 2009, the Company granted to Mark Seremet, a director, President and Chief Executive Officer of the Company, an option to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.30 per share (the “Options”), pursuant to the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended. The Options were granted in connection with Mr. Seremet entering into an employment agreement with Zoo Games, pursuant to which Mr. Seremet became Chief Executive Officer of Zoo Games.  The Options have a ten-year term and vest as follows: Options to purchase 250,000 shares will vest on January 14, 2010, Options to purchase 250,000 shares will vest on January 14, 2011 and Options to purchase the remaining 250,000 shares will vest on January 14, 2012. The Options were granted pursuant to the exemption from registration permitted under Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On August 31, 2009, in consideration for an employee entering into a guaranty with S2G Inc. and S2G LLC for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with an advance agreement, the Company entered into a letter agreement with the employee, pursuant to which, among other things, the Company agreed to deliver to the employee 500,000 shares of common stock. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with S2G Inc. and an Exclusive Distribution Agreement with S2G LLC, pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein.  In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements.  In  consideration of S2G entering into the Advance Agreement, we agreed to issue to S2G Inc. a warrant to purchase shares of common stock representing 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into Common Stock at a price of $0.75 or less, have been so converted), upon the occurrence of an “Anticipated Qualified Financing”.  On August 31, 2009, we issued a warrant to purchase 7,665,731 shares of common stock, at an exercise price equal to $0.30  to S2G Inc.  The warrant has a term of five years, and may be adjusted such that the number of shares of common stock represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $0.75 or less, have been so converted.  While the Solutions 2 Go Warrant is outstanding, but only for a period ending on November 20, 2010, (i) if the Company issues any common stock purchase warrants at an exercise price of less than $0.30, then the exercise price of the Solutions 2 Go Warrant will be reduced to equal such lower exercise price and the number of shares which the Solutions 2 Go Warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if the Company issues any common stock or common stock equivalents at a price per share of common stock less than $0.20, then the exercise price of the Solutions 2 Go Warrant will be reduced to equal such lower per share price and the number of shares which the Solutions 2 Go Warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the Solutions 2 Go Warrant.    Such securities were issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended.

On November 20, 2009, we entered into a Securities Purchase Agreement with certain investors identified therein, pursuant to which we agreed to sell to the investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), at a price per share equal to $2.50, for gross proceeds of up to $5,000,000 (the “November Financing”).  On November 20, 2009,we sold Series A Preferred Shares and Warrants (as defined below), that when converted and exercised, will equal 1,689,606,000 shares of common stock, for gross proceeds of $4,224,015. Such amount includes an aggregate $450,000 investment made by certain of our officers and directors, which investment of at least $300,000 was a condition to the closing of the November Financing.  Each Series A Preferred Share shall automatically convert into 1,000 shares of common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares. The Series A Preferred Shares were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

In connection with the November Financing, we also issued to each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead Investors in the November Financing, a warrant to purchase a certain number of shares of common stock included as part of the 1,689,606,000 shares described above.   The warrants have a five year term and an exercise price of $0.01 per share.  The warrants contain customary limitations on the amount of the warrants that can be exercised.  Additionally, the warrants provide that they cannot be exercised until the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants.  The warrants were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

As a condition to the closing of the November Financing, on November 20, 2009, we entered into Amendment No. 6 to Senior Secured Convertible Note (“Amendment No. 6”), with the requisite number of holders (the “Holders”) of our senior secured convertible notes issued in the aggregate principal amount of $11,150,000 (the “Notes”).  Amendment No. 6 provides that the principal balance and all accrued and unpaid interest underlying all of the Notes shall automatically convert into shares of our Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Shares”), at a rate of one Series B Preferred Share for every $10.00 of principal plus accrued and unpaid interest underlying the Notes, following the consummation of a sale of Series A Preferred Shares, provided that such sale results in aggregate gross cash proceeds of at least $4,000,000, and each Series A Preferred Share is initially convertible into 1,000 shares of common stock.  Additionally, pursuant to Amendment No. 6, the Company and the Holders terminated that certain letter agreement, dated as of June 26, 2009, which provided for certain registration rights with respect to the shares of common stock issuable upon conversion of the Notes.  On November 20, 2009, upon consummation of the November Financing, $11,884,390 of principal plus accrued and unpaid interest underlying the Notes converted into an aggregate of 1,188,439 Series B Preferred Shares, which, when converted, will represent 1,188,439,000 shares of common stock.  All outstanding rights with respect to the Notes were terminated and all obligations of the Company under the Notes were discharged in full.  Each Series B Preferred Share shall automatically convert into 1,000 shares of common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series B Preferred Shares. The Series B Preferred Shares were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

On December 16, 2009, we entered into a new Securities Purchase Agreement (the “Second Purchase Agreement”), with certain investors identified therein, pursuant to which we agreed to sell to certain investors in a private offering the balance of the Series A Preferred Shares that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing.  On December 16, 2009, we sold 209,402 Series A Preferred Shares for gross proceeds to the Company of $775,985. Each Series A Preferred Share shall automatically convert into 1,000 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares.  In connection with the December 16, 2009 financing, we issued to Focus Capital Partners, LLC, one of the lead investors, a warrant to purchase 100,992,000 shares of common stock.   The Series A Preferred Shares and the warrant were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statements Schedules

Exhibit
No.	Description

2.1
Plan and Agreement of Merger, between Zoo Entertainment, Inc. f/k/a Driftwood Ventures, Inc., a Delaware corporation (“Zoo”), and Driftwood Ventures, Inc., a Nevada corporation, dated as of November 19, 2007 (incorporated by reference to that DEF 14C Information Statement filed with the Securities and Exchange Commission on November 30, 2007).

2.2
Agreement and Plan of Merger, by and among Zoo, DFTW Merger Sub, Inc., Zoo Games Interactive Software, Inc. (“Zoo Games”) and the stockholder representative, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.)

2.3
Amendment to Agreement and Plan of Merger, by and among Zoo, DFTW Merger Sub, Inc., Zoo Games and the stockholder representative, dated as of September 12, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

3.1	Certificate of Incorporation (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

3.2
Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware on December 3, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

3.3
Certificate of Amendment to Certificate of Incorporation, filed on August 26, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2009).

3.4
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.5
Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.6	Bylaws (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

4.1	Form of Note issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

4.2	Form of Note issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

4.3	Form of Warrant issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

4.4	Form of Warrant issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

4.5
Form of Warrant issued to Focus Capital Partners, LLC and Socius Capital Group, LLC (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009).

4.6	Warrant issued to Solutions 2 Go, Inc. (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

5.1	Opinion of counsel as to legality of securities being registered. ±

10.1
Loan Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), dated as of October 24, 2007, as amended on November 21, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007 and November 21, 2007, respectively).

10.2
Amendment No. 2 to Loan Agreement, by and between Zoo and Trinad, dated as of April 18, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2008).

10.3
Amendment No. 3 to the Loan Agreement, by and between Zoo and Trinad, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.4*
Management Agreement, between Zoo and Trinad Management, LLC, dated as of October 24, 2007 (incorporated by reference to that  DEF 14C Information Statement and filed with the Securities and Exchange Commission on November 30, 2007).

10.5*
Amendment No. 1 to the Management Agreement, by and between Zoo and Trinad Management, LLC, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.6*	2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 8, 2008).

10.7*	Amendment to 2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009).

10.8
Commercial Lease Agreement, by and between Trinad Management, LLC and Zoo, dated as of May 1, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2008).

10.9
Letter Agreement, dated as of June 1, 2008, by and between Zoo and DDK Consulting (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2008).

10.10
Note Purchase Agreement, by and among Zoo, Trinad, Back Bay LLC (“Back Bay”), Cipher 06 LLC (“Cipher”), Soundpost Capital, LP (“Soundpost LP”), Soundpost Capital Offshore Ltd. (“Soundpost Offshore”) and S.A.C. Venture Investments, LLC (“S.A.C.”), dated as of July 7, 2008 (incorporated by reference to those Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008, July 30, 2008, August 1, 2008 and August 15, 2008).

10.11
Amendment No. 1 to the Note Purchase Agreement, dated as of July 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008).

10.12
Amendment No. 2 to the Note Purchase Agreement, dated as of July 31, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2008).

10.11
Security Agreement, by and among Zoo, Trinad, Back Bay, Cipher, Soundpost LP, Soundpost Offshore and S.A.C., dated as of July 7, 2008. (incorporated by reference to those Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008, July 30, 2008, August 1, 2008 and August 15, 2008).

10.12
Securities Purchase Agreement, by and between Zoo Games and Zoo, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.13
Amendment No. 1 to the Securities Purchase Agreement, dated as of July 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008).

10.14	Senior Secured Note, issued by Zoo Games on July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.15
Pledge Agreement, by and between Zoo and Zoo Games, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.16
Security Agreement, by and among Zoo, Zoo Games, Zoo Games Online LLC, Zoo Digital Publishing Limited, Supervillain Studios, LLC and Zoo Games, Inc. (the “Subsidiaries”), dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.17	Guaranty, by and among the Subsidiaries, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.18
Note Purchase Agreement, by and among Zoo, Trinad, Back Bay, Sandor Capital Master Fund LP (“Sandor”) and John S. Lemak (“Lemak”), dated as of September 26, 2008  (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

10.19
Security Agreement, by and among Zoo, Trinad, Back Bay, Sandor and Lemak, dated as of September 26, 2008  (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

10.20
1st Amended and Restated Employment Agreement between Zoo Games and Mark Seremet, dated as of April 16, 2006. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.21*
Amendment Number One to the 1st Amended and Restated Employment Agreement between Zoo Games and Mark Seremet, dated as of July 15, 2008. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.22*
Employment Agreement, by and between Zoo Games and Mark Seremet, dated as of January 14, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009).

10.23*
Employment Agreement between Zoo Games and David J. Fremed, dated as of June 4, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.24*
Amendment Number One to the June 4, 2007 David Fremed Employment Agreement between Zoo Games and David J. Fremed, effective as of August 8, 2008. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.25*
Employment Agreement between Zoo Games and Evan Gsell, dated as of May 22, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.26*
Employment Agreement between Zoo Publishing, Inc. and Susan J. Kain-Jurgensen, dated as of December 18, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.27*
Amendment Number One to the Susan J. Kain-Jurgensen Employment Agreement between Zoo Publishing, Inc. and Susan J. Kain-Jurgensen effective as of July 16, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.18*	2008 Long-Term Incentive Plan of Zoo Games (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.19
Agreement between Barry Hatch and Ian Stewart, and Zoo Games, dated as of April 4, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.30
Amendment to Loan Note Instrument of Zoo Games, dated as of July 31, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.31
Loan facility of £325,000 (approximately U.S. $650,000) from I.C. Stewart 2001 Trust to Zoo Digital Publishing Limited, dated as of April 1, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.32
Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of November 21, 2006 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.33
Amendment to Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of January 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.34
Overdraft Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of July 11, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.35
Lease Agreement between Paul Andrew Williams and Clare Marie Williams t/a Towers Investments of Valley House and Zoo Digital Publishing, Limited, dated as of February 1, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.36**
First Renewal License Agreement for the Nintendo DS System between Nintendo Co., Ltd. And Zoo Digital Publishing Limited, dated as of May 25, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.37**
Confidential License Agreement for the Wii Console between Nintendo Co., Ltd. and Zoo Digital Publishing Limited, dated as of May 15, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.38	Guaranty of Mark Seremet, dated as of August 11, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.39
Playstation2 Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated as of August 22, 2002 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.40
Playstation Portable Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated as of August 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.41
Amended and Restated Promissory Note of Supervillain Studios, LLC and TSC Games, Inc., dated as of June 14, 2007, in the aggregate principal amount of $2,100,000 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.42
Sublease between Supervillain Studios, LLC and Supervillain Studios, Inc. (now known as TSC Games, Inc.), dated as of June 14, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.43
Confidential License Agreement for the Wii Console between Nintendo of America Inc. and Zoo Publishing, Inc., dated as of July 14, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.44
Confidential License Agreement for Nintendo DS between Nintendo of America Inc. and Zoo Publishing, dated as of October 1, 2005 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.45
Confidential License Agreement for the Nintendo DS System between Nintendo Co., Ltd. and Zoo Publishing, dated as of April 4, 2005 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.46**
PSP Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing, dated as of January 20, 2006 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.47**
PS2 Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing, dated as of November 20, 2002 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.48
Zoo Games, Inc. Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.49
Business Lease between Lakeside Business Park, LLC and DSI, dated as of September 20, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.50
Factoring and Security Agreement between Zoo Publishing, Inc. and Working Capital Solutions, Inc., dated as of August 5, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.51
Promissory Note of Zoo Publishing to the estate of Stuart Kaye in the principal amount of $647,830, dated, as of January 1, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.52
Guaranty of Zoo Publishing obligations to Transcap Trade Finance made by Susan J. Kain-Jurgensen, dated as of December 19, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.53
Promissory Note of Zoo Publishing for the benefit of Susan J. Kain-Jurgensen in the principal amount of $506,670.99, dated as of April 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.54
Form of Non-Competition Agreement entered into by Mark Seremet and Susan J. Kain-Jurgensen, dated as of September 12, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.55
Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., dated as of October 24, 2008 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2009).

10.56
Agreement for the Sale and Purchase of the entire Issued Share Capital of Zoo Digital Publishing Limited, by and among Zoo Games, Zoo Digital Publishing Limited, Barry Hatch and Ian Clifford Stewart, dated as of December 2, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

10.57
Amended and Restated Master Purchase Order Assignment Agreement, by and among Zoo Entertainment, Inc., Zoo Games, Zoo Publishing, Inc. and Wells Fargo Bank National Association, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.58
Amended and Restated Security Agreement and Financing Statement, by and among Zoo Entertainment, Inc., Zoo Games, Zoo Publishing, Inc. and Wells Fargo Bank National Association, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.59
Guaranty, by and among Wells Fargo Bank, National Association and Mark Seremet and David Rosenbaum as guarantors, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.60
Exchange Agreement, by and among Zoo Games, Supervillian Studios, LLC, TSC Games, Inc. and Stephen Ganem, Timothy Campbell and Chris Rausch, dated as of September 16, 2008 (incorporated by reference to that Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009).

10.61
Amendment Number One to the October 24, 2008 Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., effective as of April 1, 2009 (incorporated by reference to that Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009).

10.62
Amendment Number Two to the October 24, 2008 Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., dated as of May 1, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2009).

10.63
  Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of May 12, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009).

10.64
 Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of May 12, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009).

10.65
License Agreement, by and among Zoo Entertainment, Inc., Zoo Publishing, Inc. and New World IP, LLC, dated as of May 1, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2009).

10.66
Amendment No. 2 to Senior Secured Convertible Note, dated as of June 26, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.67
Letter Agreement, dated as of June 26, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.68**
Amendment Number 3 to the October 24, 2008 Sales Agreement, dated as of June 15, 2009, by and between Zoo Publishing, Inc. and Atari, Inc (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.69
Amendment No. 2 to License Agreement, dated as of May 20, 2009, by and among Zoo Publishing, Inc., Zoo Entertainment, Inc. and New World IP, LLC (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.70*
Employment Agreement, dated as of January 1, 2008, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.71*
Amendment No. 1 to Employment Agreement, dated as of July 1, 2008, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.72*
Amendment No. 2 to Employment Agreement, dated as of July 23, 2009, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.73
 Factoring and Security Agreement, dated as of September 9, 2009 and effective as of September 29, 2009,  by and between Zoo Publishing, Inc. and Working Capital Solutions, Inc. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.74
Continuing Unconditional Guaranty, dated as of September 9, 2009 and effective as of September 29, 2009, by and between Working Capital Solutions, Inc. and Zoo Entertainment, Inc. as guarantor (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.75
Continuing Unconditional Guaranty, dated as of September 9, 2009 and effective as of September 29, 2009, by and between Working Capital Solutions, Inc. and Zoo Games, Inc. as guarantor (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.76
Individual Guaranty, by and between Working Capital Solutions, Inc. and Mark Seremet as guarantor, dated as of September 9, 2009 and effective as of September 29, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.77
Individual Guaranty, by and between Working Capital Solutions, Inc. and David Rosenbaum as guarantor, dated as of September 9, 2009 and effective as of September 29, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.78
Amendment No. 3 to Senior Secured Convertible Note, dated as of August 31, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.79
Advance Agreement, by and among Zoo Entertainment, Inc., Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.80
Exclusive Distribution Agreement, by and between Zoo Publishing, Inc. and Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.81
Exclusive Distribution Agreement, by and between Zoo Publishing, Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.82
Amendment 1 to Fee Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.83
Amendment 1 to Fee Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.84
Continuing Personal Guaranty of Mark Seremet for the benefit of Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.85
Continuing Personal Guaranty of David Rosenbaum for the benefit of Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.86
Amendment No. 4 to Senior Secured Convertible Note, dated as of October 6, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.87
Amendment No. 2 to Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.88
Amendment No. 2 to Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.89
Amendment No. 6 to Senior Secured Convertible Promissory Note, by and among Zoo Entertainment, Inc. and the note holders set forth therein, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.90
Amendment No. 5 to Senior Secured Convertible Note, dated as of November 2, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.91
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.92
Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.93
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.94
Amendment No. 1 to Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

16.1	Letter from Rothstein, Kass & Company, P.C., dated as of April 21, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission April 22, 2008).

16.2	Letter from Raich Ende Malter & Co. LLP, dated as of November 4, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission November 5, 2008).

21.1	Subsidiaries of Zoo Entertainment, Inc. (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

23.1	Consent of Independent Registered Public Accounting Firm. †

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

* Management compensation agreements
**Confidential treatment as to certain portions requested
† Filed herewith
± To be filed by amendment

ITEM 17. UNDERTAKINGS.
(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 2nd day of February, 2010.

ZOO ENTERTAINMENT, INC.

By	/s/ Mark Seremet
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1/A has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	*	Chief Executive Officer	February 2, 2010
	Mark Seremet	(principal executive
officer) and Director

By:	*	Chief Financial Officer	February 2, 2010
	David Fremed	(principal financial
officer, principal accounting officer)

By:	*	Secretary, Director	February 2, 2010
Jay A. Wolf

By:	*	Director	February 2, 2010
Barry Regenstein

By:	*	Director	February 2, 2010
John Bendheim

By:	*	Director	February 2, 2010
Drew Larner

By:	*	Director	February 2, 2010
Moritz Seidel

By:	*	Director	February 2, 2010
David Smith

*	/s/ Mark Seremet
Mark Seremet
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit
No.	Description

2.1
Plan and Agreement of Merger, between Zoo Entertainment, Inc. f/k/a Driftwood Ventures, Inc., a Delaware corporation (“Zoo”), and Driftwood Ventures, Inc., a Nevada corporation, dated as of November 19, 2007 (incorporated by reference to that DEF 14C Information Statement filed with the Securities and Exchange Commission on November 30, 2007).

2.2
Agreement and Plan of Merger, by and among Zoo, DFTW Merger Sub, Inc., Zoo Games Interactive Software, Inc. (“Zoo Games”) and the stockholder representative, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.)

2.3
Amendment to Agreement and Plan of Merger, by and among Zoo, DFTW Merger Sub, Inc., Zoo Games and the stockholder representative, dated as of September 12, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

3.1	Certificate of Incorporation (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

3.2
Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware on December 3, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

3.3
Certificate of Amendment to Certificate of Incorporation, filed on August 26, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2009).

3.4
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.5
Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.6	Bylaws (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

4.1	Form of Note issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

4.2	Form of Note issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

4.3	Form of Warrant issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

4.4	Form of Warrant issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

4.5
Form of Warrant issued to Focus Capital Partners, LLC and Socius Capital Group, LLC (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009).

4.6	Warrant issued to Solutions 2 Go, Inc. (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

5.1	Opinion of counsel as to legality of securities being registered. ±

10.1
Loan Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), dated as of October 24, 2007, as amended on November 21, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007 and November 21, 2007, respectively).

10.2
Amendment No. 2 to Loan Agreement, by and between Zoo and Trinad, dated as of April 18, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2008).

10.3
Amendment No. 3 to the Loan Agreement, by and between Zoo and Trinad, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.4*
Management Agreement, between Zoo and Trinad Management, LLC, dated as of October 24, 2007 (incorporated by reference to that  DEF 14C Information Statement and filed with the Securities and Exchange Commission on November 30, 2007).

10.5*
Amendment No. 1 to the Management Agreement, by and between Zoo and Trinad Management, LLC, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.6*	2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 8, 2008).

10.7*	Amendment to 2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009).

10.8
Commercial Lease Agreement, by and between Trinad Management, LLC and Zoo, dated as of May 1, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2008).

10.9
Letter Agreement, dated as of June 1, 2008, by and between Zoo and DDK Consulting (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2008).

10.10
Note Purchase Agreement, by and among Zoo, Trinad, Back Bay LLC (“Back Bay”), Cipher 06 LLC (“Cipher”), Soundpost Capital, LP (“Soundpost LP”), Soundpost Capital Offshore Ltd. (“Soundpost Offshore”) and S.A.C. Venture Investments, LLC (“S.A.C.”), dated as of July 7, 2008 (incorporated by reference to those Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008, July 30, 2008, August 1, 2008 and August 15, 2008).

10.11
Amendment No. 1 to the Note Purchase Agreement, dated as of July 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008).

10.12
Amendment No. 2 to the Note Purchase Agreement, dated as of July 31, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2008).

10.11
Security Agreement, by and among Zoo, Trinad, Back Bay, Cipher, Soundpost LP, Soundpost Offshore and S.A.C., dated as of July 7, 2008. (incorporated by reference to those Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008, July 30, 2008, August 1, 2008 and August 15, 2008).

10.12
Securities Purchase Agreement, by and between Zoo Games and Zoo, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.13
Amendment No. 1 to the Securities Purchase Agreement, dated as of July 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008).

10.14	Senior Secured Note, issued by Zoo Games on July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.15
Pledge Agreement, by and between Zoo and Zoo Games, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.16
Security Agreement, by and among Zoo, Zoo Games, Zoo Games Online LLC, Zoo Digital Publishing Limited, Supervillain Studios, LLC and Zoo Games, Inc. (the “Subsidiaries”), dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.17	Guaranty, by and among the Subsidiaries, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.18
Note Purchase Agreement, by and among Zoo, Trinad, Back Bay, Sandor Capital Master Fund LP (“Sandor”) and John S. Lemak (“Lemak”), dated as of September 26, 2008  (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

10.19
Security Agreement, by and among Zoo, Trinad, Back Bay, Sandor and Lemak, dated as of September 26, 2008  (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

10.20
1st Amended and Restated Employment Agreement between Zoo Games and Mark Seremet, dated as of April 16, 2006. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.21*
Amendment Number One to the 1st Amended and Restated Employment Agreement between Zoo Games and Mark Seremet, dated as of July 15, 2008. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.22*
Employment Agreement, by and between Zoo Games and Mark Seremet, dated as of January 14, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009).

10.23*
Employment Agreement between Zoo Games and David J. Fremed, dated as of June 4, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.24*
Amendment Number One to the June 4, 2007 David Fremed Employment Agreement between Zoo Games and David J. Fremed, effective as of August 8, 2008. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.25*
Employment Agreement between Zoo Games and Evan Gsell, dated as of May 22, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.26*
Employment Agreement between Zoo Publishing, Inc. and Susan J. Kain-Jurgensen, dated as of December 18, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.27*
Amendment Number One to the Susan J. Kain-Jurgensen Employment Agreement between Zoo Publishing, Inc. and Susan J. Kain-Jurgensen effective as of July 16, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.18*	2008 Long-Term Incentive Plan of Zoo Games (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.19
Agreement between Barry Hatch and Ian Stewart, and Zoo Games, dated as of April 4, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.30
Amendment to Loan Note Instrument of Zoo Games, dated as of July 31, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.31
Loan facility of £325,000 (approximately U.S. $650,000) from I.C. Stewart 2001 Trust to Zoo Digital Publishing Limited, dated as of April 1, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.32
Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of November 21, 2006 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.33
Amendment to Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of January 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.34
Overdraft Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of July 11, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.35
Lease Agreement between Paul Andrew Williams and Clare Marie Williams t/a Towers Investments of Valley House and Zoo Digital Publishing, Limited, dated as of February 1, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.36**
First Renewal License Agreement for the Nintendo DS System between Nintendo Co., Ltd. And Zoo Digital Publishing Limited, dated as of May 25, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.37**
Confidential License Agreement for the Wii Console between Nintendo Co., Ltd. and Zoo Digital Publishing Limited, dated as of May 15, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.38	Guaranty of Mark Seremet, dated as of August 11, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.39
Playstation2 Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated as of August 22, 2002 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.40
Playstation Portable Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated as of August 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.41
Amended and Restated Promissory Note of Supervillain Studios, LLC and TSC Games, Inc., dated as of June 14, 2007, in the aggregate principal amount of $2,100,000 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.42
Sublease between Supervillain Studios, LLC and Supervillain Studios, Inc. (now known as TSC Games, Inc.), dated as of June 14, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.43
Confidential License Agreement for the Wii Console between Nintendo of America Inc. and Zoo Publishing, Inc., dated as of July 14, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.44
Confidential License Agreement for Nintendo DS between Nintendo of America Inc. and Zoo Publishing, dated as of October 1, 2005 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.45
Confidential License Agreement for the Nintendo DS System between Nintendo Co., Ltd. and Zoo Publishing, dated as of April 4, 2005 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.46**
PSP Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing, dated as of January 20, 2006 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.47**
PS2 Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing, dated as of November 20, 2002 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.48
Zoo Games, Inc. Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.49
Business Lease between Lakeside Business Park, LLC and DSI, dated as of September 20, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.50
Factoring and Security Agreement between Zoo Publishing, Inc. and Working Capital Solutions, Inc., dated as of August 5, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.51
Promissory Note of Zoo Publishing to the estate of Stuart Kaye in the principal amount of $647,830, dated, as of January 1, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.52
Guaranty of Zoo Publishing obligations to Transcap Trade Finance made by Susan J. Kain-Jurgensen, dated as of December 19, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.53
Promissory Note of Zoo Publishing for the benefit of Susan J. Kain-Jurgensen in the principal amount of $506,670.99, dated as of April 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.54
Form of Non-Competition Agreement entered into by Mark Seremet and Susan J. Kain-Jurgensen, dated as of September 12, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.55
Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., dated as of October 24, 2008 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2009).

10.56
Agreement for the Sale and Purchase of the entire Issued Share Capital of Zoo Digital Publishing Limited, by and among Zoo Games, Zoo Digital Publishing Limited, Barry Hatch and Ian Clifford Stewart, dated as of December 2, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

10.57
Amended and Restated Master Purchase Order Assignment Agreement, by and among Zoo Entertainment, Inc., Zoo Games, Zoo Publishing, Inc. and Wells Fargo Bank National Association, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.58
Amended and Restated Security Agreement and Financing Statement, by and among Zoo Entertainment, Inc., Zoo Games, Zoo Publishing, Inc. and Wells Fargo Bank National Association, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.59
Guaranty, by and among Wells Fargo Bank, National Association and Mark Seremet and David Rosenbaum as guarantors, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.60
Exchange Agreement, by and among Zoo Games, Supervillian Studios, LLC, TSC Games, Inc. and Stephen Ganem, Timothy Campbell and Chris Rausch, dated as of September 16, 2008 (incorporated by reference to that Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009).

10.61
Amendment Number One to the October 24, 2008 Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., effective as of April 1, 2009 (incorporated by reference to that Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009).

10.62
Amendment Number Two to the October 24, 2008 Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., dated as of May 1, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2009).

10.63
Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of May 12, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009).

10.64
Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of May 12, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009).

10.65
License Agreement, by and among Zoo Entertainment, Inc., Zoo Publishing, Inc. and New World IP, LLC, dated as of May 1, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2009).

10.66
Amendment No. 2 to Senior Secured Convertible Note, dated as of June 26, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.67
Letter Agreement, dated as of June 26, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.68**
Amendment Number 3 to the October 24, 2008 Sales Agreement, dated as of June 15, 2009, by and between Zoo Publishing, Inc. and Atari, Inc (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.69
Amendment No. 2 to License Agreement, dated as of May 20, 2009, by and among Zoo Publishing, Inc., Zoo Entertainment, Inc. and New World IP, LLC (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.70*
Employment Agreement, dated as of January 1, 2008, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.71*
Amendment No. 1 to Employment Agreement, dated as of July 1, 2008, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.72*
Amendment No. 2 to Employment Agreement, dated as of July 23, 2009, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.73
Factoring and Security Agreement, dated as of September 9, 2009 and effective as of September 29, 2009,  by and between Zoo Publishing, Inc. and Working Capital Solutions, Inc. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.74
Continuing Unconditional Guaranty, dated as of September 9, 2009 and effective as of September 29, 2009, by and between Working Capital Solutions, Inc. and Zoo Entertainment, Inc. as guarantor (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.75
Continuing Unconditional Guaranty, dated as of September 9, 2009 and effective as of September 29, 2009, by and between Working Capital Solutions, Inc. and Zoo Games, Inc. as guarantor (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.76
Individual Guaranty, by and between Working Capital Solutions, Inc. and Mark Seremet as guarantor, dated as of September 9, 2009 and effective as of September 29, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.77
Individual Guaranty, by and between Working Capital Solutions, Inc. and David Rosenbaum as guarantor, dated as of September 9, 2009 and effective as of September 29, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.78
Amendment No. 3 to Senior Secured Convertible Note, dated as of August 31, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.79
Advance Agreement, by and among Zoo Entertainment, Inc., Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.80
Exclusive Distribution Agreement, by and between Zoo Publishing, Inc. and Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.81
Exclusive Distribution Agreement, by and between Zoo Publishing, Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.82
Amendment 1 to Fee Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.83
Amendment 1 to Fee Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.84
Continuing Personal Guaranty of Mark Seremet for the benefit of Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.85
Continuing Personal Guaranty of David Rosenbaum for the benefit of Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.86
Amendment No. 4 to Senior Secured Convertible Note, dated as of October 6, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.87
Amendment No. 2 to Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.88
Amendment No. 2 to Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.89
Amendment No. 6 to Senior Secured Convertible Promissory Note, by and among Zoo Entertainment, Inc. and the note holders set forth therein, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.90
Amendment No. 5 to Senior Secured Convertible Note, dated as of November 2, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.91
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.92
Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.93
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.94
Amendment No. 1 to Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

16.1	Letter from Rothstein, Kass & Company, P.C., dated as of April 21, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission April 22, 2008).

16.2	Letter from Raich Ende Malter & Co. LLP, dated as of November 4, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission November 5, 2008).

21.1	Subsidiaries of Zoo Entertainment, Inc. (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

23.1	Consent of Independent Registered Public Accounting Firm. †

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

* Management compensation agreements
**Confidential treatment as to certain portions requested
† Filed herewith
±  To be filed by amendment